Execution Version

PURCHASE AND SALE AGREEMENT
between
NW NATURAL GAS STORAGE, LLC, as Seller,
and
SENSA HOLDINGS LLC, as Buyer

Dated as of June 20, 2018

i

(continued)

(continued)

(continued)

SCHEDULES

Schedule 1.1	Net Working Capital

Schedule 1.1(a)	EBITDA Methodology

Schedule 1.1(c)(i)	CapEx Budget

Schedule 1.1(c)(ii)	OpEx Budget

Schedule 3.4	Restrictions Affecting the LLC Interests

Schedule 3.5	Governmental Approvals and Third Party Approvals (Seller)

Schedule 3.6	Litigation Affecting Seller

Schedule 4.1	Subsidiaries

Schedule 4.2	Financial Statements

Schedule 4.2(b)	Company Accounting Controls

Schedule 4.2(c)	Indebtedness

Schedule 4.3	Absence of Certain Changes

Schedule 4.4(a)	Property Use Agreements

Schedule 4.4(b)	Liens Affecting Real Property

Schedule 4.4(c)	Property Use Agreement Exceptions

Schedule 4.4(d)	Existing Title Opinions

Schedule 4.5	Disclosed Contracts/Exceptions

Schedule 4.6	Litigation Affecting the Company

Schedule 4.7(a)	Compliance with Laws

Schedule 4.7(b)	Permits

Schedule 4.8	Tax Matters

Schedule 4.9	Employee Benefit Plans/Liabilities

Schedule 4.10	Environmental Matters

Schedule 4.10(c)	Environmental Assessments

Schedule 4.11	Insurance

Schedule 4.12	Affiliate Transactions

Schedule 4.14(b)	Gas in Inventory; Liability for Gas

Schedule 4.14(d)	Exceptions

Schedule 4.15	Wells

Schedule 4.18	Intellectual Property

Schedule 4.19	Bank Accounts

Schedule 4.20	Title to Personal Properties

Schedule 4.21	Condition and Sufficiency of Assets

Schedule 4.22(a)	Labor Relations

Schedule 4.22(b)	Site Employees

Schedule 5.4	Governmental Approvals and Third Party Approvals (Buyer)

Schedule 5.5	Litigation Affecting Buyer

Schedule 6.1	Operation of the Business

Schedule 6.7	Non-Solicitation of Employees

Schedule 6.9(b)	Support Obligations

Schedule 6.9(c)	Exceptions

Schedule 10.7	Purchase Price Allocation

EXHIBITS

EXHIBIT A	Escrow Agreement

EXHIBIT B	License Agreement

EXHIBIT C	Form of Assignment

EXHIBIT D	Transition Services Agreement

PURCHASE AND SALE AGREEMENT
This Purchase and Sale Agreement, dated as of June 20, 2018 (this “Agreement”), is made between NW Natural Gas Storage, LLC, an Oregon limited liability company (the “Seller”), and SENSA Holdings LLC, a Delaware limited liability company (the “Buyer”).
Recitals:
A.    Seller owns all of the outstanding limited liability company interests in Gill Ranch Storage, LLC, an Oregon limited liability company (the “Company”);
B.    The Company is engaged in the business of storage of natural gas and activities relating thereto in the State of California through its ownership of 75% of the Facility (the “Business”); and
C.    Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, on the terms and subject to the conditions of this Agreement, all of the limited liability company interests in the Company that are outstanding at the time of the Closing (the “LLC Interests”).
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Certain Definitions. As used in this Agreement, the following terms will have the respective meanings set forth below:
“Action” means any claim, audit, examination, demand, action, litigation, suit, arbitration, appeal, petition, plea, charge, complaint, mediation, hearing, inquiry, or similar proceeding, investigation, or other legal or administrative proceeding.
“Adjustment Amount” has the meaning specified in Section 2.2(b)(iv).
“Adjustment Statement” has the meaning specified in Section 2.2(b)(i).
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the first mentioned Person.
“Agreement” has the meaning specified in the Preamble.
“Allocable Tax” has the meaning specified in Section 10.2(b).
“Annual Financial Statements” has the meaning specified in Section 4.2(a).

“Approved Courts” has the meaning specified in Section 11.7.
“Books and Records” has the meaning specified in Section 6.5(a).
“Business” has the meaning specified in the Recitals.
“Business Day” means any day other than a Saturday, a Sunday or a day banks in the States of New York and California are authorized or required to be closed.
“Buyer” has the meaning specified in the Preamble.
“Buyer Direct Claim” has the meaning specified in Section 9.2(g).
“Buyer Indemnified Parties” has the meaning specified in Section 9.2(a).
“Calculation” has the meaning set forth in Section 2.1(c)(iii).
“Calculation Periods” means (a) that portion of the Initial Gas Storage Year commencing on the Closing Date, and (b) each of the following three (3) Gas Storage Years, respectively, thereafter.
“Calculation Statement” has the meaning set forth in Section 2.1(c)(iii).
“California Act” means Section 854 of the California Public Utilities Code.
“CapEx Allowance” means, with respect to any Calculation Period, $3,000,000; provided, however, that (i) for the Initial Gas Storage Year the CapEx Allowance shall equal such amount multiplied by a fraction, the numerator of which is the number of days from and including the Closing Date to and including the last day of the Initial Gas Storage Year and the denominator of which is 365, and (ii) if, in any Calculation Period, the Company incurs capital expenditures (A) to repair, maintain or replace any assets, properties or facilities as Buyer reasonably believes prudent for compliance in that Calculation Period with California Senate Bill 887 and the California Department of Conservation’s Division of Oil, Gas and Geothermal Resources’ implementing regulations, California Air Resources Board’s regulations or other applicable Law, in each case as promulgated or enacted after the date of this Agreement or (B) as Buyer reasonably believes prudent to respond to any catastrophe or other emergency situation in that Calculation Period and restore safe operations of the Business (but not resulting from the gross negligence or willful misconduct of Buyer, the Company, or their respective Affiliates, or any of their respective Representatives), including to prevent, mitigate or remedy the endangerment or the health or safety of any person(s) or of the environment, the CapEx Allowance for that Calculation Period shall be increased by an amount equal to such incurred capital expenditures (excluding any amounts for which the Company has been reimbursed under the Joint Project Agreement, the Operator Agreement, insurance, or otherwise by a third party).
“CapEx Budget” means the amount of capital expenditures planned as of the date hereof to be made by the Company, as set forth on Schedule 1.1(c)(i) for the periods set forth therein.

“CERCLA” has the meaning specified in Section 4.10(a).
“Closing” has the meaning specified in Section 2.3.
“Closing Date” has the meaning specified in Section 2.3.
“Closing Date Purchase Price” has the meaning specified in Section 2.1(a).
“Closing Net Working Capital” has the meaning specified in Section 2.2(b)(i).
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning specified in the Recitals.
“Condemnation Value” has the meaning specified in Section 6.12(a).
“Confidentiality Agreement” has the meaning specified in Section 6.2.
“Contract” means any legally binding oral or written agreement, commitment, lease, guaranty, license or contract.
“Control” and its derivative expressions means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“CPUC” means the California Public Utilities Commission.
“CPUC Order” has the meaning specified in Section 7.1(a)(ii).
“Current Assets” as of a specified date means the current assets of the Company as reflected on a balance sheet of the Company as of that date as determined under GAAP and, subject to the following exclusions, applied in a manner consistent with preparation of the Financial Statements, but excluding, however, (a) cash and cash equivalents and (b) intercompany accounts between the Company, on the one hand, and Seller or its Affiliates, on the other.
“Current Liabilities” as of a specified date means the current liabilities of the Company (excluding intercompany accounts between the Company, on the one hand, and Seller, on the other) reflected on a balance sheet of the Company as of that date as determined under GAAP, subject to the foregoing exclusions, applied in a manner consistent with preparation of the Financial Statements.
“Current Representation” has the meaning specified in Section 11.17(a).
“Cushion Gas” means, with respect to the Company’s share of the Facility, the volume of natural gas in the storage reservoirs of the Facility that is needed as inventory to maintain long-term operational integrity, including the ability to maintain on a long-term basis the Parameters, but excluding the volume of natural gas in the storage reservoirs immediately prior to any injection of gas into the reservoirs for purposes of converting the reservoirs to underground gas storage use.
“Damages” has the meaning specified in Section 9.2(a).
“Data Site” means the electronic data site as of the date of this Agreement (and as updated to reflect any Schedule Updates permitted by Section 6.8) provided by Seller via IntraLinks and made available to Buyer in connection with the transactions contemplated by this Agreement, provided that no materials posted by Seller to the electronic data site during the 24-hour period prior to the execution of this Agreement shall be deemed included in the Data Site as of the date of this Agreement unless Seller has given Buyer written notice of such posting prior to the execution of this Agreement.
“De Minimis Losses” has the meaning specified in Section 9.2(b)(ii).
“Deductible” has the meaning specified in Section 9.2(b)(ii).
“Deposit” has the meaning specified in Section 2.1(a).
“Designated Person” has the meaning specified in Section 11.17(a).
“Disclosed Contracts” has the meaning specified in Section 4.5(a).
“Disclosure Schedules” means the schedules attached hereto.
“Earnout Payment” has the meaning set forth in Section 2.1(c)(i).
“Earnout Period” means the period beginning on the Closing Date and concluding on the end of the third Gas Storage Year following the Initial Gas Storage Year.
“EBITDA” means, with respect to any Calculation Period, earnings before interest, taxes, depreciation, and amortization, as calculated in accordance with GAAP, in a manner consistent with the unaudited financial statements of the Company as of, and for the year ended, December 31, 2017, and the methodology set forth in Schedule 1.1(a); provided, however, that (i) to the extent that storage services using the Company’s current share of the Facility are made available on a non-competitive storage service basis during any Calculation Period, the revenues for such non-competitive storage services used in the calculation of EBITDA for that Calculation Period shall equal $2.00/dekatherm multiplied by the maximum storage capacity made available for such non-competitive storage services within that Calculation Period, and (ii) any revenues generated from the sale of Cushion Gas by the Company and any costs incurred in replacing such Cushion Gas (other than revenues and costs associated with gas stored under Park and Loan Contracts and used as Cushion Gas) shall not be included for purposes of calculating EBITDA.
“EBITDA Threshold” means, with respect to any Calculation Period, $5,000,000; provided, however, that for the Initial Gas Storage Year the EBITDA Threshold shall equal such amount multiplied by a fraction, the numerator of which is the number of days from and including the Closing Date to and including the last day of the Initial Gas Storage Year and the denominator of which is 365.
“Employee Benefit Plan” means any employment, compensation, vacation, bonus, qualified or nonqualified deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other stock-based incentive, severance, change-in-control, or termination pay, hospitalization or other medical, disability, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, retirement or fringe benefit plan, practice, program, agreement, arrangement, or employee benefit plan or remuneration within the meaning of Section 3(3) of ERISA and any related or separate contracts, plans, trusts, programs, policies and arrangements (whether or not within the meaning of Section 3(3) or ERISA) that (a) is contributed to or maintained or sponsored by the Company or to which the Company has or may have any liability with respect to any Company employee or any Site Employee or (b) provides benefits of economic value to any Company employee or any Site Employee.
“Environmental Laws” has the meaning specified in Section 4.10(a).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any Person that, together with the Company, is or was at any time treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.
“Escrow Agent” means U.S. Bank, N.A.
“Escrow Agreement” means the Escrow Agreement entered into between Buyer and Seller substantially in the form attached as Exhibit A.
“Escrow Amount” means ten (10) percent of the Closing Date Purchase Price.
“Estimated Net Working Capital” has the meaning specified in Section 2.2(a)(i).
“Event of Loss” has the meaning specified in Section 6.12.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Existing Title Opinions” means the title opinions related to the Real Property Interests, as listed and described on Schedule 4.4(d), including all supplements to such opinions.
“Facility” shall mean the facility known as the Gill Ranch Gas Storage Project, located off California Highway 180 between Fresno, California and Mendota, California and including a storage field, a lateral pipeline connecting the Facility to the PG&E natural gas transmission system, compression and other associated facilities.
“Final Adjustment Statement” has the meaning specified in Section 2.2(b)(iii).
“Final Net Working Capital” has the meaning specified in Section 2.2(b)(iii).

“Final Closing Date Purchase Price” has the meaning specified in Section 2.1(a).
“Financial Statements” has the meaning specified in Section 4.2(a).
“Firm Storage Contract” means an agreement pursuant to which the Company provides firm gas storage services pursuant to its tariff on file with the CPUC.
“GAAP” means United States generally accepted accounting principles as of the date hereof applied on a consistent basis during the periods involved.
“Gas Storage Year” means the period commencing on April 1st of one year and ending on March 31 of the immediately following year.
“Governmental Approval” means any consent, approval, authorization or order of any Governmental Entity.
“Governmental Entity” means any federal, state, local, domestic or foreign government or any court of competent jurisdiction, regulatory or administrative agency or commission or other governmental entity or instrumentality, whether federal, state, local, domestic or foreign.
“GRS Policies” has the meaning specified in Section 4.11.
“HSR” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Hazardous Substances” has the meaning specified in Section 4.10(b).
“Indebtedness” means, with respect to any Person, all (i) indebtedness for money borrowed from any Person, purchase money obligations, capitalized lease obligations, and reimbursement obligations for letters of credit or similar instruments that have been drawn, in each case of such Person (provided that the foregoing shall not include trade accounts payable and other accrued current liabilities, in each case, arising in the ordinary course), (ii) indebtedness of the type described in clause (i) above guaranteed, directly or indirectly, in any manner by such Person or for which such Person may be liable, (iii) interest expense accrued but unpaid on or relating to any of such indebtedness, (iv) prepayment penalties, premiums, late charges, penalties and collection fees relating to any of such indebtedness, (v) obligations for the deferred purchase price of property or services, conditional sale obligations and obligations under any title retention agreement (including “earn-outs” and similar arrangements but excluding trade payables incurred in the ordinary course of business), and (vi) obligations with respect to interest-rate hedging, swaps or similar financial arrangements (valued at the termination value thereof and net of all payments owed to such entity or its Affiliates thereunder). For the avoidance of doubt, obligations under Park and Loan Contracts shall not constitute Indebtedness.
“Initial Gas Storage Year” means the Gas Storage Year commencing the April 1 immediately preceding the Closing Date.
“Initial Purchase Price” has the meaning specified in Section 2.1(a).

“Interest Rate” means the Prime Rate.
“Interim Financial Statements” has the meaning specified in Section 4.2(a).
“Interruptible Contract” means an agreement pursuant to which the Company provides interruptible gas storage services pursuant to its tariff on file with the CPUC.
“Joint Project Agreement” means the Joint Project Agreement dated January 31, 2008 (as amended) between the Company and PG&E.
“Knowledge” means the actual and current knowledge of (a) as to Seller, Dave Weber, Lea Anne Doolittle, MardiLyn Saathoff, Justin Palfreyman, Brody Wilson, Frank Burkhartsmeyer and (b) as to Buyer, John F. Thrash, Steve Clifton, Mark Stauss and Gary Pfrehm, in each case without any personal or individual liability therefor in any circumstance.
“Law” means any statute, law, ordinance, rule, regulation, order, or other pronouncement having the effect of law of any Governmental Entity.
“License Agreement” means a royalty-free license in the form attached as Exhibit B concerning Northwest Natural Gas Company’s U.S. Patent No. 9,803,803, issued October 31, 2017, entitled “System for Compressed Gas Energy Storage.”
“Lien” means any liens, charges, pledges, options (other than under the Joint Project Agreement), rights of first refusal (subject to Section 7.1(b), other than the ROFR), revisionary rights, mortgages, deeds of trust, security interests, restrictions regarding the LLC Interests (whether on voting, sale, transfer, disposition or otherwise), leases, easements, encroachments, hypothecations and other encumbrances or limitations of every type and description (including limitations on fee simple title to any interest in real property) whether imposed by law, agreement, understanding or otherwise.
“LLC Interests” has the meaning specified in the Recitals.
“Major Loss” has the meaning specified in Section 6.12(b).
“Material Adverse Effect” means, with respect to a Person, any circumstance, change, event or effect that, individually or in the aggregate, is materially adverse to the business, operations, assets, liabilities, results of operations or financial condition of such Person, taken as a whole, or that prevents or materially impairs the ability of such Person to consummate the transactions contemplated by this Agreement, but shall exclude any circumstance, change, event or effect to the extent resulting or arising from (a) any change in United States or global economic or financial conditions or capital, banking, credit or financial markets generally, (b) any change in conditions in the United States or California natural gas storage business generally, including any changes in market prices for commodities, goods or services within such business, (c) any change in Law or GAAP or in the authoritative interpretations thereof or in regulatory guidance related thereto, (d) any effect caused by or resulting from the announcement or pendency of the transactions contemplated by this Agreement or the performance of obligations required or permitted by this Agreement or consented to in writing by Buyer, in each case after taking into account all effective insurance coverages, third-party indemnifications and Tax benefits with respect to such effect, (e) any national or international event or occurrence, including changes in regulatory, social or political conditions, acts of war, sabotage or terrorism and (f) earthquakes, hurricanes, tornadoes or other natural disasters; provided, however that any change, event, circumstance, development or occurrence described in clauses (a) and (e) of this definition will be taken into account in determining whether a Material Adverse Effect has occurred to the extent it has a disproportionate effect on such Person compared to other participants in the industries in which such Person operates its business.
“Material Request” has the meaning set forth in Section 6.3(b).
“Net Working Capital” as of a specified date means Current Assets less Current Liabilities, as reflected on a balance sheet of the Company prepared as of such date (expressed as a negative value if Current Liabilities exceed Current Assets), and as determined in accordance with the accounting policies, practices, procedures, methods, categorizations and techniques as were used in the preparation of Schedule 1.1 (a sample calculation of Net Working Capital as of December 31, 2017).
“Neutral Auditor” means PricewaterhouseCoopers LLP or, if that firm declines to act as provided in Section 2.1(c)(iii), Section 2.2(b)(iii) or Section 10.2(c), another independent firm of public accountants, mutually acceptable to Buyer and Seller.
“OBA” means the Operating and Balancing Agreement with PG&E dated February 2, 2009.
“Objection Notice” has the meaning set forth in Section 2.1(c)(iii).
“Operator Agreement” means the Operator Agreement by and among the Company and PG&E, as owners, and the Company, as operator, dated January 31, 2008 (as amended).
“OpEx Budget” means the amount of expenditures planned as of the date hereof to be made by the Company, as set forth on Schedule 1.1(c)(ii) for the periods set forth therein.
“Order” means any judgment, decision, decree, order, settlement, injunction, writ, stipulation, determination or award issued or entered into by a Governmental Entity, in each case to the extent binding and finally determined.
“Organizational Documents” means any charter, certificate of incorporation, articles of association, partnership agreement, limited liability company agreement, bylaws, operating agreement or similar formation or governing documents and instruments.
“Owned Cushion Gas” has the meaning set forth in Section 4.14(b).
“PG&E” means Pacific Gas and Electric Company, a California corporation.
“Parameters” means, with respect to the Facility, the Facility has a working gas capacity of 20 billion cubic feet, is capable of a maximum withdrawal rate of 650 thousand cubic feet per day, and is capable of a maximum injection rate of 320 thousand cubic feet per day, in each case under normal operating conditions, including (i) adequate capacity and pressures on the pipeline system to which the Facility is interconnected, (ii) no planned or unplanned outages or curtailments on the pipeline system to which the Facility is interconnected, and (iii) no planned or unplanned outages at the Facility.
“Park and Loan Contract” means an agreement pursuant to which the Company provides interruptible park or loan gas storage services pursuant to its tariff on file with the CPUC.
“Permit” means any license, franchise, registration, permit or authorization of or from any Governmental Entity other than any lease, easement or right-of-way.
“Permitted Liens” has the meaning specified in Section 4.4(b).
“Person” means an individual, corporation, partnership, limited liability company, association, trust, incorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).
“Post-Closing Representation” has the meaning specified in Section 11.17(a).
“Pre-Closing Period” has the meaning specified in Section 10.1(a).
“Prime Rate” means the annual rate of interest published from time to time as the “Prime Rate” in the “Money Rates” Section of The Wall Street Journal.
“Proposal” has the meaning specified in Section 6.13.
“Property Use Agreements” has the meaning specified in Section 4.4(a).
“Qualified Benefit Plan” has the meaning specified in Section 4.9(b).
“Real Property Interests” has the meaning specified in Section 4.4(a).
“Re-Calculation” has the meaning set forth in Section 2.1(c)(iii).
“Representatives” means, with respect to a Person, such Person’s officers, directors, employees, managers, members, partners, shareholders, owners, counsel, accountants, financial advisors, sources of financing (including counsel for such sources) and consultants.
“Resolution Period” has the meaning specified in Section 2.2(b)(iii).
“Restoration Costs” has the meaning specified in Section 6.12(a).
“Restricted Information” has the meaning specified in Section 6.2(b).
“Review Period” has the meaning set forth in Section 2.1(c)(iii).
“ROFR” means the rights of PG&E set forth in Section 10.4 of the Joint Project Agreement.

“Schedule Update” has the meaning specified in Section 6.8(a).
“Securities Act” has the meaning specified in Section 5.7.
“Seller” has the meaning specified in the Preamble.
“Seller Direct Claim” has the meaning specified in Section 9.3(g).
“Seller Indemnified Parties” has the meaning specified in Section 9.3(a).
“Seller Policies” means all of the policies of insurance carried by Seller or its Affiliates (excluding the Company) that insure the Company or the operation of its Business on or before the Closing Date.
“Site Employees” mean the employees listed on Schedule 4.22(b).
“Straddle Period” has the meaning specified in Section 10.1(a).
“Subsidiary” or “Subsidiaries” of any Person means any corporation, limited liability company, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity or membership interests the holder of which is generally entitled to vote for the election of the board of directors, managers or other governing body of such entity or, directly or indirectly through one or more Subsidiaries, serves as the general partner or manager of such entity.
“Support Obligation” means the contracts or agreements set forth on Schedule 6.9(b) under which Seller or Buyer, as applicable, or any of their respective Affiliates (other than the Company) has agreed to act as guarantor or surety with respect to any obligation of the Company, whether by guaranty, suretyship contract, letter of credit, indemnity agreement, performance bond or otherwise.
“Survival Period” has the meaning specified in Section 9.1(a).
“Taking” has the meaning specified in Section 6.12.
“Tax Claim” has the meaning specified in Section 10.3(a).
“Tax” or “Taxes” means (a) any and all federal, state, local and foreign taxes, charges, fees, imposts, levies or other assessments, including income, franchise, gross receipts, sales, use, property, real estate, and any other similar taxes, and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever and (b) any interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (a).
“Taxing Authority” means any Governmental Entity responsible for the imposition, collection or administration of any Tax.

“Tax Return” means any return, declaration, report, disclosure, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Third-Party Approvals” means any approval, consent or authorization of or notification to any Person that is not a Governmental Entity or an Affiliate of the Person seeking such Third-Party Approval.
“Transfer Taxes” has the meaning specified in Section 10.6.
“Transition Services Agreement” means the Transition Services Agreement in the form attached as Exhibit D.
Section 1.2    Interpretation. When reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. For purposes of this Agreement, (a) words in the singular will be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other gender as the context requires, (b) the terms “hereof”, “herein”, “herewith” and “hereunder” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”, (d) captions to articles, sections and subsections of, and schedules and exhibits to, this Agreement are included for convenience and reference only and shall not constitute a part of this Agreement or affect the meaning or construction of any provision hereof, and (e) volumetric measurements provided pursuant to Section 2.5(e) and Section 4.14(b) shall convert to dekatherms by multiplying the volume (in million cubic feet) by 1,030. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.
ARTICLE II
PURCHASE PRICE; CLOSING
Section 2.1    Purchase Price.
(a)    Purchase Price. The initial purchase price for the LLC Interests is $25,000,000 (the “Initial Purchase Price”). The Initial Purchase Price will be adjusted pursuant to Section 2.2(a) (as adjusted, the “Closing Date Purchase Price”), and further adjusted pursuant to Section 2.2(b) (as finally adjusted, the “Final Closing Date Purchase Price”). Upon execution of this Agreement, Buyer has paid to Seller the amount of $1,000,000 as a deposit against the Initial Purchase Price (the “Deposit”). Buyer shall have no right to return of the Deposit except upon termination of this Agreement as provided in Section 8.3.
(b)    Payment of Closing Date Purchase Price. At the Closing, Buyer shall pay (i) to Seller an amount equal to the Closing Date Purchase Price less the Escrow Amount less the Deposit (without interest) and (ii) the Escrow Amount to the Escrow Agent, such payments to be made by wire transfer of immediately available funds, in United States Dollars, to the bank accounts designated by Seller and, with respect to the Escrow Amount, by the Escrow Agent in writing at least one (1) Business Day before Closing.
(c)    Additional Payments.
(i)    As additional consideration for all of the LLC Interests, at such times as provided in Section 2.1(c)(v), Buyer (or, at the direction of Buyer, the Company) shall pay to Seller, with respect to each Calculation Period within the Earnout Period for which EBITDA exceeds the applicable EBITDA Threshold, an amount (each, an “Earnout Payment”), if any, equal to the product of (1) an amount equal to (A) EBITDA for such Calculation Period, minus (B) the CapEx Allowance for such Calculation Period; multiplied by (2) fifty percent (50%); provided, however, that in no event shall Buyer be obligated to pay Earnout Payments to Seller in excess of $26,500,000 in the aggregate for all Calculation Periods during the Earnout Period. If EBITDA for a particular Calculation Period does not exceed the applicable EBITDA Threshold, no Earnout Payment shall be due for such Calculation Period.
(ii)    Buyer shall maintain (and cause the Company to maintain) adequate books and records for the purpose of calculating the Earnout Payments. Buyer shall provide Seller and its accountant and other advisors, at no expense to Seller, reasonable access during normal business hours to the working papers, accounting and other books and records of the Business to the extent in Buyer’s and/or the Company’s possession and reasonably required to facilitate Seller’s review of the calculation of the Earnout Payment. If Buyer sells or otherwise transfers all or substantially all of the Business during the Earnout Period, whether through the sale of assets or the sale of the LLC membership interests comprising the Business, Buyer shall cause the purchaser to assume in writing Buyer’s obligations under this Agreement; any attempted transfer in violation of this Section 2.1(c)(ii) shall be null and void. During the Earnout Period, Buyer shall not, directly or indirectly, take any actions in bad faith that would have the purpose of avoiding or reducing any of the Earnout Payments, and shall not dispose of any material portion of the Business outside the ordinary course of business, except as contemplated in the preceding sentence.
(iii)    On or before the date which is thirty (30) days after the last day of each Calculation Period, Buyer shall prepare and deliver to Seller a written statement (in each case, a “Calculation Statement”) setting forth in reasonable detail its determination of EBITDA and any adjustment to the CapEx Allowance for the applicable Calculation Period and its calculation of the resulting Earnout Payment (in each case, a “Calculation”). In addition, on or before the date which is thirty (30) days after the last day of each Calculation Period and the last day of each of the three (3) Gas Storage Years following after the end of the final Calculation Period, Buyer shall deliver to Seller a written attestation regarding whether the Company has been reimbursed under the Joint Project Agreement, the Operator Agreement, insurance, or otherwise by a third party for capital expenditures that increased the CapEx Allowance for any prior Calculation Period and if the Company has been so reimbursed, Buyer shall prepare and concurrently deliver a Calculation Statement to Seller setting forth in reasonable detail its recalculation of the Earnout Payment for that prior

Calculation Period after decreasing that CapEx Allowance for that prior Calculation Period by the amount reimbursed (in each case, a “Re-Calculation”). Seller shall have thirty (30) days after receipt of the Calculation Statement for a Calculation Period (in each case, the “Review Period”) to review the Calculation Statement and the Calculation or Re-Calculation, as the case may be, set forth therein. Prior to the expiration of the Review Period, Seller may object to the Calculation or Re-Calculation set forth in the Calculation Statement for the applicable Calculation Period by delivering a written notice of objection (an “Objection Notice”) to Buyer. Any Objection Notice shall specify the items in the applicable Calculation or Re-Calculation disputed by Seller and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute.
If Seller fails to deliver an Objection Notice to Buyer prior to the expiration of the Review Period, the Calculation or Re-Calculation, as the case may be, set forth in the Calculation Statement shall be final, conclusive and binding on the parties. If Seller timely delivers an Objection Notice to Buyer, the parties shall negotiate in good faith to resolve the disputed items and agree upon the Calculation or Re-Calculation and the Earnout Payment. If Buyer and Seller are unable to reach agreement within thirty (30) days after an Objection Notice has been given, all unresolved disputed items shall be promptly referred to the Neutral Auditor. Buyer and Seller will direct the Neutral Auditor to render a written report on the unresolved disputed items with respect to the Earnout Payment as promptly as practicable and to resolve only those unresolved disputed items set forth in the Objection Notice. Buyer and Seller shall each furnish to the Neutral Auditor such work papers, schedules and other documents and information relating to the unresolved disputed items as the Neutral Auditor may reasonably request, along with a written presentation of its position. The Neutral Auditor shall resolve the unresolved disputed items based solely on the applicable definitions and other terms in this Agreement, the work papers, schedules and other documents and information furnished to the Neutral Auditor, and the written presentations by Buyer and Seller, and not by independent review. The resolution of the dispute and the Calculation or Re-Calculation that is the subject of the applicable Objection Notice by the Neutral Auditor shall be final, conclusive and binding on the parties. The fees and expenses of the Neutral Auditor shall be borne by Seller and Buyer in proportion to the amounts by which their respective Calculations or Re-Calculations differ from the Calculation or Re-Calculation, respectively, as finally determined by the Neutral Auditor.
(iv)    Buyer’s obligation to pay each of the Earnout Payments to Seller in accordance with this Agreement is an independent obligation of Buyer and is not otherwise conditioned or contingent upon the satisfaction of any conditions precedent to any preceding or subsequent Earnout Payment. For the avoidance of doubt and by way of example, if any conditions precedent to the payment of the Earnout Payment for the first Calculation Period are not satisfied, but the conditions precedent to the payment of the Earnout Payment for the second Calculation Period are satisfied, then Buyer would be obligated to pay such Earnout Payment for the second Calculation Period for which the corresponding conditions precedent have been satisfied, and not the Earnout Payment for the first Calculation Period.

(v)    Any Earnout Payment that Buyer is required to pay pursuant to this Agreement shall be paid in full no later than ten (10) Business Days following the date upon which the determination of the Calculation or Re-Calculation, as the case may be, for the applicable Calculation Period becomes final, conclusive and binding upon the parties as provided in Section 2.1(c)(iii) (including any final resolution of any dispute raised by Seller in an Objection Notice). Buyer shall pay to Seller the applicable Earnout Payment by wire transfer of immediately available funds, in United States Dollars, to the bank account designated by Seller.
(vi)    The parties understand and agree that (1) the contingent rights to receive any Earnout Payment will not be represented by any form of certificate or other instrument, are not transferable, except by operation of law, and do not constitute an equity or ownership interest in Buyer or the Company, (2) Seller has no rights as a securityholder of Buyer or the Company as a result of Seller’s contingent right to receive any payment hereunder, and (3) no interest is payable with respect to any Earnout Payment.
Section 2.2    Purchase Price Adjustments.
(a)    Closing Purchase Price Adjustments and Procedures.
(i)    Not less than five (5) Business Days before the Closing Date, Seller shall deliver to Buyer a statement setting forth written calculation of Seller’s good faith estimate, as of the Closing Date, of Net Working Capital (the “Estimated Net Working Capital”).
(ii)    The Closing Date Purchase Price equals the Initial Purchase Price increased or decreased, as appropriate, by the amount of the Estimated Net Working Capital.
(b)    Final Closing Date Purchase Price Adjustment and Procedures. The purchase price adjustments related to Net Working Capital will be calculated as of the Closing Date without giving effect to any of the transactions under this Agreement.
(i)    Within sixty (60) days after the Closing Date, Seller shall prepare and deliver to Buyer a statement (the “Adjustment Statement”) that sets forth Seller’s calculation, as of the Closing Date, of Net Working Capital (“Closing Net Working Capital”). Seller shall provide Buyer and its independent accountant and financial advisor, at no expense to Seller, with all reasonable access during normal business hours to the working papers, accounting and other books and records of the Business and employees to the extent in Seller’s possession and reasonably required to facilitate Buyer’s review of the Adjustment Statement.
(ii)    After receipt of the Adjustment Statement, Buyer will have sixty (60) days to review the factual basis, mathematical calculations and accounting methods used therein. On or before the 60th day after receipt of the Adjustment Statement, Buyer shall deliver written notice to Seller specifying in detail any disputed items and the basis therefor. If Buyer fails to notify Seller of any disputes on or before the 60th day after receipt of the Adjustment Statement, all calculation and valuation of Closing Net Working Capital set forth on the Adjustment Statement will be deemed accepted by Buyer and will be final, binding, conclusive and non-appealable for all purposes of this Agreement.
(iii)    If Buyer notifies Seller of any disputed items on the Adjustment Statement in accordance with the above provisions, Seller and Buyer shall, over the thirty (30) days following the date of such notice (the “Resolution Period”), attempt to resolve their differences and any written resolution by them as to any disputed item will be final, binding, conclusive and nonappealable for all purposes of this Agreement. If at the conclusion of the Resolution Period, Seller and Buyer have not reached an agreement on any disputed item, such item shall be submitted by Seller and Buyer to the Neutral Auditor. Any fees and expenses of the Neutral Auditor incurred in resolving the disputed matter(s) shall be borne by Seller, on the one hand, and Buyer, on the other hand, in the same proportion that the dollar amount of disputed matters lost by Seller, on the one hand, or Buyer, on the other hand, bears to the total dollar amount in dispute resolved by the Neutral Auditor. Except as provided in the preceding sentence, all other costs and expenses incurred by the parties in connection with resolving any dispute hereunder before the Neutral Auditor shall be borne by the party incurring such cost and expense. The Neutral Auditor shall act as an arbitrator to determine only those items still in dispute at the end of the Resolution Period. The Neutral Auditor’s determination must be within the range of amounts claimed by the respective parties with respect to those items in dispute. Seller and Buyer shall instruct the Neutral Auditor to render its reasoned written decision as soon as practicable but in no event later than forty-five (45) days after its engagement (which engagement must be made no later than ten (10) Business Days after the end of the Resolution Period). Such decision shall be set forth in a written statement delivered to Seller and Buyer and shall be final, binding, conclusive and non-appealable for all purposes hereunder. The term “Final Adjustment Statement” means the definitive Adjustment Statement agreed to (or deemed agreed to) by Seller and Buyer in accordance with Section 2.2(b)(ii) or this Section 2.2(b)(iii), or the definitive Adjustment Statement resulting from the determination made by the Neutral Auditor in accordance with this Section 2.2(b)(iii), in each case setting forth the final determination of Closing Net Working Capital (“Final Net Working Capital”).
(iv)    If Final Net Working Capital is greater than Estimated Net Working Capital, Buyer shall pay to Seller an amount equal to the excess, and if the Final Net Working Capital is less than the Estimated Net Working Capital, Seller shall pay to Buyer an amount equal to the deficiency. Any payments required pursuant to this Section 2.2(b)(iv) (the “Adjustment Amount”) shall be made by wire transfer of immediately available funds to the account designated by Seller or Buyer, as the case may be, in United States Dollars, within five (5) Business Days after (a) the Adjustment Statement has been accepted or deemed accepted by Buyer pursuant to Section 2.2(b)(ii), (b) any proposed change made by Buyer has been agreed upon in writing by the parties as described in Section 2.2(b)(iii) or (c) a final determination has been made by the Neutral Auditor as described in Section 2.2(b)(iii), as applicable. Payments due shall be paid to the applicable party together with interest at the Prime Rate from and including the Closing Date to but excluding the date of payment.

Section 2.3    Closing. Unless this Agreement has been terminated and the transactions contemplated hereby have been abandoned pursuant to Article VIII, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place through the electronic exchange of signature pages on the Business Day after all of the conditions to the Closing set forth in Article VII (other than those that by their terms are to be satisfied at the Closing) are satisfied or waived, or such other date, time and place agreed upon by Seller and Buyer, and the Closing will be effective at 12:01 a.m. Pacific time on such date (the “Closing Date”).
Section 2.4    Buyer Deliveries. At the Closing, Buyer shall deliver to Seller:
(a)    Buyer’s duly executed counterpart of an assignment of the LLC Interests in the form set forth on attached Exhibit C;
(b)    A certificate from an authorized officer of Buyer, dated as of the Closing Date, to the effect that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied;
(c)    The Closing Date Purchase Price;
(d)    A copy of completed Form BOE‑100-B (Statement of Change in Control and Ownership of Legal Entities) that Buyer will timely submit to the State of California Board of Equalization;
(e)    Releases acceptable in form and substance to Seller in favor of Seller or its Affiliates with respect to the guaranties required to be substituted by Buyer as of Closing pursuant to Section 6.9(b);
(f)    Buyer’s duly executed counterpart of the License Agreement;
(g)    Buyer’s duly executed counterpart of the Escrow Agreement; and
(h)    Buyer’s duly executed counterpart of the Transition Services Agreement.
Section 2.5    Deliveries of Seller. At the Closing, Seller shall deliver to Buyer:
(a)    Seller’s duly executed counterpart of an assignment of the LLC Interests in the form set forth on attached Exhibit C;
(b)    A certificate from an authorized officer of Seller, dated as of the Closing Date, to the effect that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied;
(c)    Resignations or terminations of all of the officers, directors and managers of the Company from their officer, director or manager capacities, as applicable, effective as of the Closing Date;
(d)    A duly completed and executed certification of non-foreign and non-disregarded entity status pursuant to Section 1.1445‑2(b)(2) of the Treasury regulations;

(e)    An updated Schedule 4.14(b) (broken down by agreement and quantity into categories (ii) through (iv), as provided in Section 4.14(b)) of the inventory of natural gas in the Company’s share of the Facility as of 7:00 a.m. Pacific time on the day immediately preceding the Closing Date;
(f)    Seller’s Affiliate’s duly executed counterpart of the License Agreement;
(g)    Seller’s duly executed counterpart of the Escrow Agreement; and
(h)    Sellers’s duly executed counterpart of the Transition Services Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES RELATING TO SELLER
Seller represents and warrants to Buyer that as of the date of this Agreement:
Section 3.1    Due Organization and Power of Seller. Seller is duly organized or formed and validly existing under the laws of Oregon and has the requisite limited liability company power and authority, as applicable, to conduct its business as it is now being conducted, and to own, lease and operate its assets and properties. Seller is duly authorized, qualified or licensed to do business as a foreign limited liability company and is in good standing in every jurisdiction where such authorization, qualification, or license is required by Law, except in any jurisdiction where the failure to be so authorized, qualified or licensed would not reasonably be expected to prevent or materially delay the Closing.
Section 3.2    Authorization and Validity of Agreement. This Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite limited liability company action by Seller, and Seller has full limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder and no other action on the part of Seller is necessary to authorize the execution, delivery and performance of this Agreement or the consummation by Seller of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and constitutes a valid and legally binding obligation of Seller enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors’ rights generally, and subject to general principles of equity.
Section 3.3    Non-Contravention. The execution and delivery by Seller of this Agreement does not, and the consummation by Seller of the transactions contemplated hereby and the compliance by Seller with any of the provisions hereof will not,
(a)    violate or conflict with any provision of the Organizational Documents of Seller, including articles of organization, or limited liability company agreement of Seller or the Company; or
(b)    assuming that all Governmental Approvals and Third-Party Approvals set forth in Schedule 3.5, or in the documents identified therein, have been obtained,

(i)    violate any Law or Order to which Seller or the Company is subject or
(ii)    constitute (with or without due notice or lapse of time or both) a breach or violation of or default (or give rise to any right of termination, cancellation, acceleration or “change of control”, or any buy-out right, or any right of first offer or refusal) under any Contract or Permit to which Seller or the Company is a party or by which Seller’s or the Company’s assets are bound, except with respect to this clause (ii) for any such breach, violation, or default (A) which would not reasonably be expected to have a Material Adverse Effect on Seller or the Company or a material adverse effect on Seller’s ability to perform its obligations hereunder or (B) that has been waived, cured or consented to on or before the Closing Date; or
(iii)    result in the creation or imposition of any Lien or other restriction (whether on voting, sale, transfer, disposition or otherwise), encumbrance or limitation of every type and description, on any of the LLC Interests.
Section 3.4    LLC Interests. Seller holds of record and is the beneficial owner of 100% of the LLC Interests, free and clear of all Liens and other restrictions (whether on voting, sale, transfer, disposition or otherwise), encumbrances or limitations of every type and description, other than those arising pursuant to the Company’s limited liability company agreement or transfer restrictions under the Joint Project Agreement, applicable securities laws or as identified on Schedule 3.4. The LLC Interests constitute all of the issued and outstanding membership interests in the Company. Except under the Joint Project Agreement and as set forth on Schedule 3.4, there are no outstanding options, warrants or other rights of any kind relating to the sale, issuance, repurchase or voting of any of the LLC Interests, nor are there any securities convertible into or evidencing the right to purchase such LLC Interests, except as contemplated by this Agreement. At the Closing, Seller shall transfer to Buyer the LLC Interests, free and clear of any Liens and other restrictions (whether on voting, sale, transfer, disposition or otherwise), encumbrances or limitations of every type and description, other than those created by Buyer and its Affiliates, those arising pursuant to this Agreement or the limited liability company agreement of the Company or transfer restrictions under applicable securities laws or as identified on Schedule 3.4.
Section 3.5    Actions, Orders and Approvals. Except as set forth in Schedule 3.5, no Action or Order is pending or, to the Knowledge of Seller, threatened against Seller by or before any Governmental Entity which would have, or would reasonably be expected to have, a Material Adverse Effect on Seller or the Company or would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated herein. Except as set forth in Schedule 3.5, no Governmental Approval or Third-Party Approval is required on the part of Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for such Governmental Approvals or Third-Party Approvals the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect on Seller or the Company or which have been (or before Closing will be) obtained.
Section 3.6    Litigation. Except as set forth in Schedule 3.6, there are no (a) Orders against Seller or any of its Affiliates (other than the Company) or (b) Actions instituted by any Person other than Buyer or its Affiliates pending or, to the Knowledge of Seller, threatened against or affecting Seller or any of its Affiliates (other than the Company), in either of the foregoing clauses (a) or (b), (i) that would reasonably be expected to restrain, delay or prohibit any of the transactions contemplated by this Agreement or (ii) that would prevent Seller from performing in all material respects its obligations under this Agreement.
Section 3.7    Finders; Brokers. Except for Bank of America Merrill Lynch, neither Seller nor its Affiliates has any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated hereby for which Buyer could become liable or obligated. All fees of Bank of America Merrill Lynch shall be paid by Seller, and no portion thereof shall be charged to or paid by the Company or Buyer.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY
Seller represents and warrants to Buyer that as of the date of this Agreement:
Section 4.1    Due Organization of the Company; No Subsidiaries.
(a)    The Company is duly formed and validly existing under the laws of the State of Oregon. The Company has the requisite limited liability company power and authority to conduct its business as it is now being conducted, and to own, lease and operate its assets and properties. The Company is duly authorized, qualified or licensed to do business as a foreign limited liability company and is in good standing in every jurisdiction where such authorization, qualification or license is required by Law except in any jurisdiction where the failure to be so authorized, qualified or licensed would not reasonably be expected to have a Material Adverse Effect on the Company.
(b)    Except as set forth in Schedule 4.1, the Company has no Subsidiaries and does not own any equity interest in any other Person.
(c)    Seller has made available to Buyer in the Data Site true and complete copies of all existing Organizational Documents, as amended to date, of the Company and its Subsidiaries, and such Organizational Documents, as so amended, are in full force and effect. Neither the Company nor any of its Subsidiaries is in default under, or in violation of, any provision of its Organizational Documents.
Section 4.2    Financial Statements.
(a)    Schedule 4.2(a) contains a copy of the unaudited financial statements of the Company as of, and for the years ended, December 31, 2017, 2016 and 2015 (collectively, the “Annual Financial Statements”) and the unaudited balance sheet and statements of income and cash flows of the Company as of, and for the quarter ended, March 31, 2018 (the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”). Each of the Financial Statements fairly presents, in all material respects, the financial condition and the results of the operations of the Company, as of the respective dates and for the respective periods indicated. The Financial Statements have been prepared in accordance with GAAP on a consistent basis throughout the periods involved, except as otherwise disclosed in Schedule 4.2(a) or the

Financial Statements and, with respect to the Interim Financial Statements, subject to normal year-end adjustments and the absence of notes.
(b)    The Company (i) makes and keeps books, records and accounts reflecting in all material respects its assets and liabilities and that, in reasonable detail, accurately and fairly reflect in all material respects the transactions and dispositions of assets of the Company, and (ii) maintains a system of internal accounting controls sufficient to provide reasonable assurances that transactions are recorded as necessary to permit preparation of the Company’s Financial Statements in conformity with GAAP and to maintain accountability for assets. Except as described on Schedule 4.2(b), there are no material deficiencies in the Company’s internal accounting controls.
(c)    Except as set forth on Schedule 4.2(c), neither the Company nor any of its Subsidiaries has any Indebtedness. Neither the Company nor any of its Subsidiaries has any liabilities of a nature required by GAAP to have an amount set forth on a balance sheet, except:
(i)    liabilities disclosed in the Financial Statements; and
(ii)    liabilities incurred in the ordinary course of the operations of the Business, consistent with past practices since the date of the Interim Financial Statements.
Section 4.3    Absence of Changes. Except as otherwise disclosed in Schedule 4.3, from the date of the Interim Financial Statements to the date of this Agreement, (a) the Business has been conducted in all material respects in the ordinary course of business consistent with past practice, (b) the Company has not taken any of the actions described in Sections 6.1(a) through 6.1(r), and (c) there has been no change, event, or loss affecting the Business that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
Section 4.4    Real Property.
(a)    Schedule 4.4(a) lists all of the Company’s material agreements (including documents conveying or creating and granting real property interests to the Company), with respect to ownership interests in, and rights to use, real property (including surface, sub-surface and mineral rights) relating to the operation of the Business as currently conducted (collectively, “Property Use Agreements,” and the Company’s rights thereunder, the “Real Property Interests”).
(b)    The Company leases or has rights creating an interest in all material real property as are necessary to operate the Business as currently conducted free and clear of all Liens except: (i) Liens described in Schedule 4.4(b); (ii) Liens disclosed in the Financial Statements; (iii) Liens for taxes, assessments and other governmental charges not yet due and payable or, if due, not delinquent or being contested in good faith by appropriate proceedings (and as to which adequate reserves have been set aside in accordance with GAAP); (iv) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like Liens arising or incurred in the ordinary course of business, including construction liens that are reasonably required in connection with actions under Section 6.1(i), but only to the extent the underlying obligations (1) are not more than thirty (30) days past due or are being contested in good faith and (2) with respect to those underlying obligations arising within the periods covered by the Financial Statements, for which adequate reserves under GAAP have been established in the Financial Statements; (v) rights of any Governmental Entity to regulate such real property that do not, individually or in the aggregate, interfere materially with, or adversely affect in any material respect, the ownership or operation of the applicable property as currently used or the Business as presently conducted; (vi) restrictions set forth in applicable zoning, building and other similar regulations, so long as no such matter, individually or in the aggregate, prevents or hinders or interferes, in a material way, with the use of such property as currently used for the purposes of the Business; (vii) restrictions, if any, created or existing pursuant to the Disclosed Contracts, Property Use Agreements or the matters and agreements listed in Schedules 3.4, 3.5 and 4.7; and (viii) and such defects, burdens, encroachments, imperfections, irregularities of title, or other encumbrances or limitations of every type and description (including limitations on fee simple title to any interest in real property) whether imposed by Law, agreement, understanding or otherwise, if any, as are not substantial in character, amount or extent and do not, individually or in the aggregate, materially impair the conduct of operations of the Business as currently conducted or result in, or would reasonably be expected to result in, a Material Adverse Effect on the Company (the matters described in clauses (i) through (viii) above are collectively referred to herein as the “Permitted Liens”).
(c)    Except as described in Schedule 4.4(c), (i) each Property Use Agreement is valid and in full force and effect and is enforceable against the Company according to its terms, (ii) neither the Company nor, to the Knowledge of Seller, any other party thereto is in material default or breach under any such Property Use Agreement, (iii) to the Knowledge of Seller, no event has occurred that with the lapse of time or giving of notice would constitute a material default thereunder (iv) there are no material Actions affecting any such Property Use Agreement of which Seller or the Company has received written notice, and (v) no party has delivered written notice exercising any termination rights with respect thereto.
(d)    The Existing Title Opinions are listed on Schedule 4.4(d). Seller has made available to Buyer in the Data Site true, complete and correct copies of (i) all Property Use Agreements, (ii) all Existing Title Opinions and (iii) and all title insurance policies and ALTA surveys that are in the possession of Seller, Company, or any Affiliate thereof and that relate to any of the Real Property Interests. No claim has been made, and to the Knowledge of Seller, no claim has been threatened or asserted, by any third party that the Company does not possess the legal right to use any material real property currently used in connection with the Business in the manner or for the purpose for which it is being used. There is no pending or, to the Knowledge of Seller, threatened condemnation or eminent domain proceeding with respect to the Facility.
Section 4.5    Contracts.
(a)    Except as entered into after the date of this Agreement in accordance with the provisions of Section 6.1, Schedule 4.5 lists all outstanding commitments, contracts and agreements (other than Property Use Agreements) to which the Company is a party or by which it is bound that would be an obligation of the Company after Closing: (i) that are: (A) Firm Storage Contracts, (B) interconnect agreements with a third party pipeline or agricultural customer pipeline and associated rate sharing agreements, (C) Interruptible Contracts, (D) Park and Loan Contracts, (E) gathering and processing services contracts, (F) operational balancing agreements, or

(G) construction agreements, (ii) that involve (A) commitments by the Company for terms of twelve (12) months or longer that involve annualized payments by the Company of more than $300,000 or (B) payment of more than $300,000 in the aggregate, and in any such case, are not terminable by their terms, without penalty, on thirty (30) days or less notice, (iii) that contain a covenant not to compete restricting the Company from competing or engaging in any line of business; (iv) under which the Company has (A) created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) any Indebtedness, (B) granted a Lien (other than a Permitted Lien) on its assets, whether tangible or intangible, to secure such Indebtedness, or agreed to any restriction or limitation on distributions, dividends or return on equity, or extended credit to any Person in an amount, individually or in the aggregate, in excess of $300,000 of committed credit (excluding trade receivables in the ordinary course of business) or (C) granted any guaranty of performance or agreed to provide credit support or otherwise make capital contributions, loans or advances; (v) that are current contracts to which the Company is a party for the purchase or sale of any business, corporation, partnership, joint venture or other business organization; (vi) that involve hedges, swaps, fixed priced commitments or other derivatives; (vii) that are for lease of personal property involving aggregate payments in excess of $300,000; (viii) that create or evidence a partnership or joint venture; (ix) that are with a Governmental Entity (excluding any Property Use Agreements, any other agreements with respect to ownership interests in, and rights to use, real property, and Permits); or (x) that are tax abatement agreements. Contracts identified in Schedule 4.5 are hereafter referred to as the “Disclosed Contracts.”
(b)    Except as described in Schedule 4.5, (i) each Disclosed Contract is valid and in full force and effect and is enforceable against the Company according to its terms, (ii) neither the Company nor, to the Knowledge of Seller, any other party thereto is in material default or breach under any such Disclosed Contract, (iii) to the Knowledge of Seller, no event has occurred that with the lapse of time or giving of notice would constitute a material default thereunder and (iv) there are no material Actions affecting any such Disclosed Contract of which Seller or the Company has received written notice, and (v) no party has delivered written notice exercising any termination rights with respect thereto. Seller has made available to Buyer in the Data Site true and complete copies of all Disclosed Contracts.
Section 4.6    Litigation. Except as set forth in Schedule 4.6, there are no material Orders against and there are no material Actions pending or, to the Knowledge of Seller, threatened in Law or in equity, or before any Governmental Entity, against the Company.
Section 4.7    Compliance with Laws; Permits.
(a)    Except as disclosed in Schedule 4.7(a), (i) the Company has all material Permits issuable by Governmental Entities and required thereby for the ownership and operation of the Business as presently conducted, (ii) all such material Permits are in full force and effect and no action, claim or proceeding is pending nor, to Seller’s Knowledge, threatened, to suspend, revoke, cancel, terminate, or materially and adversely modify any such material Permit or declare any such material Permit invalid, (iii) the Company has filed all necessary reports and maintained and retained all necessary records pertaining to such material Permits and (iv) the Company is and has been in compliance in all material respects with all of the Laws, Orders and Permits applicable to its existence, financial condition, operations, and Business.
(b)    Schedule 4.7(b) lists all material Permits currently held by the Company. All applications required to have been filed for the renewal of all such Permits have been duly filed on a timely basis with the appropriate Governmental Entity, and all other filings required to have been made with respect to each such Permit have been duly made on a timely basis with the appropriate Governmental Entity. The Company has not received written notice of any material violation of any Law applicable to the Company or the Business.
Seller is not making any representation or warranty in this Section 4.7 with respect to any Taxes, employee benefit matters or any environmental matters with respect to the Company or the Business, it being agreed that such matters are addressed in Sections 4.8, 4.9, 4.10, respectively.
Section 4.8    Tax Matters. Except as set forth in Schedule 4.8:
(a)    All Tax Returns required to be filed by or with respect to the Company, any Subsidiaries of the Company and the Business (or any of the income, assets or operations of the foregoing) have been timely filed on or before the Closing Date and all such Tax Returns are correct and complete in all material respects. All Taxes due and payable by or with respect to the Company, each of its Subsidiaries and the Business (or any of the income, assets and operations of any of the foregoing) have been timely paid (whether or not shown as due on such Tax Returns);
(b)    Neither the Company, any of its Subsidiaries, nor the Business has ever been the subject of any audit, inquiry or other proceeding relating to Taxes. No audit, inquiry or other proceeding initiated by any Taxing Authority is pending or threatened in writing with respect to any Taxes due by or with respect to the Company, any of its Subsidiaries or the Business, and no adjustment relating to any Tax Return of the Company, any of its Subsidiaries or the Business has been proposed in writing. No written assessment of Tax is proposed against the Company, any of its Subsidiaries or the Business for any period ending before the Closing Date other than those assessments that are being contested in good faith and are set forth in Schedule 4.8;
(c)    No claim has been made by any Taxing Authority in a jurisdiction where the Company, any of its Subsidiaries or the Business does not file a Tax Return that the Company, a Subsidiary or the Business is or may be subject to taxation in that jurisdiction;
(d)    Neither the Company, any of its Subsidiaries nor the Business has requested an extension of time to file any Tax Return;
(e)    Neither the Company, any of its Subsidiaries nor the Business is a party to any Tax sharing, Tax indemnification or similar agreement;
(f)    Neither the Company, any of its Subsidiaries nor the Business has extended or waived any statute of limitations regarding the assessment or collection of any Tax;

(g)    The Company qualifies, and has since the date of its formation qualified, as disregarded as an entity separate from its owner for U.S. federal, state and local income Tax purposes and neither the Company nor any Taxing authority has taken a position inconsistent with such treatment;
(h)    Neither the Company, any of its Subsidiaries nor the Business has (x) granted to any Person any power of attorney that currently is in force with respect to any Tax matter, or (y) applied for and/or received a ruling or determination from a Taxing Authority regarding a past or prospective transaction;
(i)    Neither the Company, any of its Subsidiaries nor the Business is, or has at any time been, a member of any affiliated, unitary, combined or similar group of companies for any Tax period. Neither the Company, any of its Subsidiaries nor the Business has any liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any analogous provision of state or local Law);
(j)    There are no Liens other than Permitted Liens on any of the assets of the Company, any of its Subsidiaries or the Business that arose in connection with the failure to pay any Tax;
(k)    Neither the Company, any of its Subsidiaries nor the Business has agreed to make nor is required to make any adjustment under Section 481(a) of the Code (or any corresponding or similar provision of state, local or foreign Law) by reason of a change in accounting method or otherwise. No Taxing Authority has proposed or purported to require any such adjustment or change in accounting method, and no such adjustment under Section 481 of the Code or the corresponding Tax Laws of any nation, state or locality will be required of or with respect to the Company, any of its Subsidiaries or the Business upon the completion of, or by reason of, the transactions contemplated by this Agreement;
(l)    All Taxes required to be collected or withheld (including from payments made to employees, independent contractors, creditors, stockholders and other third parties) with respect to the Company, each Subsidiary and the Business have been properly collected and withheld and such collected and withheld Taxes have been duly paid to the proper Governmental Entity;
(m)    Neither the Company, any of its Subsidiaries, the Business, nor any Seller Indemnified Party will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) entered into prior to the Closing, (ii) installment sale or open transaction disposition made prior to the Closing, (iii) prepaid amount received prior to the Closing or (iv) election under Sections 108(i) or 965(h) of the Code made on or before the Closing Date; and
(n)    Neither the Company, any of its Subsidiaries nor the Business has entered into any transaction that (x) is either a “listed transaction” or a “reportable transaction” (both as defined in Treas. Reg. § 1.6011 4 as modified issued revenue procedures and other Internal Revenue Service guidance) or (y) that lacks economic substance for purposes of Section 7701(o) of the Code.

Section 4.9    Employee Benefit Plans.
(a)    Section 1 of Schedule 4.9 contains a complete list of each Employee Benefit Plan as of the date of this Agreement. Except for liabilities set forth in Section 2 of Schedule 4.9, the Company does not have and has not had, any material liability, contingent or otherwise, with respect to any Employee Benefit Plan. Seller has made available to Buyer in the Data Site true and complete copies of all material documents with respect to each Employee Benefit Plan.
(b)    Except as set forth in Section 2 of Schedule 4.9, each Employee Benefit Plan (and each related trust, insurance contract or funding arrangement) has been maintained and operated in all material respects in accordance with its terms and complies in all material respects in form and operation with the applicable requirements of ERISA and the Code, and no condition exists with respect to any Employee Benefit Plan that has resulted or would reasonably be expected to result in a material liability to Buyer or any Lien upon the assets of the Company. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to the Knowledge of the Seller, no event has occurred that would reasonably be expected to give rise to the disqualification of any such Employee Benefit Plan.
(c)    The Company does not sponsor, maintain or contribute to any Employee Benefit Plan subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA. None of the Employee Benefit Plans is a multiemployer plan (as defined in Section 3(37) of ERISA). With respect to any defined benefit plan that is subject to Section 302 of ERISA or Section 412 of the Code or any multiemployer plan (as defined in Section 3(37) of ERISA) subject to Title IV of ERISA that is sponsored, maintained or contributed to by any ERISA Affiliate of the Company, the minimum funding obligations have been satisfied and all contributions required to be paid by the Company’s ERISA Affiliates have been timely paid to the applicable plan and, except as set forth in Section 3 of Schedule 4.9, no ERISA Affiliate has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied. With respect to the Western States Office and Professional Employees Pension Fund, the Company’s ERISA Affiliates have timely paid all required payments to the Western States Office and Professional Employees Pension Fund in accordance with ERISA Section 4219.
Section 4.10    Environmental Matters. Except as set forth in Schedule 4.10 or as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:
(a)    To the Knowledge of Seller, the operations of the Company are in compliance with all applicable Laws, Orders and Permits pertaining to environmental protection or the storage, handling, release, discharge or disposal of hazardous material, as in effect on the date of this Agreement until the Closing Date, and as in effect on the Closing Date for purposes of satisfying the conditions to Closing, including without limitation those arising under the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and

Liability Act of 1980 as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986, the Federal Water Pollution Control Act, the Solid Waste Disposal Act, as amended, the Federal Clean Air Act, the Toxic Substances Control Act, the Emergency Planning and Community Right to Know Act of 1986, the Safe Drinking Water Act or any applicable similar Law of any other Governmental Entity of similar import, and all amendments or regulations promulgated thereunder (hereinafter “Environmental Laws”);
(b)    The Company has not received any unresolved written notice from any third party, including without limitation any federal, state, municipal or local authority or regulatory body or other Governmental Entity, (A) that it has been identified by the United States Environmental Protection Agency as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B; (B) that any hazardous waste, as defined by 42 U.S.C. §6903(5), any hazardous substance as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) or any other toxic substance, oil or hazardous material, in each case to the extent regulated by any Environmental Laws (“Hazardous Substances”), which the Company generated, transported or disposed of, has been found at any site at which a federal, state or local agency or other third party has conducted an investigation and in respect of which Hazardous Substances the Company may have a remediation liability or obligation pursuant to any Environmental Law; (C) that it is in violation of, alleged violation of, non‑compliance with, or liable or potentially or allegedly liable pursuant to, any Environmental Law, Order or Permit involving the operations of the Facility other than notices with respect to matters that have been resolved to the satisfaction of any relevant Governmental Entity or for which the Company has no further unperformed obligations outstanding; or (D) that it is or may be a named party to any Action under Environmental Laws arising out of any third party’s incurrence of costs, expenses, losses or damages in connection with the release (as that term is defined in 42 U.S.C. §9601(22)) of Hazardous Substances;
(c)    Schedule 4.10(c) lists all Phase I and Phase II environmental site assessment reports prepared by or on behalf of Seller or Company regarding the Facility that have been prepared within the last five (5) years preceding the date of this Agreement. Seller has made available in the Data Site for inspection by Buyer copies of all Phase I and Phase II environmental assessments and copies of (i) all other material environmental assessment and audit reports and other material environmental studies in Seller’s or the Company’s reasonable possession or control relating to the real property of the Company or pertaining to the Business and (ii) all material Permits required under Environmental Laws for the operation of the Business as presently conducted;
(d)    The Company has not released Hazardous Substances into the environment in violation of any Environmental Laws, or in a manner that would reasonably be expected to result in liability to the Company under any Environmental Law, at any real property presently or formerly owned, leased or operated by the Company; and
(e)    The Company has all material Permits required under Environmental Laws for the operation of the Business as presently conducted, all such Permits are in full force and effect and no Action is pending nor, to Seller’s Knowledge, threatened, to suspend, revoke, restrict or terminate any such Permit or declare any such Permit invalid.

Section 4.11    Insurance. Schedule 4.11 sets forth a list of all of the policies of insurance carried by the Company that directly insure the operation of the Business on or before the Closing Date (collectively, the “GRS Policies”). As of the date of this Agreement, all material policies of property, fire and casualty, general liability, title, workers’ compensation and other forms of insurance held by the Company or for the benefit of the Business are in full force and effect, all premiums with respect thereto covering all periods up to and including the date of this Agreement have been paid, and no written notice of cancellation or non-renewal of any GRS Policy has been received by the Company and there is no material claim pending under any such policy as to which coverage has been denied or disputed by the underwriters or issuers thereof.
Section 4.12    Affiliate Transactions. Except for the matters disclosed in Schedule 4.12 (none of which will survive the Closing) or as specifically described in or required by this Agreement, neither Seller, nor any of the members, managers, partners, directors, officers and other Affiliates of the Company or Seller is a party to any agreement or contract with the Company or has any interest in any property used in the Business, other than salaries, expense reimbursement and employee benefits in respect of employment in the ordinary course of business.
Section 4.13    Finders; Brokers. Except for Bank of America Merrill Lynch, neither the Company nor its Affiliates has any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated hereby for which the Company could, from and after Closing, become liable or obligated. All fees of Bank of America Merrill Lynch shall be paid by Seller, and no portion thereof shall be charged to or paid by the Company or Buyer.
Section 4.14    Gas in Inventory; Liability for Gas. As of the date of this Agreement and as of the Closing, with respect to the Company’s share of the gas storage facilities subject to the Joint Project Agreement:
(a)    The Company has at least the minimum volume of gas needed as inventory to maintain long-term operational integrity of the Facility, including the ability to maintain on a long-term basis the Parameters;
(b)    The Company has physical possession and custody of a quantity of natural gas in the Facility (in each case measured on a volumetric basis) at least equal to (i) the quantity of Cushion Gas set forth in Schedule 4.14(b), plus (ii) the quantity of natural gas that must be delivered to customers in order to satisfy the Company’s obligations for delivery of natural gas under Firm Storage Contracts, Interruptible Contracts, and Park and Loan Contracts, plus (iii) the quantity of natural gas owned by the Company through unconsumed in-kind fuel payments, minus (iv) the quantity of natural gas loaned to customers through Park and Loan Contracts. Schedule 4.14(b) sets forth an accurate and complete list (broken down by categories (i) through (iv) above, and in the case of category (i) also by Cushion Gas owned by the Company (“Owned Cushion Gas”) and Cushion Gas leased by the Company and, in the case of categories (ii) though (iv), also by agreement and quantity) of the volume of natural gas in the Facility as of 7:00 a.m. Pacific time on the Business Day immediately preceding the date of this Agreement.

(c)    There are no imbalances under the OBA that would give rise to any right of PG&E to (i) terminate, suspend, or modify the services provided under the OBA, or (ii) cash out any such imbalances (excluding any such amounts accounted for in Net Working Capital); and
(d)    Except as set forth in Schedule 4.14(d), the Company does not have any liability to any third party for any volume of gas or any payment obligations with regard to any gas other than gas then held by the Company in its gas storage facilities pursuant to Firm Storage Contracts, Interruptible Contracts, or Park and Loan Contracts.
Section 4.15    Wells. Except as set forth on Schedule 4.15:
(a)    All wells drilled by the Company in connection with the Facility or the Business have been drilled, completed, and maintained in compliance in all material respects with all applicable Laws and Permits, and, to the Knowledge of Seller, all such wells currently in operation are in an operable state of repair adequate to maintain normal operations in accordance with past practices; and
(b)    The Company does not own any wells that (i) are required by applicable Law or Permit to have been plugged and abandoned that have not been plugged and abandoned, (ii) are currently temporarily abandoned, or (iii) to the Knowledge of Seller, have been plugged and abandoned but not in compliance in all material respects with all applicable Laws, Permits, or other requirements of any Governmental Entity.
Section 4.16    Facility Capacity, Injection Rate, Withdrawal Rate. In the two (2) years preceding the date of this Agreement, the Facility has performed in accordance with the Parameters. As of the date of this Agreement, Seller has no Knowledge of any event or circumstance that could reasonably be expected to prevent the Facility from performing in accordance with the Parameters assuming the Facility is operated (i) in accordance with that degree of skill, diligence, prudence and foresight which would reasonably and ordinarily be expected from a skilled and experienced operator engaged in the same type of undertaking under the same or similar circumstances having regard to the age and condition of the Facility, and (ii) consistent with operating practice in the two (2) years preceding the date of this Agreement. At Closing assuming the Facility is operated (i) in accordance with that degree of skill, diligence, prudence and foresight which would reasonably and ordinarily be expected from a skilled and experienced operator engaged in the same type of undertaking under the same or similar circumstances having regard to the age and condition of the Facility, and (ii) consistent with operating practice in the two (2) years preceding the date of this Agreement, the Facility will perform in accordance with the Parameters.
Section 4.17    CPUC Compliance. The Company has met and continues to meet in all material respects regulatory conditions imposed by the CPUC (including the filing and maintenance of a CPUC-approved gas tariff, if required, and the filing of all annual and other required periodic reports) and has complied in all material respects with all CPUC-imposed requirements applicable to the construction and operation of a natural gas storage facility used to provide competitive storage service that is subject to the jurisdiction of the CPUC.

Section 4.18    Intellectual Property. Schedule 4.18 sets forth a true and complete list of all of the patents, trademarks, registered copyrights, and domain names, and pending applications for any of the foregoing, owned by the Company as of the date hereof. The Company is the sole and exclusive owner of all such items, free and clear of all Liens other than Permitted Liens. To the Knowledge of Seller, within the past two (2) years, the Company has not infringed or misappropriated the patent, trademark, copyright or other intellectual property rights of any Person and the Company has not received any written notice of any claim of such infringement or misappropriation during such time period. To the Knowledge of Seller, no Person is infringing the patent, trademark or other intellectual property rights the Company.
Section 4.19    Bank Accounts. Schedule 4.19 lists all bank, trust, checking, savings, custody and other accounts (including any trading or other accounts maintained with any brokerage, investment banking or commodity trading firms) together with the account numbers therefor, and lock boxes or safe deposit boxes in which there are or may be deposited monies or other assets of the Company, an indication of the purposes of each of such accounts and lock boxes or safe deposit boxes, all Persons authorized to make withdrawals or other transfers from such accounts or lock boxes or safe deposit boxes, each bank at which the Company has borrowing authority and an accurate and complete list of all Persons authorized to exercise such authority.
Section 4.20    Title to Personal Properties. Except as set forth on Schedule 4.20, the Company is the lawful owner of, or has a valid leasehold or license interest in, all of the tangible properties and assets (other than real property) used or held for use in connection with the Business free and clear of all Liens, except for (a) properties and assets sold or otherwise disposed of, and rights expiring or terminating, in the ordinary course of business consistent with past practices and not in violation of this Agreement during the period from the date of this Agreement until the Closing Date, and (b) Permitted Liens.
Section 4.21    Condition and Sufficiency of Assets. Except as set forth on Schedule 4.21, all of the material tangible assets used or held for use by the Company (other than real property and wells), whether owned or leased, (i) have been reasonably maintained consistent in all material respect with standards generally followed in the industry and are in a condition sufficient for the current operating business of the Company, and (ii) are adequate and suitable for their present and currently intended uses and, to the Knowledge of Seller, are free from material defects other than such defects as do not interfere with the intended use thereof in the conduct of normal operations in any material respect. Except as set forth on Schedule 4.21, the assets and properties owned or leased by the Company or that they otherwise have the right to use, constitute all the assets, properties and rights that are required or necessary in connection with the conduct of the Business as it is presently conducted.
Section 4.22    Labor Relations; Employment Matters.
(a)    Except as set forth in Schedule 4.22(a), the Company:
(i)    is not a party to, and no Site Employees are covered by, any collective bargaining agreement or other labor union contract, and, to the Knowledge of Seller, there are no organizational campaigns, petitions or other unionization activities involving Site Employees seeking recognition of a collective bargaining unit;
(ii)    is not subject to any strikes, material slowdowns or material work stoppages pending or, to the Knowledge of Seller, threatened between the Company and any Person or involving Site Employees; and
(iii)    has not taken any action with respect to the transactions contemplated by this Agreement that would reasonably be expected to constitute a “mass layoff” or “plant closing” within the meaning of the Workers Adjustment Retraining Notification (WARN) Act of 1989.
(b)    Schedule 4.22(b) is a true and complete list of each Site Employee by job title as of May 31, 2018 and, with respect to each, sets forth (i) date of hire, (ii) current base salary or wage rate, (iii) bonus or other incentive opportunity and latest bonus paid on an annual basis, (iv) accrued but unused vacation accrual, and (v) status (active, or on short-term or long-term disability or other leave). There are no unfair labor practice complaints against the Company pending before any Governmental Entity, or material labor grievances pending against the Company.
(c)    The Company has not received written notice of any material charges with respect to any current or former employee or independent contractor of the Company before any Governmental Entity responsible for the prevention of unlawful employment practices.
(d)    Without limiting any other provision of this Section 4.22, the Company is in material compliance with all applicable Laws respecting labor and employment, including Laws relating to employment practices, terms and conditions of employment, discrimination, disability, workers compensation, immigration, occupational safety and health, wages and hours (including overtime wages), and employee terminations. The Company has no material liability with respect to any misclassification of (i) any Person as an independent contractor rather than as an employee or (ii) any employee currently or formerly classified as “exempt” from overtime wages under the Law.
(e)    All amounts due or accrued due for all salary, wages, bonuses, commissions, vacation pay, and benefits under the employment contracts of the Site Employees and the Employee Benefit Plans have been paid or accrued prior to the Closing Date.
Section 4.23    No Other Representations or Warranties. Buyer and Seller covenant and agree that:
(a)    EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III, THIS ARTICLE IV AND ANY CERTIFICATE OR OTHER INSTRUMENT DELIVERED PURSUANT HERETO, SELLER, ITS AFFILIATES AND THEIR RESPECTIVE REPRESENTATIVES HAVE NOT MADE ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, CONCERNING THE COMPANY, THE BUSINESS OR ANY OTHER MATTER, INCLUDING BUT NOT LIMITED TO THE PROBABLE SUCCESS OR PROFITABILITY OF THE OWNERSHIP OF THE LLC INTERESTS OR THE OWNERSHIP, USE OR OPERATION OF THE BUSINESS OR

ANY OF THE ASSETS OF THE COMPANY BY BUYER AFTER THE CLOSING, OR ANY LIABILITIES OF THE COMPANY AS OF THE CLOSING, INCLUDING, WITHOUT LIMITATION, REPRESENTATIONS AND WARRANTIES CONCERNING THE MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF ANY ASSET, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.
(b)    EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III, THIS ARTICLE IV AND ANY CERTIFICATE OR OTHER INSTRUMENT DELIVERED PURSUANT HERETO, BUYER ACKNOWLEDGES AND AGREES THAT SELLER IS MAKING NO REPRESENTATIONS OR WARRANTIES AS TO THE CONDITION, CAPACITIES, CAPABILITIES OR INTEGRITY OF THE NATURAL GAS RESERVOIRS, WELLS, PIPELINES, EQUIPMENT OR OTHER ASSETS OF THE COMPANY, AND ALL OF THE ASSETS OF THE COMPANY (INCLUDING REAL AND PERSONAL PROPERTY) ARE BEING PURCHASED BY BUYER, INDIRECTLY THROUGH THE PURCHASE OF THE LLC INTERESTS, ON AN “AS IS, WHERE IS” AND “WITH ALL FAULTS” BASIS.
ARTICLE V
REPRESENTATIONS RELATING TO BUYER
Buyer represents and warrants to Seller that, as of the date of this Agreement:
Section 5.1    Due Organization and Power of Buyer. Buyer is duly organized, validly existing and in good standing under the laws of Delaware and has the requisite limited liability company power and authority to conduct its business as it is now being conducted, and to own, lease and operate its assets and properties. Buyer is duly authorized, qualified or licensed to do business as a foreign limited liability company and is in good standing in every jurisdiction where such authorization, qualification or license is required by Law, except in any jurisdiction where the failure to be so authorized, qualified or licensed would not reasonably be expected to prevent or materially delay the Closing.
Section 5.2    Authorization and Validity of Agreement. This Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite limited liability company action by Buyer, and Buyer has full limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and no other action on the part of Buyer is necessary to authorize the execution, delivery and performance of this Agreement or the consummation by Buyer of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and legally binding obligation of Buyer enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors’ rights generally, and subject to general principles of equity.
Section 5.3    Non-Contravention. The execution and delivery by Buyer of this Agreement does not, and the consummation by Buyer of the transactions contemplated hereby and the compliance by Buyer with any of the provisions hereof will not, (a) violate or conflict with any provision of the Limited Liability Company Agreement of Buyer or (b) assuming that all

Governmental Approvals and Third-Party Approvals set forth in Schedule 5.4 or the documents identified therein have been obtained, (i) violate any Law or Order to which Buyer is subject or (ii) constitute a breach or violation of or default under any Contract to which Buyer or any of its Affiliates is a party or by which Buyer’s assets are bound, except with respect to this clause (ii) for any such breach, violation or default (A) which would not reasonably be expected to have a Material Adverse Effect on Buyer or a material adverse effect on Buyer’s ability to perform its obligations under this Agreement or (B) that has been waived, cured or consented to on or before the Closing Date.
Section 5.4    Actions, Orders and Approvals. No Action or Order is pending or, to the Knowledge of Buyer, threatened against Buyer by or before any Governmental Entity which would reasonably be expected to impair materially Buyer’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby. No Third Party Approval and, except as set forth in Schedule 5.4, no Governmental Approval is required on the part of Buyer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for such Governmental Approvals or Third Party Approvals the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect on Buyer’s ability to perform its obligations hereunder or which have been (or before Closing will be) obtained.
Section 5.5    Litigation. Except as set forth in Schedule 5.5, there are no (a) Orders against Buyer or any of its Affiliates or (b) Actions instituted by any Person other than Seller or its Affiliates pending or, to the Knowledge of Buyer, threatened against or affecting Buyer or any of its Affiliates, in either of the foregoing clauses (a) or (b), (i) that would reasonably be expected to restrain, delay or prohibit any of the transactions contemplated by this Agreement or (ii) that would prevent Buyer from performing in all material respects its obligations under this Agreement.
Section 5.6    Independent Decision.
(a)    Buyer (i) is an experienced and knowledgeable investor in the United States, (ii) has the capability of evaluating the merits and risks of investing in the Business and (iii) can bear the economic risk of an investment in the LLC Interests. Buyer has conducted its own independent review and analysis of the Business and of the assets, liabilities, results of operations, financial condition, technology and prospects of the Company and acknowledges that it has been provided access to personnel, properties, premises and records of the Company for such purpose. In entering into this Agreement, Buyer has relied solely upon the representations and warranties and covenants contained in this Agreement and the schedules, annexes and exhibits hereto, and upon its own investigation and analysis of the Company, the assets of the Company and the Business (such investigation and analysis having been performed by Buyer).
(b)    Buyer acknowledges that none of Seller, its Affiliates or any other Person has made any representations or warranties, expressed or implied, as to the accuracy or completeness of any information regarding the Business, the Company or the assets of the Company that has been furnished or made available to Buyer and its Representatives, except as expressly set forth in this Agreement, and none of Seller, the Company, their Affiliates and Representatives or any other Person shall have or be subject to any liability (other than pursuant to the express terms of this

Agreement) to Buyer or any other Person resulting from the distribution to Buyer, or Buyer’s use, of any such information with respect to the Business, the Company or the assets of Company and any information, documents or material made available to Buyer in management presentations or in any other form in expectation of the transactions contemplated by this Agreement.
Section 5.7    Purchase for Investment. Buyer is an “accredited investor” as such term is defined in Rule 501 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Buyer acknowledges that the LLC Interests are not registered under the Securities Act or under any state or foreign securities Laws. Buyer represents that it is not an underwriter, as such term is defined under the Securities Act, and is purchasing the LLC Interests solely for investment, with no intention to distribute any of the LLC Interests to any Person, and Buyer will not sell, transfer or otherwise dispose of the LLC Interests except in compliance with the registration requirements or exemption provisions under the Securities Act and the rules promulgated thereunder, and any other applicable securities Laws.
Section 5.8    Financial Capacity; No Financing Condition. Buyer has available to it as of the date hereof (or has commitments therefor) and will at Closing have funds sufficient to consummate the transactions contemplated by this Agreement. Buyer acknowledges that its obligations to effect the transactions contemplated hereby are not subject to the availability to Buyer or any other Person of financing.
Section 5.9    Finders; Brokers. Neither Buyer nor its Affiliates has any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated hereby for which Seller (or, before Closing, the Company) could become liable or obligated.
Section 5.10    No Other Representations or Warranties. Except for the representations and warranties contained in this Article V and any certificate or other instrument delivered pursuant hereto, neither Buyer nor any other Person makes any other representations or warranties, whether express or implied, on behalf of Buyer.
ARTICLE VI
AGREEMENTS OF BUYER AND SELLER
Section 6.1    Operation of the Business. Until the Closing, Seller shall cause the Company to conduct the Business and to operate and maintain its assets in the ordinary course, consistent with past practices. Without limiting the generality or effect of the foregoing and except as required by the Joint Project Agreement or Operator Agreement, from the date of this Agreement through the Closing, Seller shall cause the Company to (i) maintain its properties and assets, (ii) comply with all applicable Laws and Orders and perform all of its obligations under all Disclosed Contracts and Permits, and (iii) use its commercially reasonable efforts to preserve intact the Business and its relationships with customers, suppliers and others having business relationships with it, in each case in all material respects. Until Closing, Seller shall not, and shall cause the Company not to, without the prior written approval of Buyer (which approval shall not be unreasonably withheld, delayed or conditioned) or as otherwise contemplated by this Agreement or Schedule 6.1 or as required by Law or under the Joint Project Agreement or Operator Agreement, take any of the following actions with respect to (and only with respect to) the Company:
(a)    Amend its articles of organization or limited liability company agreement, or issue or agree to issue any additional membership interests (or other equity interests) of any class or series, or any notes, bonds or other securities, or issue any options, warrants or other rights to acquire any membership interests (or other equity interests);
(b)    Effect any split, combination or reclassification of or redeem, repurchase or otherwise acquire, directly or indirectly, any of the LLC Interests;
(c)    Sell, transfer, lease, sublease, pledge, mortgage or otherwise dispose of or encumber or create any Lien (other than a Permitted Lien or any Lien that will be released at or before Closing) against any of the LLC Interests or any of the material assets of the Business;
(d)    Except as contemplated by Section 6.9(a), cancel any material debts or waive any material claims or rights pertaining to the Business;
(e)    Incur, assume or guarantee any Indebtedness, other than Indebtedness that is included in the determination of Net Working Capital and does not exceed $300,000;
(f)    Make or change any material Tax elections (except as required by Law), file any material amendment to a Tax Return, enter into any closing agreement with respect to Taxes or settle any material claim or assessment with respect to Taxes (for clarity, the Company may contest in good faith any Tax);
(g)    Enter into or modify any material employment or severance agreement or any other material compensation arrangement (i) binding on the Company or (ii) with respect to any employee of Seller or its Affiliates providing services to the Company that would, in either of the foregoing clauses (i) and (ii), (1) have a material adverse impact on the OpEx Budget or (2) materially increase Buyer’s liability under this Agreement with respect to employees;
(h)    Except as may be required as a result of a change in Law or in GAAP, change any of the accounting principles or practices used by the Company;
(i)    Except for those activities and expenditures contemplated by Schedule 6.1, make any single capital expenditure or make any commitment to make any single capital expenditure in excess of $300,000, other than (i) in accordance with the CapEx Budget or the OpEx Budget, as applicable, (ii) to repair, maintain or replace any assets, properties or facilities in the ordinary course of business and as Seller reasonably believes prudent for compliance with California Senate Bill 887 and the California Department of Conservation’s Division of Oil, Gas & Geothermal Resources’ implementing regulations, or California Air Resources Board regulations or (iii) as Seller reasonably believes prudent to maintain or restore safe operations of the Business or respond to any catastrophe or other emergency situation;

(j)    Adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other restructuring (for clarity, a restructuring of Seller’s and the Company’s parent entities does not constitute a restructuring of Seller or the Company);
(k)    Allow or cause the Company to acquire (by purchase, merger or otherwise) any equity interest in, or otherwise make any investment in, any other Person, or enter into any joint venture, partnership or similar agreement, other than (i) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one year from the date of creation thereof, (ii) commercial paper maturing within one year from the date of creation, (iii) deposits maturing within one year from the date of creation thereof, including certificates of deposit, or (iv) deposits in money market funds investing exclusively in investments described in clauses (i), (ii) or (iii); or;
(l)    initiate, commence or settle any lawsuit or claim related to the Company, other than with respect to any lawsuit or claim that would not reasonably be expected to result in payments to or from the Company after the Closing Date in excess of $100,000 (for clarity, a CPUC-approved agreement regarding restructuring of Seller’s and the Company’s parent entities does not constitute a settlement of a lawsuit or claim);
(m)    liquidate, dissolve, recapitalize or otherwise wind up the Business;
(n)    fail to maintain insurance coverage substantially equivalent to its existing insurance coverage of the Business as in effect on the date hereof;
(o)    amend or apply to amend any tariff, or amend, modify, fail to renew in a timely fashion, allow to lapse or terminate or otherwise compromise the Company’s ability to operate under any material Permit, except that the Company may amend or apply to amend its tariff to authorize injection and withdrawal fees;
(p)    amend in any material respect or terminate (other than by completion or expiration thereof) any existing Disclosed Contract or Property Use Agreement or enter into any new Contract that would have been required to be disclosed in Schedule 4.4 or Schedule 4.5, except that the Company may, in the ordinary course of business, consistent with past practice, enter into or amend any Contract that was disclosed, or would have been required to be disclosed, pursuant to Sections 4.5(a)(i)(A), 4.5(a)(i)(C) or 4.5(a)(i)(D) or was a storage asset optimization assistance agreement disclosed pursuant to Section 4.5(a)(ii) but only if such Contract, as entered into or amended, expires on or before March 31, 2020;
(q)    sell, transfer or otherwise dispose of any Owned Cushion Gas; or
(r)    Agree, whether in writing or otherwise, to do any of the foregoing;
provided, however, that nothing in this Section 6.1 shall preclude (i) Seller or the Company from obtaining the consent of any third party required in connection with the transactions contemplated by this Agreement or (ii) Seller from causing the Company to pay cash dividends, or make cash distributions or distribute intercompany receivables to Seller or its Affiliates at any time before the

Closing; and provided, further, that (1) the Company may prepare and submit to the CPUC and other Governmental Entities filings required to maintain or obtain Permits or other authorizations reasonably necessary to conduct the Business, and (2) Seller may take any and all actions required to comply with the obligations and requirements set forth in the Joint Project Agreement, Operator Agreement, Disclosed Contracts, or Property Use Agreements.
Section 6.2    Investigation of Business; Confidentiality.
(a)    During the period commencing on the date hereof and ending upon the earlier of the date of termination of this Agreement and the Closing Date, Seller shall, and shall use its commercially reasonable efforts to cause the Company to, provide, upon reasonable request and notice, Buyer and its Representatives reasonable access during normal business hours to the properties, books and records of the Business for the purpose of reviewing information and documentation relative to the properties, books and records and appropriate officers and employees of the Business and shall furnish Buyer and its Representatives with all financial and operating data and other information concerning the affairs of the Company as Buyer and such Representatives may reasonably request; provided that Buyer shall not be entitled to perform any seismic tests or drilling or other “invasive” tests (environmental or otherwise) without the prior written consent of Seller (which may be withheld in its sole discretion). Notwithstanding anything to the contrary contained in this Section 6.2 or in any other provision of this Agreement, Seller shall not be required to permit any inspection, to disclose any information, or to consent to any communication with any Person if, in the reasonable judgment of Seller, such action would (i) result in the disclosure of any trade secrets of third parties to whom Seller or its Affiliates owe an obligation of confidentiality (provided that Seller shall use its reasonable efforts to obtain the consent of such third parties to such disclosure) or proprietary predictive models of Seller or its Affiliates, (ii) violate any obligation of Seller or its Affiliates with respect to confidentiality (provided that Seller shall use its reasonable efforts to obtain the consent of any third party to such inspection, disclosure or communication), or applicable Law, (iii) result in (as determined by Seller’s legal counsel) the loss of a legal privilege or a violation of HSR or any other applicable laws, rules or regulations. In addition, nothing in this Agreement shall be construed to permit Buyer or its Affiliates or any of their respective Representatives to have access to any files, records, contracts or documents of Seller or its Affiliates relating to this transaction, including any bids or offers received thereby for the sale of the LLC Interests or any information or analyses (including financial analyses) relating thereto, it being agreed that all such bids, offers, information and analyses shall be the sole property of Seller and its Affiliates. Buyer agrees to indemnify and hold harmless, release and defend Seller, the Company, their respective Affiliates and the respective Representatives of the foregoing from and against any and all losses arising, in whole or in part, from the acts or omissions of Buyer or its Affiliates or any of their respective Representatives in connection with Buyer’s or its Representatives’ inspection of the properties, including claims for personal injuries, property damage and reasonable attorneys’ fees and expenses, except in each case to the extent caused by the gross negligence or willful misconduct of Seller, the Company or their respective Affiliates, or any of their respective Representatives, which indemnification obligation shall survive the Closing and the termination of this Agreement. Buyer and its Affiliates and their respective Representatives will hold in confidence all information obtained from Seller, the Company, their respective Affiliates or the respective Representatives of the foregoing in accordance with the provisions of the Non-Disclosure

Agreement dated July 14, 2017 (the “Confidentiality Agreement”) by and between Sciens eCORP Natural Gas Storage Assets LLC and Northwest Natural Gas Company, the terms and provisions of which shall survive the termination of this Agreement. Before Closing, Buyer shall not, without the prior consent of Seller, contact or communicate with customers or suppliers of Seller or the Company.
(b)    From and after the Closing Date, Seller shall, and shall cause its Affiliates and their respective Representatives to, keep confidential and not disclose any information relating to the Company (whether in the possession of Seller, its Affiliates or such Representative at the time of the Closing or subsequently obtained by Seller, any Affiliate of Seller or any such Representative from Buyer pursuant to this Agreement) (collectively, “Restricted Information”), and shall not directly or indirectly use such Restricted Information for any purpose, except as and to the extent permitted by the terms of this Agreement. The obligation to keep such Restricted Information confidential shall not apply to any information that: (i) at the time of disclosure to Seller, any of its Affiliates or any of their respective Representatives is in the public domain other than as a result of a breach of any obligation of confidentiality by Seller, any of its Affiliates or any of their respective Representatives; (ii) after disclosure to Seller, any of its Affiliates or any of their respective Representatives, enters the public domain other than through an unauthorized disclosure by Seller, any of its Affiliates or any of their respective Representatives; (iii) Seller, any of its Affiliates or any of their respective Representatives is required to disclose by Law, including oral questions, written interrogatories, request for information or documents, subpoena, or similar process, or the requirements of any stock exchange or other regulatory organization to which Seller, any of its Affiliates or any of their Representatives are subject; or (iv) that was independently developed by Seller, any of its Affiliates or any of their respective Representatives prior to the disclosure of such Restricted Information by the Company and without use of the Restricted Information.
Section 6.3    Efforts; Cooperation; No Inconsistent Action.
(a)    Subject to the terms and conditions of this Agreement, each of the parties will use its reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement, including using commercially reasonable efforts to ensure satisfaction of the conditions precedent that it is required to satisfy (or cause to be satisfied). Notwithstanding anything to the contrary in this Agreement, Buyer shall take, or refrain from taking, any action and shall agree to any remedy requested (other than in a Material Request) in order to obtain approval or resolve the concerns of the relevant Governmental Entity. Each of Buyer and Seller shall make all filings which it may be required to file in connection with any Governmental Approval necessary for the consummation of the transactions contemplated by this Agreement; and specifically, no later than fifteen (15) Business Days after the date of this Agreement, an application under the California Act (which shall be made jointly by Buyer and Seller), and filings under HSR, if required. Buyer and Seller shall use reasonable efforts to obtain all material consents and approvals of the counterparties to the Disclosed Contracts for the consummation of the transactions contemplated by this Agreement. Each party shall promptly furnish to the other party such necessary information and assistance as such other party may reasonably request in connection with the preparation of any necessary filings or submissions by it to any Governmental Entity, including any filings necessary under the provisions of HSR and the California Act. Each party shall provide the other party the opportunity to make copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party and its Representatives, and the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the CPUC or any other Governmental Entity and members of their respective staffs with respect to this Agreement and the transactions contemplated hereby. If any objections are asserted with respect to the transactions contemplated hereby under HSR or the California Act or if any suit or proceeding is instituted or threatened by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of HSR or the California Act, each of Buyer and Seller shall use its reasonable efforts to promptly resolve such objections; provided that neither Party nor any of its Affiliates has any obligation to hold separate or divest any property or assets of such Party or any of its Affiliates or to defend against any lawsuit, action or proceeding, judicial or administrative, challenging this Agreement or the transactions contemplated hereby.
(b)    For sake of clarity, nothing in this Agreement will obligate Buyer to take or refrain from any action or to agree to any remedy requested in order to obtain approval or resolve the concerns of the relevant Governmental Entity to the extent such action or inaction would result in an adverse modification to the approval requested by Buyer or Seller by (1) materially impacting either the value of the Business, including by requiring the Company to make or commit to make material expenditures not otherwise required by Law, or the Company’s or Buyer’s ability to expand the Facility, in each case with the material impact measured by reference to the Initial Purchase Price, or (2) imposing restrictions that would materially adversely affect Buyer’s or the Company’s ability to acquire other gas storage facilities (any request referred to in (1) or (2), a “Material Request”), it being understood that Buyer or the Company would need to file a separate application to seek CPUC approval of any expansion of the Facility or acquisition of other gas storage facilities. Buyer shall notify Seller in writing (i) promptly of any Material Request received in writing from any Governmental Entity, and (ii) at least ten (10) Business Days prior to taking or refraining from taking any action in response to a Material Request.
(c)    From time to time after the Closing Date, without further consideration, Seller will, at its own expense, execute and deliver such documents to Buyer as Buyer may reasonably request in order to more effectively consummate the transactions contemplated by this Agreement. From time to time after the Closing Date, without further consideration, Buyer will, at its own expense, execute and deliver such documents as Seller may reasonably request in order to more effectively consummate the transactions contemplated by this Agreement.
(d)    Seller and Buyer shall notify and keep the other advised as to any litigation or administrative proceeding pending and known to such party, or to its Knowledge, threatened, which challenges the transactions contemplated hereby. Seller and Buyer shall act in good faith and shall not take any action inconsistent with its obligations under this Agreement or which would materially hinder or delay the consummation of the transactions contemplated by this Agreement, or the prompt receipt of required consents or approvals under HSR (if required), the California Act or other applicable Laws.

(e)    After the Closing Date, each party must provide the other party reasonable access to its employees and its Affiliates’ employees, for purposes of consultation or otherwise, to the extent that such access may reasonably be required in connection with matters relating to or affected by the operation of the Business before the Closing Date. The parties agree to cooperate in connection with any audit, investigation, hearing or inquiry by any Governmental Entity, litigation or regulatory or other proceeding which may arise following the Closing Date and which relates to the ownership of LLC Interests or the operation of the Business, before the Closing Date. Notwithstanding any other provision of this Agreement to the contrary, each party shall bear its own expenses, including fees of attorneys or other representatives, in connection with any such matter described in this Section 6.3 in which Seller and Buyer are subjects or parties or in which they have a material interest; provided, however, that all filing or application fees payable by any of the Parties to any Governmental Entity with respect to the transactions contemplated by this Section 6.3 shall be borne 50% by Buyer and 50% by Seller.
Section 6.4    Public Disclosures. Before the Closing Date, no party to this Agreement or its Representatives or Affiliates will issue any press release or make any public disclosure concerning the transactions contemplated by this Agreement without the prior written consent of the other party, except that the Parties and their Affiliates may make any such disclosures required by applicable securities law or securities exchange rules or the California Act. After the Closing Date (if Closing shall occur), no party will issue any press release or make any public disclosure concerning the transactions contemplated by this Agreement or the contents of this Agreement without the prior written consent of the other party, which shall not be unreasonably withheld, delayed or conditioned. Notwithstanding the above, nothing in this Section will preclude any party from making any disclosures that are required by Law or the rules or regulations of any agency with jurisdiction over such party (or the securities of any of its Affiliates) or are necessary and proper in conjunction with the filing of any Tax Return or other document required to be filed with any Governmental Entity; provided that, where practicable, the party required to make such disclosure shall allow the other party reasonable time to review and comment thereon in advance of such disclosure.
Section 6.5    Access to Records and Personnel.
(a)    Buyer shall retain (or use reasonable efforts to cause the Company after Closing to retain) the books, records, documents, instruments, accounts, correspondence, writings, evidences of title and other papers (in each case, including electronic versions thereof) relating to the Business or the Company and the period before Closing (the “Books and Records”) for the period of time set forth in its records retention policies on the Closing Date or for such longer period as may be required by Law or any applicable Order or other court order but in any event for at least seven (7) years. After the seven-year period, before Buyer or the Company shall dispose of any such Books and Records, Buyer shall give at least forty-five (45) days’ prior written notice to such effect to Seller, and Seller shall be given the opportunity, at its expense, to remove and retain all or any part of such Books and Records as Seller may elect. Notwithstanding the foregoing, Buyer shall retain (or cause the Company to retain) for such longer periods any and all material Books and Records that relate to any ongoing litigation, investigation, Action or proceeding until such time as Buyer is notified of the final conclusion of such matter.

(b)    The parties will allow each other reasonable access to Books and Records, and to personnel having knowledge of the whereabouts and contents of Books and Records, for the preparation of Tax Returns or the defense of litigation and responding to data requests from Governmental Entities. Each party shall be entitled to recover its out-of-pocket costs (including copying costs) incurred in providing such records and personnel to the other party. The requesting party will hold in confidence (except as required by applicable Law, and then only after giving the disclosing party an opportunity to seek an appropriate remedy) all confidential information identified as such by, and obtained from, the disclosing party or any of its Representatives, provided, however, that information which (i) was in the public domain; (ii) was in fact known to the requesting party before disclosure by the disclosing party or its Representatives; or (iii) becomes known to the requesting party from or through a third party not under an obligation of non-disclosure to the disclosing party, shall not be deemed to be confidential information.
Section 6.6    Employee Matters. Buyer shall be responsible for, and shall reimburse Seller for, severance pay payable to any employee of Seller that provides services to the Company that Buyer elects not to hire or that Buyer terminates pursuant to Seller’s policies in place as of Closing and disclosed to Buyer.
Section 6.7    Non-Solicitation. Each of Seller and Buyer agrees that, except with respect to the employees listed on Schedule 6.7, for a period of two (2) years beginning on the date of this Agreement, it shall not directly or indirectly induce or attempt to induce any employee of the other party or such other party’s Affiliates (including the Company to the extent applicable) to leave its employ, or in any way directly or indirectly interfere or attempt to interfere with the relationship between such other party and such employee. This Section 6.7 applies only to employees who, in the case of Seller, devote significant time to the Company before Closing and, in the case of Buyer, devote significant time to the Company after Closing. Notwithstanding the foregoing, the limitations set forth herein shall not prohibit the use of any general solicitations not directed at such other party’s employees or prohibit the employment of any such employee if such Person initiates contact with the hiring party without the hiring party’s encouragement (excluding the general solicitations described above).
Section 6.8    Amendments of Disclosure Schedules.
(a)    Seller may, from time to time, before the Closing, by written notice to Buyer, supplement or amend its Disclosure Schedules (each a “Schedule Update”) to disclose any matter if such supplement or amendment relates to a matter that did not arise until after the date of this Agreement or to remove any matter if such supplement or amendment relates to an occurrence after the date of this Agreement. The representations and warranties to which any such supplemented or amended portions of the Disclosure Schedule relate, so long as the matter so disclosed or removed would not reasonably be expected to have a Material Adverse Effect on the Company and provided that the supplement or amendment does not relate to a matter that would require the consent of Buyer pursuant to Section 6.1 and to which Buyer did not consent under Section 6.1, shall be deemed amended as if made on the date hereof to reflect such changes for purposes of determining whether the conditions set forth in Article VII have been fulfilled. However, if the Closing occurs, the Disclosure Schedules (i) shall be deemed to include only that information contained therein on the date of this Agreement and in any Schedule Updates reflecting actions taken by Seller or the Company as permitted or authorized by Section 6.1, and (ii) shall be deemed to exclude all other information contained in any Schedule Update for purposes of determining Buyer’s rights to indemnification under Article IX.
(b)    In the event Seller provides a Schedule Update after the execution and delivery of this Agreement as permitted by Section 6.8(a), and if the matter disclosed thereby would reasonably be expected to have a Material Adverse Effect on the Company, Buyer may terminate this Agreement by giving written notice to Seller which contains complete and full particulars as to all reasons for such termination within ten (10) days of receipt of such amended Disclosure Schedule or, if receipt of such amended Disclosure Schedule was less than ten (10) days before the Closing, on or before the Closing. If Buyer does not provide written notice to Seller of termination of the Agreement in accordance with this Section 6.8(b), the representations and warranties to which such Schedule Update relates shall be deemed amended as set forth in Section 6.8(a).
Section 6.9    Intercompany Liabilities; Support Obligations.
(a)    Before or on the Closing Date, Seller shall, and shall cause the Company to, settle, repay or cancel all intercompany accounts that are unpaid as of the Closing Date between the Company, on the one hand, and Seller and its Affiliates (other than the Company), on the other hand.
(b)    As of the Closing Date, Seller and its Affiliates (other than the Company) shall be released from any and all obligations under any Support Obligations related to or entered into with respect to the Business. Buyer acknowledges the list of Support Obligations set forth in Schedule 6.9(b) and agrees to substitute for each such Support Obligation by Seller or one of its Affiliates, a Support Obligation by Buyer or one of its Affiliates acceptable to the counterparty thereto.
(c)    Except for Support Obligations set forth on Schedule 6.9(c), Seller shall take (or cause to be taken) all action necessary such that all contracts with its Affiliates terminate prior to, or simultaneously with, the Closing without any further action or Liability on the part of the parties thereto or Buyer or any of its Affiliates (including the Company).
Section 6.10    Insurance and Indemnities.
(a)    Buyer shall purchase a six-year extended reporting period endorsement (“reporting tail coverage”) under the Company’s existing directors’ and officers’ liability insurance coverage, provided that such reporting tail coverage shall extend the director and officer liability coverage in force as of the date of this Agreement from the Closing Date on terms, that in all material respects, are no less favorable to the intended beneficiaries thereof than the existing directors’ and officers’ liability insurance. Buyer shall maintain for a six-year period all director and officer indemnities in the Organizational Documents of the Company, and shall extend such indemnities to the individuals serving as directors or officers of the Company immediately before the Closing, even though the individuals serving in such capacities may no longer be directors or officers after the Closing.

(b)    Buyer, on behalf of itself and its successors acknowledges and agrees to all of the following:
(i)    After the Closing Date, no insurance coverage is provided under the Seller Policies with respect to the Company or its Business;
(ii)    All rights or claims, whether or not known, which may arise under or with respect to the Seller Policies, are deemed assigned to Seller and its Affiliates;
(iii)    No claims regarding any matter whatsoever, whether or not arising from events occurring before the Closing Date, shall be made against the Seller Policies by Buyer or its successors, or any Person subrogated to their rights; and
(iv)    Each of the agreements set out in this Section 6.10 shall continue in force after Closing.
Section 6.11    Notice of Certain Events. Until Closing, Seller shall promptly notify Buyer in writing of any fact, change, event, circumstance, development, occurrence or action the existence, occurrence or taking of which (a) has had, or would reasonably be expected to have, a Material Adverse Effect, (b) has resulted in, or would reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct, or (c) has resulted in, or would reasonably be expected to result in, the failure of any of the conditions set forth in Article VII to be satisfied. Buyer’s receipt of information pursuant to this Section 6.11 will not operate as a waiver or otherwise affect any representation, warranty or covenant given or made by Seller in this Agreement and will not be deemed to amend or supplement the Schedules.
Section 6.12    Casualty Loss and Condemnation. Except as otherwise provided in this Section 6.12, during the period after the date of this Agreement but prior to the Closing, all risk of loss or damage to the property or assets of the Company shall, as between Buyer and Seller, be borne by Seller. If during such period the property or assets of the Company are damaged by an earthquake, landslide, hurricane, tornado, adverse weather condition, fire or other natural disaster, act of God or other casualty (each such event, an “Event of Loss”), or are taken by a Governmental Entity by exercise of the power of eminent domain (each, a “Taking”), then the following provisions of this Section 6.12 shall apply:
(a)    Following the occurrence of (i) any one or more Events of Loss, if the aggregate costs to restore, repair or replace the property or assets of the Company subject to such Event of Loss to a condition reasonably comparable to their prior condition, plus the amount of any lost profits reasonably expected to accrue after Closing as a result of such Event of Loss, such amount pursuant to this clause (i) to be determined by an independent third party appraiser or other qualified expert selected by Buyer and reasonably acceptable to Seller (collectively, “Restoration Costs”), or (ii) any one or more Takings, if the value of the property subject to such Taking plus the amount of any lost profits reasonably expected to accrue after Closing as a result of such Taking, less any condemnation award received by Buyer (provided that any such condemnation award is made available to Buyer), such amount pursuant to this clause (ii) to be determined by an independent third party appraiser or other qualified expert selected by Buyer and reasonably acceptable to Seller

(collectively, the “Condemnation Value”), is, in the aggregate, less than or equal to $1,000,000, there shall be no effect on the transactions contemplated hereby (including for purposes of the closing conditions and the indemnification and termination provisions hereunder), except that Buyer shall be entitled to receive any insurance proceeds attributed to such casualty that are not used by Buyer to restore, repair or replace any damaged property or assets and any condemnation award, and any such proceeds and award will be excluded from the calculation of the Final Net Working Capital.
(b)    Subject to the Joint Project Agreement and the termination right of Buyer set forth in Section 6.12(d), upon the occurrence of any one or more Events of Loss or Takings involving aggregate Restoration Costs and Condemnation Value in excess of $1,000,000 (a “Major Loss”), Seller shall have, in the case of a Major Loss relating solely to one or more Events of Loss, the option, exercised by notice to Buyer, to restore, repair or replace the damaged assets or properties prior to Closing to a condition reasonably comparable to their prior condition. If Seller elects to so restore, repair or replace the assets or properties relating to a Major Loss, which election shall be made by notice to Buyer prior to the Closing Date and as soon as practicable following the occurrence of the Major Loss, Seller will complete or cause to be completed prior to the Closing, as a condition to Buyer’s obligation to consummate the Closing, the repair, replacement or restoration of the damaged assets or property to their condition as of the date of this Agreement, and the Closing Date shall be postponed until the amount of time reasonably necessary to complete the restoration, repair or replacement of such property or assets as reasonably agreed among Buyer and Seller has elapsed. If Seller elects not to cause the restoration, repair or replacement of the property or assets affected by a Major Loss, or such Major Loss is the result in whole or in part of one or more Takings or is otherwise not capable of being restored, repaired or replaced, the provisions of Section 6.12(c) will apply.
(c)    Subject to the Joint Project Agreement and to the termination right of Buyer set forth in Section 6.12(d), in the event that Seller elects not to cause the restoration, repair or replacement of a Major Loss, or in the event that Seller, having elected to cause the repair, replacement or restoration of the Major Loss, fails to cause its completion within the period of time agreed upon by the Parties pursuant to or as otherwise required by Section 6.12(b), or in the event that a Major Loss is the result in whole or in part of one or more Takings or is otherwise not capable of being restored, repaired or replaced, then the Parties shall, within thirty (30) days following Seller’s election not to cause the restoration, repair or replacement, failure to complete, or the occurrence of such Major Loss, as the case may be, adjust the Initial Purchase Price by the aggregate Restoration Cost and Condemnation Value related thereto, as mitigated by any repair, replacement or restoration work actually completed by Seller, and proceed to Closing. To assist Buyer in its evaluation of any and all Events of Loss, Seller shall provide Buyer such access to the properties and assets and such information as Buyer may reasonably request in connection therewith.
(d)    In the event that the aggregate Restoration Costs and Condemnation Value with respect to one or more Events of Loss and/or Takings equals an amount in excess of $5,000,000, then Buyer shall have the right to terminate this Agreement by notice in writing to Seller.

Section 6.13    Exclusivity. Except with respect to this Agreement and the transactions contemplated hereby and except to the extent Seller determines any action is necessary to comply with the ROFR, Seller shall not, and shall cause its Affiliates and its and their respective Representatives (including any investment banking, legal or accounting firm retained by any of the foregoing) not to: (a) initiate, solicit or seek, directly or indirectly, any inquiries or the making or implementation of any proposal or offer with respect to a merger, acquisition, consolidation, recapitalization, liquidation, dissolution, equity investment or similar transaction involving, or any purchase of all or any substantial portion of the assets or any equity interests of, Seller or any Acquired Company (any such proposal or offer being hereinafter referred to as a “Proposal”); (b) engage in any negotiations concerning, or provide any confidential information or data to, or have any substantive discussions with, any Person relating to a Proposal; (c) otherwise cooperate in any effort or attempt to make, implement or accept a Proposal; or (d) enter into a Contract with any Person relating to a Proposal. The obligations set forth in this Section 6.13 shall expire upon the earlier of (y) the termination of this Agreement and (z) the Closing Date.
ARTICLE VII
CONDITIONS
Section 7.1    Conditions Precedent to Obligations of Buyer and Seller. The respective obligations of Buyer and Seller to consummate the transactions contemplated by this Agreement on the terms specified herein shall be subject to the satisfaction at or before the Closing of each of the following conditions:
(a)    Regulatory Authorizations. (i) The Governmental Approvals set forth in Schedules 3.5 and 5.4 shall have been obtained, (ii) the CPUC shall have issued a final and unappealable decision approving without adverse modification (assessed under the materiality threshold set forth in Section 6.3(b)) the transfer of the LLC Interests under the California Act and under decisions of the CPUC relating to the gas storage facilities owned by the Company (the “CPUC Order”), and (iii) if required, approval shall have been granted under HSR or all applicable waiting periods thereunder shall have lapsed or been terminated; and
(b)    Certain Rights. The ROFR shall have terminated, expired, or been waived, or otherwise is no longer be in effect.
Section 7.2    Conditions Precedent to Obligation of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement on the terms specified herein shall be subject to the satisfaction of each of the following conditions:
(a)    Representations and Warranties. (i) Buyer’s representations and warranties made in Section 5.1, Section 5.2, Section 5.4, and Section 5.9 shall be true and correct in all respects as of the date of this Agreement and the Closing Date as though made on such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date), and (ii) each of Buyer’s other representations and warranties made in Article V shall be true and correct in all respects (without regard to materiality qualifiers) as of the date of this Agreement and the Closing Date as though made on such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date), and except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Buyer to perform its material obligations under this Agreement or to consummate the transactions contemplated hereby;
(b)    Performance of Covenants. Buyer shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed by it before or at the Closing;
(c)    Deliveries. Buyer shall have delivered to Seller the items required by Section 2.4;
(d)    No Injunction, etc. There shall be no Law or Order that is in effect that prohibits the consummation of any of the transactions contemplated by this Agreement and no Action before any Governmental Entity shall be pending which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the enforceability of this Agreement; and
(e)    Substitution of Support Obligations. Buyer shall have provided in accordance with Section 6.9(b) substitute Support Obligations for the Support Obligations set forth in Schedule 6.9(b) and delivered releases acceptable in form and substance to Seller in favor of Seller or its Affiliates with respect to such substituted Support Obligations.
Section 7.3    Conditions Precedent to Obligation of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement on the terms specified herein is subject to the satisfaction of each of the following conditions:
(a)    Representations and Warranties. (i) Seller’s representations and warranties made in Section 3.1, Section 3.2, Section 3.4, Section 3.7, Section 4.1, and Section 4.13 shall be true and correct in all respects as of the date of this Agreement and the Closing Date as though made on such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date), and (ii) each of Seller’s other representations and warranties made in Articles III and IV shall be true and correct in all respects (without regard to materiality qualifiers, including Material Adverse Effect) as of the date of this Agreement and the Closing Date as though made on such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date), and except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Seller or the Company;
(b)    Performance of Covenants. Seller shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed by it before or at the Closing;
(c)    Deliveries. Seller shall have delivered to Buyer the items required by Section 2.5; and
(d)    No Injunction, etc. There shall be no Law or Order that is in effect that restrains, restricts or prohibits the consummation of any of the transactions contemplated by this Agreement and no Action before any Governmental Entity shall be pending which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the enforceability of this Agreement.
ARTICLE VIII
TERMINATION
Section 8.1    Termination Events. This Agreement may be terminated at any time before the Closing:
(a)    By the mutual written consent of Buyer and Seller;
(b)    By either Buyer or Seller, by written notice to the other party, if the Closing has not occurred by the close of business on the first anniversary of the date of this Agreement (subject to extension (i) automatically for an additional six (6) months after such date if as of such date the CPUC has not issued the CPUC Order and/or (ii) to accommodate any cure period specified in Sections 8.1(c) or 8.1(e)), provided that the failure to consummate the transactions contemplated by this Agreement did not result from the failure by the party seeking termination of this Agreement to fulfill any material obligation or covenant provided for herein that is required to be fulfilled by it before the Closing;
(c)    By Buyer, by written notice to Seller, if Seller breaches or fails to perform in any material respect any of its representations, warranties, covenants or obligations contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.3 and (ii) cannot be or has not been cured within thirty (30) days after the giving of written notice to Seller; provided that Buyer is not then in material breach of this Agreement;
(d)    By Buyer in accordance with Section 6.8(b);
(e)    By Seller, by written notice to Buyer, if Buyer breaches or fails to perform in any material respect any of its representations, warranties, covenants or obligations contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.2 and (ii) cannot be or has not been cured within thirty (30) days after the giving of written notice to Buyer; provided that Seller is not then in material breach of this Agreement;
(f)    By either Buyer or Seller if any Law or Order becomes effective prohibiting or making illegal the consummation of the transactions contemplated by this Agreement, upon written notification of the non-terminating party by the terminating party;
(g)    By Seller or Buyer, by written notice to the other party, if PG&E exercises the purchase right set forth in the Joint Project Agreement;
(h)    By Buyer pursuant to Section 6.12(d); or
(i)    By Seller by written notice to Buyer, or by Buyer by written notice to Seller, following the expiration of the period set forth in Section 6.3(b)(ii), in the event Buyer has notified Seller pursuant to Section 6.3(b)(i) and Buyer has notified Seller pursuant to Section 6.3(b)(ii) that it has elected not to agree to a Material Request.
Section 8.2    Effect of Termination. If this Agreement is terminated as provided in Section 8.1, neither Buyer nor Seller shall have any further obligations to any other party and the provisions of this Agreement shall have no further force and effect; provided, however, (a) no such termination shall serve or operate to release any party from any liability with respect to any breach of its duties and obligations hereunder before such termination, it being expressly agreed and acknowledged that such liabilities, and the terms and provisions hereof relating thereto (including provisions of indemnity), survive any such termination, and (b) Sections 6.4, 6.7, 8.2, 8.3 and 9.2(d) and Article XI, and Buyer’s indemnification obligations under Section 6.2, survive the termination of this Agreement.
Section 8.3    Deposit.
(a)    Seller shall be entitled to retain the Deposit as liquidated damages in the event of the termination of this Agreement in any of the following circumstances:
(i)    Seller terminates this Agreement pursuant to Section 8.1(e); or
(ii)    Seller or Buyer terminates this Agreement pursuant to Section 8.1(b) and at the time of such termination (A) the conditions set forth in Section 7.1 and Section 7.3 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing and that were, at the time of termination, capable of being satisfied), (B) Seller has confirmed in writing to Buyer that Seller is ready, willing, and able to consummate the Closing, and (C) Buyer shall have failed to consummate the Closing.
Notwithstanding anything to the contrary in this Agreement, Seller’s right to retain the Deposit pursuant to this Section 8.3(a) will be the sole and exclusive remedy of Seller or any of its Affiliates against Buyer or any of its Affiliates or any of its or their respective Representatives for any and all Damages that may be suffered based upon, resulting from or arising out of the circumstances giving rise to such termination, and upon retention of the Deposit by Seller, none of Buyer or any of its Affiliates or any of its or their respective Representatives will have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement. The parties agree that the actual damages sustained by Seller in the event of a termination of this Agreement pursuant are difficult to ascertain with any certainty, that the Deposit is a reasonable estimate of such damages, and that such payment shall be considered as liquidated damages and not a penalty.

(b)    Except as provided in Section 8.3(a), upon termination of this Agreement Seller shall promptly return the Deposit, without interest, to Buyer.

ARTICLE IX
SURVIVAL; INDEMNIFICATION
Section 9.1    Survival.
(a)    The respective representations and warranties of Seller and of Buyer contained in this Agreement shall, without regard to any investigation made by any party, survive the Closing Date for a period ending eighteen (18) months after the Closing Date; provided, however, that (i) the representations and warranties contained in Sections 3.1, 3.2, 3.4, 4.1, 5.1, 5.2, and 5.7 shall survive the Closing Date indefinitely and (ii) the representations and warranties contained in Section 4.8 and the provisions of Article X shall survive until the date that is ninety (90) days following expiration of the applicable statute of limitations (including any extensions thereof). The covenants and agreements that by their terms do not contemplate performance after the Closing Date shall terminate at Closing. The covenants and agreements that by their terms contemplate performance after the Closing Date shall survive the Closing in accordance with their respective terms until such covenant or agreement has been performed. The applicable survival period set forth above for each such covenant, agreement, representation or warranty is referred to herein as the “Survival Period”.
(b)    No claim for Damages or other relief of any kind (including a claim under Sections 9.2(a) or 9.3(a)) arising out of or relating to the breach of any covenant, agreement, representation or warranty under this Agreement may be brought unless a written notice describing the nature of the claim, the theory of liability or the nature of the relief sought and the material factual assertions upon which the claim is based is given to the other party, before the termination of the applicable Survival Period. Notwithstanding anything herein to the contrary, any covenant, agreement, representation or warranty that would otherwise terminate shall continue to survive for any claim for Damages with respect to which such notice is given pursuant to this Agreement before the end of the Survival Period, until the matter is finally resolved and any related Damages are paid.
Section 9.2    Indemnification by Seller.
(a)    Except as otherwise provided in Article X below with respect to Tax matters and subject to the other provisions of this Agreement, Seller shall, from and after Closing, pay, defend, indemnify and hold Buyer, its Affiliates (including, following the Closing, the Company) and its and their respective successors and permitted assigns, and their respective shareholders, members, partners (general and limited), officers, directors, managers, employees, agents and representatives, and each of their heirs, executors, successors and assigns (“Buyer Indemnified Parties”), harmless from and against and in respect of any and all Actions, demands, claims, lawsuits, causes of action, losses, payments, costs, expenses, penalties, liabilities, damages, obligations, assessments, investigations and other proceedings (whether or not before a Governmental Entity and whether or not brought by a third party), including reasonable attorney’s fees, consultant fees, court costs and other documented out-of-pocket expenses incurred investigating or preparing for the foregoing (collectively, “Damages”):
(i)    any breach of any representation or warranty made by Seller as though such representation or warranty was made on and as of the date of this Agreement and the Closing Date;

(ii)    any breach of any of the covenants or obligations of Seller in this Agreement; and
(iii)    any and all liabilities for Taxes of the Company or any of its Subsidiaries for which Seller is responsible pursuant to Article X of this Agreement.
(b)    The foregoing obligation to indemnify Buyer Indemnified Parties set forth in Section 9.2(a)(i) through Section 9.2(a)(iii) shall be subject to each of the following limitations:
(i)    Such indemnification obligations shall terminate upon expiration of the applicable Survival Period.
(ii)    With respect to Section 9.2(a)(i), no reimbursement or payment for any Damages asserted against Seller under such indemnification obligations shall be required unless and until the cumulative aggregate amount of such Damages equals or exceeds one percent (1%) of the Final Closing Date Purchase Price (the “Deductible”), and then only to the extent that the cumulative aggregate amount of Damages, as finally determined, exceeds the Deductible; provided that any Damages which individually total less than $25,000 (“De Minimis Losses”) shall be excluded in their entirety and Seller has no liability hereunder to any Buyer Indemnified Parties for any such De Minimis Losses. Notwithstanding the foregoing, breach of the representations and warranties contained in Section 3.1, 3.2, 3.4, 3.7, 4.1, 4.8, 4.13 or 4.14(b) shall not be subject to the Deductible or the De Minimis Losses limitations.
(c)    Notwithstanding anything to the contrary contained in this Agreement, (i) with respect to Section 9.2(a)(i), Seller’s aggregate liability to the Buyer Indemnified Parties for Damages under or relating to this Agreement and the transactions contemplated hereby (including the indemnification provisions set forth in Article X), other than to the extent arising out of any breach by Seller of the representations and warranties contained in Section 3.1, 3.2, 3.4, 3.7, 4.1, 4.8, 4.13 or 4.14(b), shall not exceed ten percent (10%) of the Final Closing Date Purchase Price and (ii) in no event shall Seller’s aggregate liability to the Buyer Indemnified Parties for all Damages under or relating to this Agreement and the transactions contemplated hereby exceed the Final Closing Date Purchase Price.
(d)    The indemnities provided in this Section 9.2 shall survive the Closing. From and after the Closing, the indemnity provided in this Section 9.2 and the provisions of Section 11.18, shall be the sole and exclusive remedy of the Buyer Indemnified Parties against Seller at law or in equity relating to this Agreement or the transactions contemplated hereby, and Buyer hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation of Seller set forth in this Agreement or otherwise relating to the subject matter of this Agreement that Buyer may have against Seller and its Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Section 9.2; provided, however, that nothing in this Section 9.2(d) shall prevent or otherwise limit Buyer from (i) seeking injunctive or equitable relief, including specific performance pursuant to Section 11.18, for claims of breach or failure to perform covenants under this Agreement or (ii) pursuing, and recovering in respect of, any claim based on fraud or willful misconduct.
(e)    Buyer shall give Seller prompt written notice of any third party claim which may give rise to any indemnity obligation under this Section, together with the estimated amount of such claim, and Seller has the right to assume the defense of any such claim through counsel of its own choosing, by so notifying Buyer within sixty (60) days of receipt of Buyer’s written notice. Failure to give prompt notice shall not affect the indemnification obligations hereunder in the absence of actual prejudice. If Buyer desires to participate in any such defense assumed by Seller, it may do so at its sole cost and expense; provided that Seller shall be entitled to control any such defense. If Seller fails to assume any such defense, it shall be liable to the extent provided under Section 9.2(a) for all reasonable costs and expenses of defending such claim as and when incurred by Buyer, including reasonable fees and disbursements of counsel, in the event it is ultimately determined by Order of a competent court that Seller is liable for such claim pursuant to the terms of this Agreement. No party shall, without the prior written consent of the other party, settle, compromise or offer to settle or compromise any such claim or demand on a basis which would result in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the other party or any Subsidiary or Affiliate thereof or if such settlement or compromise does not include an unconditional release of the other party and Subsidiaries and Affiliates thereof for any liability arising out of such claim or demand or any related claim or demand.
(f)    Seller shall not be entitled to assume the defense of such third-party claim, but shall be able to participate fully and jointly with Buyer, if:
(i)    The third-party claim seeks, in addition to or in lieu of monetary damages, any injunctive or other equitable relief (except where non-monetary relief is merely incidental to a primary claim or claims for monetary damages);
(ii)    The third-party claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; or
(iii)    The third-party claim would give rise to Damages that are more than the amount indemnifiable by Seller pursuant to this Article IX.
(g)    Any claim by Buyer on account of Damages that does not result from a third party claim (a “Buyer Direct Claim”) will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of the events that gave rise to such Direct Claim; provided, that failure to provide timely notice shall not affect the Indemnified Party’s indemnification hereunder, except to the extent that the Indemnifying Party is actually materially prejudiced by such delay or omission. Such notice by the Indemnified Party will describe the Buyer Direct Claim in reasonable detail and will indicate the estimated amount, if reasonably practicable, of Losses that has been or may be sustained by the Indemnified Party. Seller will have a period of thirty (30) days within which to respond in writing to such Buyer Direct Claim. If Seller does not so respond within such thirty (30) day period, Seller will be deemed to have rejected such claim, in which event Buyer will be free to pursue such remedies as may be available to Buyer on the terms and subject to the provisions of this Agreement.
Section 9.3    Indemnification by Buyer.
(a)    Except as otherwise provided in Article X below and subject to the further provisions of this Agreement, Buyer shall, from and after Closing, pay, defend, indemnify and hold Seller, its Affiliates and their respective successors and permitted assigns, and their respective shareholders, members, partners (general and limited), officers, directors, managers, employees, agents, and representatives, and each of their heirs, executors, successors and assigns (“Seller Indemnified Parties”), harmless from and against and in respect of any and all Damages arising out of any breach of
(i)    any of the representations and warranties of Buyer in Article V; and
(ii)    any of the covenants or obligations of Buyer in this Agreement.
(b)    The foregoing obligation to indemnify Seller Indemnified Parties set forth in Section 9.3(a)(i) through Section 9.3(a)(ii) shall be subject to each of the following limitations:
(i)    Buyer’s indemnification obligations under Section 9.3(a) shall terminate upon expiration of the applicable Survival Period.
(ii)    With respect to Section 9.3(a)(i), no reimbursement or payment for any Damages asserted against Buyer under such indemnification obligations shall be required unless and until the cumulative aggregate amount of such Damages equals or exceeds the Deductible, and then only to the extent that the cumulative aggregate amount of Damages, as finally determined, exceeds the Deductible; provided that any De Minimis Losses shall be excluded in their entirety and Buyer has no liability hereunder to any Seller Indemnified Parties for any such De Minimis Losses.
(c)    Notwithstanding anything to the contrary contained in this Agreement, (i) with respect to Section 9.3(a)(i), Buyer’s aggregate liability to the Seller Indemnified Parties for Damages under or relating to this Agreement and the transactions contemplated hereby (including the indemnification provisions set forth in Article X), other than to the extent arising out of any breach by Buyer of the representations and warranties contained in Sections 5.1 or 5.2, shall not exceed ten percent (10%) of the Final Closing Date Purchase Price and (ii) in no event shall Buyer’s aggregate liability to the Seller Indemnified Parties for all Damages under or relating to this Agreement and the transactions contemplated hereby exceed the Final Closing Date Purchase Price, other than to the extent arising out of any failure by Buyer to make any Earnout Payment due to Seller under Section 2.1(c).
(d)    The indemnities provided in this Section 9.3 shall survive the Closing. From and after the Closing, the indemnity provided in this Section 9.3 and the provisions of Section 11.18 shall, from and after Closing, be the sole and exclusive remedy of the Seller Indemnified Parties against Buyer at law or in equity relating to this Agreement in the transactions contemplated hereby, and Seller hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation of Buyer set forth in this Agreement or otherwise relating to the subject matter of this Agreement that Seller may have against Buyer and its Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Section 9.3; provided, however, that nothing in this Section 9.3(d) shall prevent or otherwise limit Seller from (i) seeking injunctive or equitable relief, including specific performance pursuant to Section 11.18, for claims of breach or failure to perform covenants under this Agreement or (ii) pursuing, and recovering in respect of, any claim based on fraud or willful misconduct.
(e)    Seller shall give Buyer prompt written notice of any third party claim which may give rise to any indemnity obligation under this Section, together with the estimated amount of such claim, and Buyer has the right to assume the defense of any such claim through counsel of its own choosing, by so notifying Seller within sixty (60) days of receipt of Seller’s written notice. Failure to give prompt notice shall not affect the indemnification obligations hereunder in the absence of actual prejudice. If Seller desires to participate in any such defense assumed by Buyer it may do so at its sole cost and expense; provided that Buyer shall be entitled to control any such defense. If Buyer fails to assume any such defense, it shall be liable to the extent provided under Section 9.2(a) for all reasonable costs and expenses of defending such claim as and when incurred by Seller, including reasonable fees and disbursements of counsel, in the event it is ultimately determined by Order of a competent court that Buyer is liable for such claim pursuant to the terms of this Agreement. No party shall, without the prior written consent of the other party, settle, compromise or offer to settle or compromise any such claim or demand on a basis which would result in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the other party or any Subsidiary or Affiliate thereof or if such settlement or compromise does not include an unconditional release of the other party and Subsidiaries and Affiliates thereof for any liability arising out of such claim or demand.
(f)    Buyer shall not be entitled to assume the defense of such third-party claim, but shall be able to participate fully and jointly with Seller, if:
(i)    The third-party claim seeks, in addition to or in lieu of monetary damages, any injunctive or other equitable relief (except where non-monetary relief is merely incidental to a primary claim or claims for monetary damages);
(ii)    The third-party claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; or
(iii)    The third-party claim would give rise to Damages that are more than the amount indemnifiable by Buyer pursuant to this Article IX.
(g)    Any claim by Seller on account of Damages that does not result from a third party claim (a “Seller Direct Claim”) will be asserted by giving Buyer reasonably prompt written notice thereof, but in any event not later than thirty (30) days after Seller becomes aware of the events that gave rise to such Seller Direct Claim; provided, that failure to provide timely notice shall not affect Seller’s indemnification hereunder, except to the extent that Buyer is actually materially prejudiced by such delay or omission. Such notice by Seller will describe the Seller Direct Claim in reasonable detail and will indicate the estimated amount, if reasonably practicable, of Damages that has been or may be sustained by Seller. Buyer will have a period of thirty (30) days within which to respond in writing to such Seller Direct Claim. If Buyer does not so respond within such thirty (30) day period, Buyer will be deemed to have rejected such claim, in which event Seller will be free to pursue such remedies as may be available to Seller on the terms and subject to the provisions of this Agreement.
Section 9.4    Other Indemnification Matters.
(a)    The amount of any Damages for which indemnification is provided under this Article IX shall be computed net of any insurance or other proceeds received or recoverable by the indemnified party in connection with such Damages.
(b)    Each of the Seller Indemnified Parties and Buyer Indemnified Parties shall use its commercially reasonable efforts to mitigate any Damages in connection with this Agreement, including the pursuit in good faith of claims under any applicable insurance policies and against third parties who may be responsible for Damages. Without limiting the foregoing, the amount of Damages for which indemnification is provided under Section 9.2(a)(i) for breach of the representations and warranties contained in Section 4.14 shall be calculated based on the cost to procure the requisite gas by the least costly method available to Buyer at the time in question (consistent with historic business practices of the Company).
(c)    The parties agree that the indemnification provisions set forth in this Agreement shall not apply to any Damages to the extent such Damages are accounted for in the calculations of the purchase price adjustments set forth in Section 2.2.
(d)    For purposes of this Article IX, the amount of any indemnifiable Damages in respect of the inaccuracy or breach of any representation or warranty (but not whether the inaccuracy or breach occurred) shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty; provided that the materiality qualifications in Section 4.6 will be disregarded for purposes of determining whether any inaccuracy or breach of such representation or warranty occurred solely with respect to such representation or warranty as of the date of this Agreement.
(e)    The representations, warranties, covenants and agreements of the indemnifying Party, and Seller Indemnified Parties and Buyer Indemnified Parties right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of Seller Indemnified Parties or Buyer Indemnified Parties (including by any of their Representatives) or by reason of the fact that Seller Indemnified Parties or Buyer Indemnified Parties or any of their Representatives knew or should have known that any such representation or warranty, is, was or might be inaccurate or by reason of Seller Indemnified Parties’ or Buyer Indemnified Parties’ waiver of any condition set forth in Article VIII.
(f)    In the event that the transactions contemplated hereby are consummated at the Closing, the parties agree to treat any indemnity payment made pursuant to Article IX as an adjustment to the Final Closing Date Purchase Price unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

ARTICLE X
TAX MATTERS
Section 10.1    Tax Indemnification.
(a)    Seller shall indemnify and hold Buyer and its Affiliates harmless from (i) all liability for Taxes imposed on or with respect to the Company, any of its Subsidiaries and the Business and all liability for Taxes imposed on any of the income, assets or operations of the Company, any of its Subsidiaries or the Business (and any Taxes of Seller or any other Person for which the Company may be liable by contract, operation of law, or otherwise) with regard to any taxable period ending on or before the Closing Date (the “Pre-Closing Period”) and the portion ending on the Closing Date of any taxable period that begins before and ends after the Closing Date (a “Straddle Period”), (ii) all Taxes that are the subject of a breach of any of the representations and warranties set forth in Section 4.8; (iii) all Taxes for which the Company, any Subsidiary or the Business may be liable by reason of being a member of a consolidated, combined, unitary or affiliated group at or prior to the Closing, and (iv) all Taxes imposed on the Company, any Subsidiary or the Business as a result of the transactions contemplated by this Agreement.
(b)    With respect to a Straddle Period, the portion of Taxes attributable to the portion of such taxable period ending on the Closing Date shall be calculated as though the tax year terminated as of the close of business on the Closing Date; provided, however, that in the case of a Tax not based on income, receipts, proceeds, profits or similar items, or other Taxes on specific transactions occurring before or after the Closing Date (including use tax attributable to property purchased before or after the Closing Date), such Taxes shall be equal to the amount of Tax for the taxable period multiplied by a fraction, the numerator of which shall be the number of days from the beginning of the taxable period through the Closing Date and the denominator of which shall be the number of days in the taxable period.
(c)    The indemnities provided in this Section 10.1 shall survive the Closing until ninety (90) days after the expiration of the applicable statutes of limitation plus any extensions or waivers thereof.
(d)    The parties agree that the indemnification provisions set forth in this Article X shall not apply to any Taxes to the extent such Taxes are accounted for in the calculations of the purchase price adjustments set forth in Section 2.2.
Section 10.2    Preparation and Filing of Tax Returns.
(a)    Seller shall not, without the written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed), file any amended Tax Return after the Closing Date with respect to the Company, any of its Subsidiaries or the Business for any Pre-Closing Period if and to the extent such amended Tax Return would reasonably be expected to impact Buyer or the

Company after the Closing. Except as may be required by applicable Law, Buyer shall not file, and shall not cause the Company or any of its Subsidiaries to file, any amended Tax Return with respect to the Company, any Subsidiary or the Business for any Pre-Closing Period or for a Straddle Period without the written consent of Seller, not to be unreasonably withheld, conditioned or delayed. Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all Pre-Closing Periods, and shall pay all Taxes due with respect to such Tax Returns.
(b)    With respect to any Tax Return covering a Straddle Period other than a consolidated income Tax Return of Seller’s parent that is required to be filed after the Closing Date with respect to the Company, Buyer shall cause such Tax Return to be prepared in a manner consistent with practices followed in prior years with respect to similar Tax Returns, unless otherwise required by the Laws of an applicable jurisdiction. At least twenty (20) days before the due date (including any extensions) of such Tax Return, Buyer shall furnish a copy of such Tax Return to Seller. Buyer shall permit Seller to review and comment on such Tax Return. Buyer and Seller shall negotiate in good faith to resolve any disagreements with respect to any of Seller’s comments to such Tax Returns. If Buyer and Seller are unable to resolve any such disagreement within ten (10) Business Days, then the issue shall be submitted to the Neutral Auditor for resolution in accordance with the procedures set forth in Section 2.2(b). Seller shall pay to Buyer an amount equal to the portion of such Taxes which relates to the portion of such Straddle Period ending on the Closing Date, as determined in accordance with Section 10.1(b) (“Allocable Tax”) no later than the due date of the Tax Return but only to the extent that such amount has not been given effect in the calculation of any purchase price adjustment pursuant to Section 2.2. Buyer shall refund to Seller an amount equal to any Allocable Tax paid by Seller that is not properly allocable to Seller pursuant to the provisions of this Section 10.2(b), but only to the extent such amount has not been given effect in the calculation of any purchase price adjustment pursuant to Section 2.2. Buyer shall timely file such Tax Return with the appropriate Taxing Authority and pay all Taxes due with respect to such Tax Returns.
(c)    If a dispute arises between Seller and Buyer as to the amount of Taxes for a Straddle Period or any other issues with respect to a Tax Return covering the Straddle Period, the parties shall attempt in good faith to resolve such dispute. Upon resolution of any disputed items, Buyer shall timely file such Tax Return and pay all Taxes due with respect to such Tax Return. If the dispute is not resolved by the time for filing of such Tax Return, Buyer shall timely file the Tax Return and pay the Taxes due, and the parties shall jointly request that the Neutral Auditor resolve any issue, which resolution shall be final, conclusive and binding on the parties. The scope of the Neutral Auditor’s review shall be limited to the disputed items and the parties, shall, if necessary, file an amended Tax Return reflecting the final resolution of the disputed items. Notwithstanding anything in this Agreement to the contrary, the fees and expenses of the Neutral Auditor in resolving the dispute shall be borne 50% by Buyer and 50% by Seller. Any payment required to be made as a result of the resolution of the dispute by the Neutral Auditor shall be made within ten (10) days after such resolution, together with any interest determined by the Neutral Auditor to be appropriate. Buyer shall not extend the statute of limitations with respect to any Tax Return of the Company for any Pre-Closing Period without the written consent of Seller, such consent not to be unreasonably withheld, delayed or conditioned.

(d)    Buyer and Seller agree to provide such assistance as may reasonably be requested by the other party in connection with the preparation of any Tax Return, any audit or other examination by any Taxing Authority or any judicial or administrative proceedings relating to liability for Taxes, and each will retain and provide the requesting party with any records or information which may be relevant to such return, audit or examination, proceedings or determination. Any information obtained pursuant to this Section 10.2(d) or pursuant to any other Section hereof providing for the sharing of information relating to or review of any Tax Return or other schedule relating to Taxes shall be kept confidential by the parties hereto in accordance with Section 6.5(b).
Section 10.3    Procedures Relating to Indemnification of Tax Claims.
(a)    Following Closing, if a claim shall be made against the Company by any Taxing Authority for which Seller is or may be liable pursuant to this Agreement, Buyer shall notify Seller in writing within ten (10) Business Days of receipt by Buyer of notice of such claim (a “Tax Claim”).
(b)    With respect to any Tax Claim, Seller, at Seller’s expense, shall control all proceedings taken in connection with such Tax Claim (including selection of counsel), and Buyer shall execute or cause to be executed powers of attorney or other documents necessary to enable Seller to take all actions desired by Seller with respect to such Tax Claim. Seller shall permit Buyer to participate in (but not control), at Buyer’s sole cost and expense, such proceeding through counsel chosen by Buyer and shall keep Buyer reasonably informed as to the status of such proceeding. Seller may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Taxing Authority with respect to such Tax Claim, and may initiate any claim for refund, file any amended return, or take any other action which is deemed appropriate by Seller with respect to such Tax Claim, except that if and to the extent such Tax Claim would reasonably be expected to have a continuing impact on Buyer or the Company after the Closing, such action or inaction may be taken by Seller only with Buyer’s consent (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, Seller and Buyer shall jointly control all proceedings in connection with any Tax Claim relating solely to Taxes for a Straddle Period, and all costs and expenses related to such proceedings shall be borne 50% by Buyer and 50% by Seller. No party shall settle a Tax Claim relating solely to Taxes of the Company for a Straddle Period without the other party’s prior written consent (which consent may not be unreasonably withheld, conditioned or delayed; and which consent shall be considered to be unreasonably withheld if such settlement has no adverse effect on the other party).
(c)    Buyer and its Affiliates (including after the Closing, the Company), on the one hand, and Seller, on the other hand, shall cooperate with each other in contesting any Tax Claim, which cooperation shall include the retention and, at the contesting party’s request and expense, the provision of records and information which are reasonably relevant to such Tax Claim, and making employees and representatives available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.
Section 10.4    Tax Refunds and Credits. Any refund or credits of Taxes paid or payable that are attributable to the Company for any Pre-Closing Period (or for any Straddle Period to the

extent allocable (determined in a manner consistent with Section 10.2(b)) to the portion of such period beginning before and ending on the Closing Date) shall be for the account of Seller. Any refunds or credits of Taxes paid or payable that are attributable to the Company for any other taxable period shall be for the account of Buyer. To the extent permitted by applicable Law, Buyer shall, if Seller so requests and at Seller’s expense, cause the Company to use commercially reasonable efforts to file for and obtain any refunds or credits to which Seller is entitled pursuant to this Section 10.4, provided that Buyer shall not be required to cause the Company to take any action that could prejudice the legal or economic position of Buyer, the Company or any of their Affiliates. Buyer shall cause the Company to forward to Seller such refund within thirty (30) Business Days after the refund is received (or reimburse Seller for any such credit within thirty (30) Business Days after the credit is applied against another Tax liability); provided, however, that Seller shall indemnify Buyer for any amount paid to it pursuant to this Section 10.4 if any such refund or credit is subsequently disallowed. The parties agree that to the extent Tax Refunds covered by this Section 10.4 are accounted for in the calculations of the purchase price adjustments set forth in Section 2.2 such Tax Refunds shall not be owed.
Section 10.5    Tax Treatment of Payments. Except as otherwise required by applicable Law, the parties shall treat any indemnification payment made pursuant to this Agreement as a purchase price adjustment for Tax purposes.
Section 10.6    Transfer Taxes. All excise, sales, use, value added, transfer (including real property transfer), stamp, documentary, filing, recordation and other similar taxes, levies, assessments, customs, duties, imposts, charges or fees, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, resulting directly from the transactions arising under this Agreement (the “Transfer Taxes”) shall be borne equally by Buyer and Seller. Buyer shall prepare and timely file, or will cause to be prepared and timely filed, all Tax Returns or other documentation relating to the Transfer Taxes; provided, however, that to the extent required by applicable Law, Seller will join the execution of any such Tax Returns or other documents relating to the Transfer Taxes, in which case, Buyer shall provide Seller with copies of each such Tax Return or other document at least fifteen (15) days prior to the date on which such Tax Return or other document is required to be filed. Seller shall pay to Buyer or any of Buyer’s Affiliates, as applicable, one half of the amounts shown as due on such Tax Return no later than five (5) days after Buyer has provided a copy of such Tax Return to Seller.
Section 10.7    Purchase Price Allocation. Seller and Buyer agree and acknowledge that the purchase and sale of the LLC Interests will be treated for federal and applicable state and local income tax purposes as a purchase and sale of the assets of the Company. The Final Closing Date Purchase Price, assumed liabilities, and any other items constituting consideration for applicable Tax purposes shall be allocated among the assets of the Company for all income Tax purposes (including for purposes of Section 1060 of the Code) in accordance with the allocation schedule set forth in attached Schedule 10.7. Seller and Buyer shall, and shall cause their Affiliates to, report consistently with such allocation in all returns, including IRS Form 8594, which Buyer and Seller shall timely file with the Internal Revenue Service, and neither Seller nor Buyer shall take any position in any return, or in any audit or other proceeding, that is inconsistent with such allocation unless required to do so by a change in Law occurring after the date hereof, a final determination as defined in Section 1313 of the Code. Each of Seller and Buyer agree to promptly advise each other regarding the existence of any Tax audit, controversy or litigation related to the allocation
Section 10.8    Termination of Tax Sharing Agreements. All tax sharing agreements among the Company, its Affiliates and the Business shall be terminated as they relate to the Company immediately prior to Closing.
ARTICLE XI
MISCELLANEOUS
Section 11.1    Notices. All communications provided for hereunder shall be in writing and shall be deemed to be given when delivered in person or by private courier with receipt, when emailed and received (if received before 5:00 p.m. Pacific time on a Business Day and otherwise, on the next succeeding Business Day), and in either case only if such emailed communication is also sent no later than the next Business Day by overnight delivery by private courier, or five (5) days after being deposited in the United States mail, first-class, registered or certified, return receipt requested, with postage paid and,
If to Seller:
NW Natural Gas Storage, LLC
220 NW 2nd Avenue
Portland, Oregon 97209
Attention: MardiLyn Saathoff
Email:

     with a copy (which shall not itself constitute notice) to:

Stoel Rives LLP
760 SW Ninth Avenue, Suite 3000
Portland, Oregon 97205
Attention: James M. Kearney and Eric L. Martin
Email:
If to Buyer:
SENSA Holdings LLC
10000 Memorial Drive, Suite 200
Houston, TX, 77024
Attention: Jack Bellinger, General Counsel
Email:

and

SENSA Holdings LLC
667 Madison Ave # 5
New York, NY 10065
Attn: John Rigas
Email:

with a copy (which shall not itself constitute notice) to:
Orrick, Herrington & Sutcliffe LLP
51 West 52nd Street
New York, New York 10019
Attn: R. King Milling
Email:
or to such other address as any such party shall designate by written notice to the other party hereto.
Section 11.2    Expenses. Except as may be otherwise provided in Sections 2.1(c)(iii), 2.2(b)(iii) and 10.2(c), Seller and Buyer shall each pay their respective expenses (such as legal, investment banker and accounting fees) incurred in connection with the origination, negotiation, execution and performance of this Agreement. If the Closing occurs, no such expenses shall be charged to or paid by Company unless they are paid before the Closing or unless they are included as a current liability in the calculation of Net Working Capital at the Closing Date.
Section 11.3    Non-Assignability. This Agreement shall inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by any party hereto without the express prior written consent of the other party, in its sole discretion, and any attempted assignment, without such consent, shall be null and void. In no event shall any assignment or transfer hereunder serve to release or discharge the assigning party from any of its duties and obligations hereunder, unless expressly released, in writing, by the non-assigning party. Notwithstanding the foregoing, Buyer shall have the right to assign its rights under this Agreement to (a) any of its Affiliates, or (b) a potential financing source or any of its Affiliates as collateral security in connection with such financing, but, with respect to the foregoing clauses (a) and (b), only if such assignment does not (i) trigger the ROFR or (ii) require filing a new or amended application under the California Act or otherwise hinder or delay receipt of required consents or approvals under the California Act for the consummation of the transactions contemplated by this Agreement.
Section 11.4    Amendment; Waiver. Except as otherwise provided in Section 6.8, this Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by each of the parties hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.
Section 11.5    No Third Party Beneficiaries. Except as expressly provided herein, this Agreement is not intended, nor shall it be deemed, construed or interpreted, to confer upon any Person not a party hereto any rights or remedies hereunder.
Section 11.6    Governing Law. This Agreement and the rights and duties of the parties hereunder shall be governed by, and construed in accordance with, the laws of the State of California without giving effect to any conflict of law provision.
Section 11.7    Consent to Jurisdiction. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the United States District Court for the District of Oregon, the courts of the State of Oregon sitting in Multnomah County, Oregon, the United States District Court for the Southern District of Texas, and the courts of the State of Texas sitting in Harris County, Texas, and the appropriate appeals courts therefrom (collectively the “Approved Courts”), for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby; provided, however, that (i) if Seller desires to file any such suit, action or other proceeding against Buyer, then Seller shall only do so in the United States District Court for the Southern District of Texas or the courts of the State of Texas sitting in Harris County, Texas, and (ii) if Buyer desires to file any such suit, action or other proceeding against Seller, then Buyer shall only do so in the United States District Court for the District of Oregon or the courts of the State of Oregon sitting in Multnomah County, Oregon. Subject to the preceding sentence, each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Approved Courts and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each of the parties hereto further agrees that service of any process, summons, notice or document by United States registered mail to such party’s respective address set forth in Section 11.1 shall be effective service of process for any action, suit or proceeding with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence.
Section 11.8    Entire Agreement. This Agreement and the schedules and exhibits hereto, along with the Confidentiality Agreement, set forth the entire understanding of the parties hereto with respect to the subject matter hereof.
Section 11.9    Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby is not affected in any adverse manner to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 11.10    Counterparts. This Agreement may be executed in any number of counterparts (including by means of electronic transmission in portable document format (pdf)), each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.
Section 11.11    Further Assurances. Upon request from time to time, Seller and Buyer shall execute or cause to be executed and delivered such other documents and instruments and shall do such other acts that may be reasonably necessary or desirable, to consummate the transactions contemplated hereby and to carry out the intent of this Agreement.
Section 11.12    Schedules, Annexes and Exhibits. All schedules, annexes and exhibits hereto are hereby incorporated by reference and made a part of this Agreement.
Section 11.13    Waiver of Jury Trial. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT BETWEEN THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
Section 11.14    Time. Time is of the essence in the performance of this Agreement in all respects.
Section 11.15    Limitation on Damages. NEITHER BUYER NOR SELLER HAS ANY LIABILITY FOR, AND EACH PARTY HEREBY WAIVES ANY RIGHT TO RECOVER FROM THE OTHER PARTY OR ANY OF ITS OWNERS, OFFICERS OR AFFILIATES, PUNITIVE, INCIDENTAL, SPECIAL, EXEMPLARY, CONSEQUENTIAL AND OTHER INDIRECT DAMAGES (INCLUDING LOST PROFITS) ARISING IN CONNECTION WITH OR WITH RESPECT TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY WHETHER BASED IN CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE. FOR THE AVOIDANCE OF DOUBT, THIS SECTION 11.15 SHALL NOT PREVENT ANY PARTY FROM SEEKING INDEMNIFICATION HEREUNDER FOR CLAIMS OF THIRD PARTIES FOR DAMAGES THAT ARE PUNITIVE, INCIDENTAL, SPECIAL, EXEMPLARY, CONSEQUENTIAL OR INDIRECT IN NATURE (INCLUDING LOST PROFITS) (FOR PURPOSES OF CLARITY, IN NO EVENT SHALL ANY BUYER INDEMNIFIED PARTY BE ABLE TO SEEK INDEMNIFICATION FOR ANY SUCH PUNITIVE, INCIDENTAL, SPECIAL, EXEMPLARY, CONSEQUENTIAL OR INDIRECT DAMAGES (INCLUDING LOST PROFITS) IN RESPECT OF CLAIMS BROUGHT AGAINST IT BY ANY OTHER BUYER INDEMNIFIED PARTY).

Section 11.16    No Affiliate Liability. Notwithstanding anything in this Agreement to the contrary, (i) no Representative or Affiliate of Seller (nor any Representative of any such Affiliate or any Person directly or indirectly owning any interest in Seller) has any liability to Buyer or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of Seller in this Agreement or in any certificate delivered pursuant to this Agreement, and (ii) no Representative or Affiliate of Buyer (nor any Representative of any such Affiliate or any Person directly or indirectly owning any interest in Buyer) has any liability to Seller or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of Buyer in this Agreement or in any certificate delivered pursuant to this Agreement.
Section 11.17    Role of Seller’s Legal Counsel; Waiver of Conflicts and Privilege.
(a)    Buyer waives and will not assert, and agrees to cause the Company to waive and not to assert, any conflict of interest arising out of or relating to the potential representation, after the Closing (the “Post-Closing Representation”), of Seller, its Affiliates or their respective Representatives (any such Person, a “Designated Person”) in any matter involving this Agreement or the transactions contemplated hereby, by any legal counsel (including Stoel Rives LLP) currently representing Seller in connection with this Agreement or the transactions contemplated hereby (the “Current Representation”).
(b)    Buyer waives and will not assert, and agrees to cause the Company to waive and not to assert, any attorney-client privilege with respect to any communication between any such legal counsel (including Stoel Rives LLP) and any Designated Person occurring during the Current Representation in connection with any Post-Closing Representation, including in connection with a dispute with Buyer and, following the Closing, with the Company, it being the intention of the parties hereto that following the Closing all such rights to such attorney-client privilege and to control such attorney-client privilege shall be exclusively vested in and belong to Seller, its Affiliates and their respective Representatives; provided, that the foregoing waiver and acknowledgement of retention shall not extend to any communication not involving this Agreement or the transactions contemplated hereby, or to communications with any Person other than the Designated Persons and their advisors.
Section 11.18    Specific Performance. In the event of any actual or threatened breach by any of the Parties of any of the covenants or agreements in this Agreement, the Party who is or is to be thereby aggrieved shall have the right to seek specific performance and injunctive relief giving effect to its rights under this Agreement. The Parties agree that any such breach would cause irreparable injury, that the remedies at law for any such breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.

[SIGNATURE PAGE FOLLOWS]

The parties have caused this Agreement to be duly executed as of the date first above written.
NW NATURAL GAS STORAGE, LLC

By:	/s/ David Weber
	Name:	David Weber
	Title:	President

SENSA HOLDINGS LLC

By:	/s/ John F. Thrash
	Name:	John F. Thrash
	Title:	Director

By:	/s/ John P. Rigas
	Name:	John P. Rigas
	Title:	Director

[Signature Page to Purchase and Sale Agreement]

EXHIBIT A

ESCROW AGREEMENT

Escrow Agreement

Dated:        [__________], 2018

Between:	NW Natural Gas Storage, LLC 220 NW 2nd Avenue Portland, Oregon 97209 Facsimile: Attention: MardiLyn Saathoff “Seller”
And:        SENSA Holdings LLC
10000 Memorial Drive, Suite 200
Houston, TX, 77024
Attention: Jack Bellinger, General Counsel    “Buyer”
And:    U.S. Bank National Association
    Global Corporate Trust
555 SW Oak Street; PD-OR-P4TD
Portland, OR 97204
Facsimile:
Email:
Attn: Cheryl Nelson    “Escrow Agent”
Recitals
A.    Seller and Buyer have entered into Purchase and Sale Agreement dated June 20, 2018 (the “Purchase Agreement”), pursuant to which Buyer has purchased from Seller all of the membership interests in Gill Ranch Storage, LLC.
B.    Pursuant to Section 2.1(b) of the Purchase Agreement, Buyer has deposited into escrow, to be administered by the terms of this Agreement, [$__________] to secure the payment by Seller of Damages relating to claims of Buyer under the Purchase Agreement (the “Claims”).
In consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

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Agreement
1.Defined Terms. Solely as between Buyer and Seller, all capitalized terms used in this Agreement but not otherwise defined herein are given the meanings set forth in the Purchase Agreement.
2.    Escrow Deposit. The amounts deposited in escrow, together with all interest, dividends, income, capital gains and other amounts earned thereon or derived therefrom (“Escrow Income”) pursuant to the investments made pursuant to Section 3 (collectively with the amounts deposited in escrow, the “Escrow Funds”), will be available to pay Damages that are recoverable by Buyer. The Escrow Agent acknowledges receipt of the Escrow Amount and agrees to hold the Escrow Funds in a separate and distinct account, in the name of NW Natural Gas Storage/SENSA Holdings Escrow Account, as Escrow Agent for Seller and Buyer (the “Escrow Account”). The Escrow Funds shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party to this Agreement. The Escrow Agent shall not distribute or release the Escrow Funds except in accordance with the terms and conditions of this Agreement.
3.    Investment of Escrow Account.
(a)    The Escrow Agent shall invest the Escrow Funds pursuant to joint written instructions signed by Seller and Buyer; provided, however, the investment instructions shall be limited to:
(i)    interest bearing deposits with maturity dates of 90 days or less of any bank or trust company located within the United States, including one or more accounts maintained in the commercial banking department (if any) of the Escrow Agent, provided, that the bank or trust company must have capital and surplus of at least $500,000,000;
(ii)    certificates of deposit with maturity dates of 90 days or less issued by the commercial banking department, if any, of the Escrow Agent, or of any bank or trust company located in the United States, provided, that the bank or trust company must have capital and surplus of at least $500,000,000;
(iii)    direct obligations of, or obligations guaranteed as to all principal and interest by, the United States, in each case with maturity dates of 90 days or less;
(iv)    repurchase agreements with maturity dates of 90 days or less that are fully secured as to payment of principal and interest by collateral consisting of obligations described in clauses (i) through (iii) above; or
(v)    any money market fund substantially all of which is invested in the investment categories described in clauses (ii) through (iv) above, including any money market fund managed by the Escrow Agent or any of its Affiliates.
(b)    Written investment instructions, if any, must specify the type and identity of the investments to be purchased or sold. In the absence of instructions, the Escrow Funds shall be invested in the U.S. Bank Money Market Account, as described on attached Exhibit A. The Escrow

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Agent is authorized to execute purchases and sales of investments through the facilities of its own trading or capital markets operations or those of any affiliated entity. The parties recognize and agree that the Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of moneys held in the Escrow Account or the purchase, sale, retention or other disposition of any investment described herein. The Escrow Agent has the right to liquidate any investments held to make required payments under this Agreement. The Escrow Agent is not liable for any loss sustained as a result of any investment made pursuant to the terms of this Agreement or as a result of any liquidation of an investment before its maturity or for the failure of the parties to give the Escrow Agent instructions to invest or reinvest the Escrow Funds. Any loss or expense incurred as a result of an investment will be borne by the Escrow Account.
4.    Release of Escrow Funds for Indemnification Claims. The Escrow Funds held pursuant to this Agreement, are intended to provide a non-exclusive source of funds to pay amounts in respect of Damages on or before the Distribution Date (as defined below). Accordingly, in addition to Tax distributions made pursuant to Section 10(d), the Escrow Funds will be distributed and released as follows:
(a)    Indemnification-Related Claims.
(i)    On or before eighteen (18) month anniversary of this Agreement (the “Escrow Release Date”), if any Buyer Indemnified Party makes a Claim, Buyer shall deliver to the Escrow Agent and Seller a written notice (an “Escrow Notice”) setting forth the amount of the Claim by the Buyer Indemnified Party. If the Escrow Agent has not received a written objection (a “Dispute Notice”) to the Claim or portion thereof or the amount of the Claim from Seller within 30 days following the Escrow Agent’s receipt of the Escrow Notice, then on the 31st day following receipt, the Escrow Agent shall release to Buyer, by wire transfer to an account or accounts designated by Buyer, an amount of Escrow Funds equal to the amount of the Claim.
(ii)    If Seller delivers to the Escrow Agent and Buyer a Dispute Notice to any Claim or portion thereof or the amount of the Claim within 30 days following the Escrow Agent’s receipt of the Escrow Notice, then the Escrow Agent shall not distribute to Buyer any portion of the Escrow Funds that is the subject of the Dispute Notice until the Escrow Agent receives either (A) joint written instructions signed by Seller and Buyer authorizing the release to Buyer of the portion of the Escrow Funds that is agreed upon as the amount recoverable in respect of the Dispute Notice or (B) a court order as set out in Section 4(d) directing the release to Buyer of the portion of the Escrow Funds that is determined to be the amount recoverable in respect of the Dispute Notice; provided, that notwithstanding the foregoing, if Seller objects in part to the amount of the Claim, the Escrow Agent shall, within two Business Days following receipt of such Dispute Notice, release to Buyer an amount from the Escrow Funds equal to the portion of the Claim not objected to by Seller. Upon receipt of the joint written instructions, the Escrow Agent shall release to Buyer the amount of the Escrow Funds in accordance with those written instructions.

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(iii)    Escrow Agent shall have no responsibility to determine the validity or sufficiency of any Escrow Notice or Dispute Notice or whether any Escrow Notice or Dispute Notice has been received by, or to provide a copy of any Escrow Notice or Dispute Notice to, Seller or Buyer. Escrow Agent may conclusively presume that any Escrow Notice or Dispute Notice delivered to it has been simultaneously delivered to Seller or Buyer, as the case may be.
(b)    Release of Remaining Escrow Funds.
(i)    Within 10 Business Days after the Escrow Release Date (the “Distribution Date”), the Escrow Agent will pay to Seller, by wire transfer to an account or accounts designated by Seller, the remaining balance of the Escrow Funds, less the amount of all Unresolved Claims. For purposes of this Agreement, the term “Unresolved Claims” means, as of the Escrow Release Date, the aggregate amount of all Claims that are the subject of any Dispute Notices that have not previously been resolved or satisfied in accordance with Section 4(a)(ii) or that were otherwise properly and timely asserted under this Agreement but otherwise unsatisfied as of the Escrow Release Date, including any Claims for which an Escrow Notice has been delivered but for which the 30-day objection period has not expired as of the Escrow Release Date.
(ii)    Unresolved Claims for which Seller has objected in accordance with Section 4(a) shall be administered in accordance with Section 4(a). Upon the expiration of the 30-day objection period for any Unresolved Claims for which no Dispute Notice has been delivered, the Escrow Agent shall release, by wire transfer to an account or accounts designated by Buyer, the amount of Escrow Funds in the Escrow Account equal to the amount of such Unresolved Claim. After the resolution of each Unresolved Claim, any remaining portion of the Escrow Funds not distributed to Buyer pursuant to the immediately preceding sentences and not subject to other Unresolved Claims shall be released by wire transfer promptly thereafter by the Escrow Agent to an account or accounts designated by Seller.
(c)    Distributions Deemed Adjustments to Purchase Price. All distributions of the Escrow Funds to Buyer pursuant to this Agreement shall be deemed to be adjustments to the Purchase Price for the assets pursuant to the terms of the Purchase Agreement.
(d)    Court Order. Notwithstanding any contrary provision in this Agreement, the Escrow Agent shall disburse the Escrow Funds (or any portion thereof) in accordance with a notice from either Buyer or Seller confirming to the Escrow Agent that accompanying the notice is a court order, along with a copy of the order and a written certification by the prevailing party attesting that such court order is final and non-appealable along with written instructions for payment to the relevant parties from an authorized Representative of the instructing party, pursuant to which the court has determined whether and to what extent Buyer or Seller are entitled to the Escrow Funds (or any portion thereof), upon which certification and instructions the Escrow Agent may conclusively rely and shall have no responsibility to review the order to which such confirmation and instruction refers.

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(e)    Claims in Excess of the Escrow Funds. If the amount of any payment required to be made by the Escrow Agent to Buyer pursuant to Section 4(a) with respect to an Escrow Notice exceeds the amount of Escrow Funds, the Escrow Agent shall pay to Buyer the entire amount of Escrow Funds (including any Escrow Income). Notwithstanding that payment, the rights of Buyer or any Buyer Indemnified Party under the Purchase Agreement may not be satisfied or extinguished, and any Buyer Indemnified Party may be entitled to recover the balance of any amounts owed to them under the Purchase Agreement in accordance with the terms thereof.
5.    Inspection Rights and Account Statements. Buyer and Seller have the right, upon reasonable advance notice to the Escrow Agent, to inspect and obtain copies of the records of the Escrow Agent pertaining to this Agreement and to receive monthly reports of the status of the Escrow Account. On or before the 10th Business Day following each month during the term of this Agreement, the Escrow Agent shall deliver account statements to Buyer and Seller with respect to the Escrow Account for the prior month, which statements will include the account balance, disbursements made pursuant to Section 4 and Escrow Income earned during the preceding month. On or before the 10th Business Day following each month during the term of this Agreement, the Escrow Agent shall deliver to Buyer and Seller notice of the amount of any Unresolved Claims with respect to the Escrow Account for the prior month.
6.    Termination. This Agreement will terminate when all of the Escrow Funds have been distributed in accordance with this Agreement.
7.    Conditions to Escrow. The Escrow Agent agrees to hold the Escrow Funds and to perform in accordance with this Agreement. Seller and Buyer agree that the Escrow Agent does not assume any responsibility for the failure of Seller or Buyer to perform in accordance with the Purchase Agreement or this Agreement. The acceptance by the Escrow Agent of its responsibilities hereunder is subject to the following terms and conditions, which the parties hereto agree shall govern and control with respect to the Escrow Agent’s rights, duties, Liabilities and immunities:
(a)    The Escrow Agent shall have no implied duties and only those duties as are specifically provided herein, which shall be deemed purely ministerial in nature, and shall under no circumstance be deemed a fiduciary for any of the other parties to this Agreement. The Escrow Agent shall not be obligated to take any action or commence any proceeding in connection with the Escrow Funds, any account in which Escrow Funds are deposited, this Agreement or the Purchase Agreement, or to appear in, prosecute or defend any such legal Action or proceeding or to take any other action that in Escrow Agent’s sole judgment may expose it to potential expense or liability. The Escrow Agent may consult nationally recognized legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, or relating to any dispute involving any party hereto and shall incur no liability and shall be fully indemnified from any liability whatsoever in relying on and acting in good faith in accordance with the advice of such counsel. The reasonable and documented fees and expenses of any such counsel shall be paid to the Escrow Agent in accordance with Section 12. Buyer and Seller agree to perform or procure the performance of all further acts and things, and execute and deliver such further documents, as may be required by Law or as Escrow Agent may reasonably request in connection with its duties hereunder.

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(b)    The Escrow Agent is protected in acting upon any written notice, consent, receipt or other paper or document furnished to it, not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information therein contained, which the Escrow Agent in good faith believes to be true and accurate. If it is necessary for the Escrow Agent to act upon any instructions, directions, documents or instruments issued or signed by or on behalf of any corporation, fiduciary or individual acting on behalf of another party hereto, which the Escrow Agent in good faith believes to be genuine, it is not necessary for the Escrow Agent to inquire into the corporation’s, fiduciary’s or individual’s authority.
(c)     Escrow Agent shall not be liable for any Action taken or omitted by it in good faith except to the extent that the Escrow Agent’s gross negligence, bad faith or willful misconduct was the cause of any loss to Buyer or Seller. In no event will Escrow Agent be liable for indirect, special, consequential or punitive damages or penalties (including, but not limited to lost profits) even if Escrow Agent has been advised of the likelihood of such damages or penalty and regardless of the form of action.
(d)    The Escrow Agent shall neither be responsible for, nor chargeable with knowledge of, the terms and conditions of any other agreement, instrument or document between the other parties hereto, including, without limitation, the Purchase Agreement. This Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of the Escrow Agent shall be inferred from the terms of this Agreement or any other agreement, instrument or document.
(e)    If the Escrow Agent is uncertain as to its duties or rights under this Agreement or receives instructions, claims or demands from Buyer or Seller that, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safe all property held in escrow until it is directed otherwise in writing jointly by Buyer and Seller or by a court order. The Escrow Agent has the option, after 30 days’ notice to Buyer and Seller of its intention to do so, to file an action in interpleader requiring Buyer and Seller to answer and litigate any claims and rights among themselves.
(f)    The Escrow Agent is authorized, in its sole discretion, to comply with a final court order or process entered by any court with respect to the Escrow Funds, without determination by the Escrow Agent of such court’s jurisdiction in the matter. If any portion of the Escrow Funds is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any court order shall be made or entered by any court affecting such property or any part thereof, then the Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such court order which it is advised by legal counsel selected by it is binding upon it; and if the Escrow Agent complies with any such court order, it shall not be liable to any of the parties hereto or to any other person or entity by reason of such compliance.

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(g)    Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer its escrow business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which it is a party, shall be and become the successor escrow agent hereunder without the execution or filing of any instrument or any further act, deed or conveyance on the part of any of the parties hereto.
8.    Resignation and Removal of Escrow Agent.
(a)    The Escrow Agent reserves the right to resign at any time by giving 30 days’ prior written notice of resignation, specifying the effective date thereof. On the effective date of its resignation, the Escrow Agent shall deliver this Agreement together with the Escrow Funds and any and all related instruments or documents to any successor escrow agent mutually agreed upon in writing by Buyer and Seller. If a successor escrow agent has not been appointed and has not accepted such appointment before the expiration of 30 days following the date of the notice of such resignation, the Escrow Agent may, but shall not be obligated to, apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent. Any such resulting appointment shall be binding upon all of the parties to this Agreement. Notwithstanding anything to the contrary in the foregoing, the Escrow Agent or any successor escrow agent shall continue to act as Escrow Agent until a successor is appointed and qualified to act as Escrow Agent.
(b)    The Escrow Agent may be removed, with or without cause, and a new escrow agent may be appointed upon mutual written agreement of Buyer and Seller. In that event, Buyer and Seller shall deliver 30 days’ prior joint written notice to the Escrow Agent of removal together with joint written instructions authorizing delivery of this Agreement together with the Escrow Funds and any and all related instruments or documents to a successor escrow agent.
(c)    Upon delivery of the Escrow Funds to a successor escrow agent in accordance with this Section, the Escrow Agent shall thereafter be discharged from any further obligations hereunder. All power, authority, duties and obligations of the Escrow Agent shall apply to any successor escrow agent and all obligations of Buyer and Seller to Escrow Agent shall remain.
9.    Indemnification of Escrow Agent. Buyer and Seller shall jointly and severally indemnify and hold the Escrow Agent harmless from and against any liability, loss, damage or expense (including, without limitation, reasonable and documented attorneys’ fees) that the Escrow Agent may incur in connection with this Agreement and its performance hereunder or in connection herewith, including with respect to any claim asserted by either Buyer or Seller, or any other person or entity, except to the extent such liability, loss, damage or expense is determined by a court of competent jurisdiction to have been directly caused by Escrow Agent’s willful misconduct, bad faith or gross negligence. Buyer and Seller further agree, jointly and severally, to indemnify Escrow Agent for all costs, including without limitation reasonable attorney’s fees, incurred by Escrow Agent in connection with the enforcement of Buyer’s and Seller’s obligations hereunder. Buyer and Seller further agree, solely as between themselves, that the indemnification provided for under this Section shall be allocated and paid in the same manner as fees and expenses under Section 12. The indemnification provided for under this Section shall survive the termination of this Agreement and the resignation or removal of the Escrow Agent.

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10.    Taxes.
(a)    Ownership for Tax Purposes. Each of Buyer and Seller agree that, for purposes of United States federal and other Taxes based on income, Seller shall be treated as the owner of the Escrow Funds and that Seller shall, to the extent required under the Internal Revenue Code of 1986, as amended, report the income, if any, that is earned on, or derived from, the Escrow Funds as its income, in the taxable year or years in which such income is properly includible and pay any Taxes attributable thereto.
(b)    Tax Forms and Filings. Each of Buyer and Seller has provided the Escrow Agent with a fully executed Internal Revenue Service (“IRS”) Form W-9, or W-8, properly completed and signed, and such other forms and documents that the Escrow Agent has reasonably requested in connection with the preparation and filing with the IRS of all applicable Form 1099 and Form 1042-S documents with respect to all distributions as well as in the performance of Escrow Agent’s other reporting obligations under applicable U.S. federal law or regulation. Buyer and Seller jointly and severally agree to (a) assume all obligations imposed now or hereafter by any applicable tax law or regulation with respect to payments or performance under this Agreement and (b) request and direct the Escrow Agent in writing with respect to withholding and other taxes, assessments or other governmental charges, and advise the Escrow Agent in writing with respect to any certifications and governmental reporting that may be required under any applicable laws or regulations. Except as otherwise agreed by Escrow Agent in writing, Escrow Agent has no tax reporting or withholding obligation except with respect to Form 1099-B reporting on payments of gross proceeds under Internal Revenue Code Section 6045 and Form 1099 and Form 1042-S reporting with respect to investment income earned on the Escrow Funds, if any. To the extent that U.S. federal imputed interest regulations apply, Buyer and Seller shall so inform the Escrow Agent, provide the Escrow Agent with all imputed interest calculations and direct the Escrow Agent to disburse imputed interest amounts as Buyer and Seller deem appropriate. The Escrow Agent shall rely solely on such provided calculations and information and shall have no responsibility for the accuracy or completeness of any such calculations or information.
(c)    Withholding. The Escrow Agent is entitled to deduct and withhold from any amount distributed or released from the Escrow Funds all Taxes that may be required to be deducted or withheld under any provision of applicable Tax Law. All withheld amounts shall be treated as having been delivered to the party entitled to the amount distributed or released in respect of which such Tax has been deducted or withheld.
(d)    Tax Distributions. If Seller is required to file United States federal or state Tax returns, then, subject to the availability of Escrow Funds, the Escrow Agent shall, pursuant to written instructions from Seller, make a distribution to Seller on or before January 31 of any year that precedes the distribution of the entire Escrow Fund in an amount equal to 40% of the aggregate Escrow Income earned during the preceding calendar year. Such distribution shall be funded from the Escrow Funds. Concurrently with the distribution, the Escrow Agent shall notify Buyer of the amount disbursed to Seller.

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11.    Business Days. A “Business Day” is any day on which the Escrow Agent is open for business. If any date on which the Escrow Agent is required to make an investment or a delivery pursuant to the provisions hereof is not a day on which the Escrow Agent is open for business, then the Escrow Agent shall make such investment or delivery on the next succeeding Business Day.
12.    Escrow Fees and Costs. Buyer and Seller jointly and severally agree to pay the fees and expenses (including reasonable and documented attorneys’ fees and indemnity amounts) of the Escrow Agent for the services to be rendered by the Escrow Agent pursuant to this Agreement in accordance with the fee schedule attached as Exhibit B hereto, provided that Buyer and Seller further agree, solely as between themselves, that each shall pay 50% of such fees and expenses. The obligations of Buyer and Seller under this Section shall survive any termination of this Agreement and the resignation or removal of Escrow Agent.
Escrow Agent is authorized to, and may disburse to itself from the Escrow Funds, from time to time, the amount of any compensation and reimbursement of out-of-pocket expenses due and payable hereunder. Escrow Agent shall notify Buyer and Seller of any disbursement from the Escrow Funds to itself in respect of any compensation or reimbursement hereunder and shall furnish Buyer and Seller copies of related invoices and other statements.
Buyer and Seller hereby grant to Escrow Agent a first priority security interest in, lien upon and right of offset against and deduction from the Escrow Funds with respect to any compensation or reimbursement due Escrow Agent. If the Escrow Funds are insufficient to cover such compensation and reimbursement, Buyer and Seller shall promptly pay such amounts to Escrow Agent upon receipt of an itemized invoice.
13.    Force Majeure. No party shall be liable or responsible to the other parties, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement, when and to the extent such failure or delay is caused by or results from acts beyond the affected party’s reasonable control, including, without limitation: (a) acts of God; (b) flood, fire or explosion; (c) war, invasion, riot or other civil unrest; (d) government order or law; (e) actions, embargoes or blockades in effect on or after the date of this Agreement; (f) action by any governmental authority; and (g) national or regional emergency (a “Force Majeure Event”). The party suffering a Force Majeure Event shall give notice to the other party, stating the period of time the occurrence is expected to continue and shall use good faith efforts to end the failure or delay and minimize the effects of such Force Majeure Event.
14.    Notices. All notices, requests, consents, claims, demands, waivers and other communications under this Agreement must be in writing and will be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Communications must be sent to the respective parties at the addresses or telecopy numbers set forth on the first page of this Agreement (or at such other address

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or telecopy number for a party specified in a notice given in accordance with this Section), with copies to:

In the case of Seller:	Stoel Rives LLP 760 SW Ninth Avenue, Suite 3000 Portland, Oregon 97205 Facsimile: Attn: James M. Kearney Email:
In the case of Buyer:	Orrick, Herrington & Sutcliffe LLP 51 West 52nd Street New York, New York 10019 Facsimile: Attn: R. King Milling Email:
15.    Entire Agreement. This Agreement and exhibits hereto (together with, as between Seller and Buyer only, the Purchase Agreement and related exhibits and schedules thereto) constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between a statement in this Agreement and a statement in the Purchase Agreement, (i) with respect to any inconsistency as between Buyer and Seller, the statements in the body of the Purchase Agreement shall control; and (ii) with respect to any inconsistency as between the Escrow Agent, on the one hand, and Buyer or Seller, on the other hand, the statements in the body of this Agreement shall control.
16.    Successor and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Subject to Section 7(g), with respect to the Escrow Agent, no party may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.
17.    Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
18.    Headings. The headings in this Agreement are for reference only and do not affect the interpretation of this Agreement.
19.    Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions of this Agreement will be effective unless explicitly set forth in writing and

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signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement will operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
20.    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, that invalidity, illegality or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
21.    Governing Law. This Agreement is governed by and shall be construed in accordance with the internal laws of the state of Oregon without giving effect to any choice or conflict of law provision or rule (whether of the state of Oregon or any other jurisdiction).
22.    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 22.
23.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
24.    Identifying Information. To help the government fight the funding of terrorism and money laundering activities, Federal Law requires all financial institutions to obtain, verify, and record information that identifies each Person who opens an account. For a non-individual Person such as a business entity, a charity, a trust, or other legal entity, the Escrow Agent requires documentation to verify its formation and existence as a legal entity. The Escrow Agent may ask to see financial

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statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation. The parties acknowledge that a portion of the identifying information set forth herein is being requested by the Escrow Agent in connection with the USA Patriot Act, Pub.L.107-56 (the “Act”), and each agrees to provide any additional information requested by the Escrow Agent in connection with the Act or any other legislation or regulation to which Escrow Agent is subject, in a timely and reasonable manner.
25.    Optional Security Procedures. In the event funds transfer instructions, address changes or change in contact information are given (other than in writing at the time of execution of this Agreement), whether in writing, by facsimile or otherwise, the Escrow Agent is authorized but shall be under no duty to seek confirmation of such instructions by telephone call-back to the person or persons designated on the signature blocks to the Agreement or any other person believed by the Escrow Agent to be an authorized officer of the parties hereto, including without limitation those persons specified on attached Exhibit C, and the Escrow Agent may rely upon the confirmation of anyone purporting to be such person. The persons and telephone numbers for call-backs may be changed only in writing actually received and acknowledged by Escrow Agent and shall be effective only after Escrow Agent has a reasonable opportunity to act on such changes. The Escrow Agent may request at any time a fully executed incumbency certificate from any party, and the Escrow Agent may rely upon the confirmation of anyone purporting to be an officer as set forth in the incumbency certificate. Buyer and Seller agree that the Escrow Agent may at its option record any telephone calls made pursuant to this Section. The Escrow Agent in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by Buyer or Seller to identify (a) the beneficiary, (b) the beneficiary’s bank, or (c) an intermediary bank. The Escrow Agent may apply any of the Escrow Funds for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank designated. Buyer and Seller acknowledge that these optional security procedures are commercially reasonable.
26.    Dealings. Provided it is not done on the basis of information obtained from Buyer or Seller through its engagement under this Agreement, and except to the extent prohibited by applicable law, the Escrow Agent and any stockholder, director, officer or employee of the Escrow Agent may buy, sell, and deal in any of the securities of the Buyer or Seller and become pecuniarily interested in any transaction in which the Buyer or Seller may be interested, and contract and lend money to the Buyer or Seller and otherwise act as fully and freely as though it were not Escrow Agent under this Agreement. Nothing herein shall preclude the Escrow Agent from acting in any other capacity for the Buyer or Seller or for any other entity. Escrow Agent understands and acknowledges that Buyer is a publicly traded company, and agrees to maintain as confidential information received by it from Buyer and Seller, to the extent is identified in writing as confidential at the time of disclosure to the Escrow Agent hereunder or that would be considered confidential by a reasonable person based on the nature of the information and the circumstances of the disclosure, subject to Escrow Agent’s obligations under applicable laws and regulations.

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27.    Brokerage Confirmation Waiver. Buyer and Seller acknowledge that to the extent regulations of the Comptroller of the Currency or other applicable regulatory entity grant either the right to receive brokerage confirmations for certain security transactions as they occur, Buyer and Seller specifically waive receipt of such confirmations to the extent permitted by law. The Escrow Agent will furnish the Buyer and Seller periodic cash transaction statements that include detail for all investment transactions made by the Escrow Agent.

[SIGNATURE PAGE FOLLOWS]

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The parties have executed this Escrow Agreement on the date first written above.

BUYER:	SENSA Holdings LLC
By_____________________ Name: Title:

SELLER:	NW Natural Gas Storage, LLC _____________________ David Weber, President

ESCROW AGENT:	U.S. Bank National Association
By_____________________ Name: Cheryl Nelson Title: Vice President

[Signature Page to Escrow Agreement]

Exhibit A
U.S. BANK NATIONAL ASSOCIATION
MONEY MARKET ACCOUNT AUTHORIZATION FORM
DESCRIPTION AND TERMS

The U.S. Bank Money Market account is a U.S. Bank National Association (“U.S. Bank”) interest-bearing money market deposit account designed to meet the needs of U.S. Bank’s Corporate Trust Services Escrow Group and other Corporate Trust customers of U.S. Bank. Selection of this investment includes authorization to place funds on deposit and invest with U.S. Bank.
U.S. Bank uses the daily balance method to calculate interest on this account (actual/365 or 366). This method applies a daily periodic rate to the principal balance in the account each day. Interest is accrued daily and credited monthly to the account. Interest rates are determined at U.S. Bank’s discretion, and may be tiered by customer deposit amount.
The owner of the account is U.S. Bank as Agent for its corporate trust customers. U.S. Bank’s corporate trust department performs all account deposits and withdrawals. Deposit accounts are FDIC Insured per depositor, as determined under FDIC Regulations, up to applicable FDIC limits.
U.S. BANK IS NOT REQUIRED TO REGISTER AS A MUNICIPAL ADVISOR WITH THE SECURITIES AND EXCHANGE COMMISSION FOR PURPOSES OF COMPLYING WITH THE DODD-FRANK WALL STREET REFORM & CONSUMER PROTECTION ACT. INVESTMENT ADVICE, IF NEEDED, SHOULD BE OBTAINED FROM YOUR FINANCIAL ADVISOR.
AUTOMATIC AUTHORIZATION
In the absence of specific written direction to the contrary, U.S. Bank is hereby directed to invest and reinvest proceeds and other available moneys in the U.S. Bank Money Market Account. U.S. Bank has been advised that the U.S. Bank Money Market Account is a permitted investment under the attached agreement and this authorization is the permanent direction for investment of the moneys until notified in writing of alternate instructions.
Account includes existing and future sub-accounts unless otherwise directed.

[Exhibit A to Escrow Agreement]

Exhibit B
Schedule of Fees for Services of
US Bank as Escrow Agent
For
NW Natural Gas Storage, LLC and [Buyer] Escrow

1010
Acceptance Fee (One Time Fee)
The acceptance fee includes the administrative review of documents, initial set-up of the account, and other reasonably required services up to and including the Closing. This is a one-time fee, payable at Closing.

U.S. Bank Corporate Trust Services reserves the right to refer any or all escrow documents for legal review before execution. Legal fees (billed on an hourly basis) and expenses for this service will be billed to, and paid by, the customer. If appropriate and upon request by the customer, U.S. Bank Corporate Trust Services will provide advance estimates of these legal fees.
$1,000
04460	Escrow Agent (One Time Fee) One time administration fee for performance of the routine duties of the escrow agent associated with the management of the account. Administration fees are payable in advance.	$1,500
Direct Out of Pocket Expenses

Reimbursement of expenses associated with the performance of our duties, including but not limited to publications, legal counsel after the initial close, travel expenses and filing fees.	At Cost
Extraordinary Services

Extraordinary services are duties or responsibilities of an unusual nature, including termination, but not provided for in the governing documents or otherwise set forth in this schedule. A reasonable charge will be assessed based on the nature of the service and the responsibility involved. At our option, these charges will be billed at a flat fee or at our hourly rate then in effect.

[Exhibit B to Escrow Agreement]

Account approval is subject to review and qualification. Fees are subject to change at our discretion and upon reasonable advanced written notice. Fees paid in advance will not be prorated. The fees set forth above and any subsequent modifications thereof are part of your agreement. Finalization of the transaction constitutes agreement to the above fee schedule, including agreement to any subsequent changes upon reasonable written notice. In the event your transaction is not finalized, any related out-of-pocket expenses will be billed to you directly. Absent your written instructions to sweep or otherwise invest, all sums in your account will remain uninvested and no accrued interest or other compensation will be credited to the account. Payment of fees constitutes acceptance of the terms and conditions set forth.

Dated:    __________, 2018

[Exhibit B to Escrow Agreement]

Exhibit C

Authorized Representatives

The following individual(s) have been appointed as authorized representative(s), at the date hereof, and are authorized to act on behalf of the Seller:

1.	Authorized Representative/
Specimen Signature:
[Name, Title]

Phone:

2.	Authorized Representative/
Specimen Signature:
[Name, Title]

Phone:

3.	Authorized Representative/
Specimen Signature:
[Name, Title]

Phone:

The following individual(s) have been appointed as authorized representative, at the date hereof, and are authorized to act on behalf of the Buyer:

1.	Authorized Representative/
Specimen Signature:
[Name, Title]

Phone:

2.	Authorized Representative/
Specimen Signature:
[Name, Title]

Phone:

3.	Authorized Representative/
Specimen Signature:
[Name, Title]

Phone:

[Exhibit C to Escrow Agreement]

EXHIBIT B

LICENSE AGREEMENT

This License Agreement is made as of [_____] (“Effective Date”) by and between Northwest Natural Gas Company, an Oregon corporation (“Licensor”), and Gill Ranch Storage, LLC, an Oregon limited liability company (“Licensee”).
Recitals:
A.    Licensor is the sole and exclusive owner of U.S. Patent No. 9,803,803, issued October 31, 2017, entitled “System for Compressed Gas Energy Storage” (the “Patent”);
B.    Licensee desires to acquire a royalty-free, nonexclusive and nontransferable license under the Patent to make and use a system and methods for compressed-gas energy storage; and
C.    Licensor has the power and authority to grant to Licensee such a license.
NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this License Agreement, the parties to this License Agreement agree as follows:

1.	License.
(a)    Licensor hereby grants to Licensee, upon and subject to all the terms and conditions of this License Agreement, a royalty-free, nonexclusive license under the Licensed Patents to make and use the systems and methods embodying the invention(s) claimed in the Licensed Patents at the Licensed Facility (the “Licensed System”) for the Term of this License Agreement.
(b)    As used in this License Agreement, the “Licensed Patents” shall mean the following:
(i)    The Patent;
(ii)    Any patents that shall issue directly from any divisional, continuation, or substitute U.S. patent application that claims priority to the Patent, excluding continuation-in-part applications except as provided in Section 5(d) below;
(iii)    Any patent made subject to this License Agreement under Section 5(d) below; and
(iv)    Any reissues or reexaminations of the above-described patents.
(c)    As used in this License Agreement, the “Licensed Facility” shall mean the facility known as Gill Ranch Gas Storage Project, located off California Highway 180 between Fresno, California and Mendota, California.

(d)	Licensee may not grant sublicenses under this License Agreement.

2.	Term.
This License Agreement shall be effective as of the Effective Date and shall expire simultaneously with the expiration of the longest-lived patent or the rejection or abandonment beyond further appeal of the last-remaining patent application comprised within the Licensed Patents, whichever occurs later, unless sooner terminated by the parties under the terms of this License Agreement. The previous sentence defines the “Term”, as used in this License Agreement.

3.	Recordkeeping.
All books and records relative to Licensee’s prosecution of patent applications pursuant to Section 4(b) or its obligations under Section 4(b), Section 5(d), Section 6, Section 10, and Section 11(d) of this License Agreement shall be maintained and made accessible to Licensor for inspection at a location in the United States for at least five years after termination of this License Agreement.

4.	Intellectual Property Prosecution.
(a)    Starting on the Effective Date, all patent applications comprised within the Licensed Patents shall be prosecuted to issuance or final rejection by Licensor at Licensor’s cost and expense. Any taxes, annuities, working fees, maintenance fees, and/or renewal and extension charges with respect to each patent application and patent subject to this License Agreement shall be punctually paid by Licensor.
(b)    Notwithstanding Section 4(a) above, starting on the Effective Date, all patents and patent applications made subject to this License Agreement under Section 5(d) below may, at Licensee’s sole discretion, be prosecuted to issuance or final rejection by Licensee at Licensee’s cost and expense. Any taxes, annuities, working fees, maintenance fees, and/or renewal and extension charges with respect to each such patent application and patent may, at Licensee’s sole discretion, be punctually paid by Licensee. For clarity, neither Licensee nor Licensor shall be required to (i) prosecute any such patent applications made subject to this License Agreement under Section 5(d) or (ii) pay any such taxes, annuities, working fees or the like with respect to any such patent application or patent, provided that should Licensee exercise its discretion under this Section 4(b) to either not prosecute to issuance or final rejection any patent or patent application or not punctually pay any tax, annuity, working fee, maintenance fee and/or renewal and extension charges, Licensee shall provide Licensor with notice of that decision not less than 30 days before the deadline to take such action.

5.	Warranties and Obligations.
(a)    Licensor represents and warrants that it is the owner of the entire right, title, and interest in and to the Licensed Patents; that it has the right and power to grant the licenses granted herein; and that there are no other agreements with any other party in conflict with such grant.

Exhibit B – Page 2

(b)    Licensor further represents and warrants that there are no actions for infringement against Licensor with respect to systems and methods it uses embodying the invention of the Licensed Patents anywhere in the world.
(c)    Licensor shall not be responsible for the construction, operation, or upkeep of the Licensed System and will not bear any costs associated therewith.
(d)    In the event that Licensee shall develop any improvement to the apparatus claimed in the Licensed Patents, and later incorporate it into an improved or modified system or method by Licensee, such improvement (i) becomes, upon incorporation into an improved system or method, the property of Licensor and subject to this License Agreement, and (ii) shall be promptly disclosed to Licensor by Licensee. Licensee hereby agrees to execute any and all documents necessary to perfect Licensor’s rights in such improvements.

6.	Marking and Samples.
Licensee shall fully comply with the patent marking provisions of the intellectual property laws of the United States, including 35 U.S.C. § 287(a).

7.	Termination.
The following termination rights are in addition to the termination rights that may be provided elsewhere in this License Agreement:
(a)    Immediate Right of Termination. Licensor shall have the right to immediately terminate this License Agreement by giving written notice to Licensee in the event that Licensee does any of the following:
(i)    Files a petition in bankruptcy or is adjudicated as bankrupt or insolvent, or makes an assignment for the benefit of creditors or an arrangement pursuant to any bankruptcy law, or if Licensee discontinues or dissolves its business or if a receiver is appointed for Licensee or for Licensee’s business and such receiver is not discharged within 60 days; or
(ii)    Attempts to transfer or assign its rights and obligations under this License Agreement, except as expressly provided in this License Agreement.
(b)    Right to Terminate Upon Notice. Either party may terminate this License Agreement upon 30 days’ advance written notice to the other party in the event of a breach of any material provision of this License Agreement by the other party, provided that, during the 30-day period, the breaching party fails to cure such breach.

Exhibit B – Page 3

8.	Post-Termination Rights.
Upon expiration or termination of this License Agreement, Licensee shall thereafter immediately, except for reason of termination because of expiration or a declaration of patent invalidity, cease all further use of the Licensed Patents and all rights granted to Licensee under this License Agreement shall forthwith terminate and immediately revert to Licensor.

9.	Infringements.
(a)    Licensor shall have the sole and exclusive right, in its discretion, to institute and prosecute lawsuits against third persons for infringement of the Licensed Patents. Licensee shall not be entitled to any sums recovered in such lawsuits, whether such sums are recovered by judgment, settlement or otherwise.
(b)    Licensee agrees to fully cooperate with Licensor in the prosecution of any such suit against a third party and shall, as reasonably requested, execute papers, testify on matters, and otherwise cooperate as reasonably requested for the prosecution of any such lawsuit. Licensor shall reimburse Licensee for the reasonable expenses incurred by Licensee as a result of such cooperation.

10.	Publicity and Confidentiality.
(a)    For purposes of this License Agreement, “Confidential Information” shall mean any confidential technical data, trade secret, know-how or other confidential information related to the Licensed System disclosed by any party hereunder in writing, orally, or by drawing or other form and which shall be marked by the disclosing party as “Confidential” or “Proprietary.” If such information is disclosed orally, or through demonstration, to be deemed Confidential Information, it must be specifically designated as being of a confidential nature at the time of disclosure and reduced in writing and delivered to the receiving party within five business days of such disclosure.
(b)    Notwithstanding the foregoing, Confidential Information shall not include information which: (i) is known to the receiving party at the time of disclosure or becomes known to the receiving party without breach of this License Agreement; (ii) is or becomes publicly known through no wrongful act of the receiving party or any subsidiary of the receiving party; (iii) is rightfully received from a third party without restriction on disclosure; (iv) is independently developed by the receiving party or any subsidiary; (v) is furnished to any third party by the disclosing party without restriction on its disclosure; (vi) is approved for release upon a prior written consent of the disclosing party; or (vii) is disclosed pursuant to judicial order, requirement of a governmental agency or by operation of law.
(c)    The receiving party agrees that it will not disclose any Confidential Information to any third party and will not use Confidential Information of the disclosing party for any purpose other than for the performance of the rights and obligations hereunder during the term of this License Agreement and for a period of 5 years thereafter, without the prior written consent of the disclosing party. The receiving party further agrees that Confidential Information shall remain the sole property

Exhibit B – Page 4

of the disclosing party and that it will take all reasonable precautions to prevent any unauthorized disclosure of Confidential Information by its employees. No license shall be granted by the disclosing party to the receiving party with respect to Confidential Information disclosed hereunder unless otherwise expressly provided herein.
(d)    Upon the request of the disclosing party, the receiving party will promptly return all Confidential Information furnished hereunder and all copies thereof.
(e)    The parties agree that all publicity and public announcements concerning the formation and existence of this License Agreement shall be jointly planned and coordinated by and among the parties. Neither party shall disclose any of the specific terms of this License Agreement to any third party without the prior written consent of the other party, which consent shall not be withheld unreasonably. Notwithstanding the foregoing, any party may disclose information concerning this License Agreement as required by the rules, orders, regulations, subpoenas or directives of a court, government or governmental agency, after giving prior notice to the other party.
(f)    If a party breaches any of its obligations with respect to confidentiality and unauthorized use of Confidential Information hereunder, the non-breaching party shall be entitled to equitable relief to protect its interest therein, including but not limited to injunctive relief, as well as money damages.

11.	Indemnity; Insurance.
(a)    Licensee shall defend, indemnify and hold Licensor, its affiliates and respective successors and permitted assigns, and their respective shareholders, members, partners (general and limited), officers, directors, managers, employees, agents and representatives, and each of their heirs, executors, successors and assigns (collectively, “Licensor Parties”) harmless from and against all costs, expenses, and losses (including reasonable attorney fees and costs) incurred through claims of third parties based on making or using the Licensed System; provided, however for clarity, that Licensee shall have no liability for third party claims that use of the Licensed Patents infringes the rights of such third party.
(b)    Licensor shall defend, indemnify and hold Licensee, its affiliates and respective successors and permitted assigns, and their respective shareholders, members, partners (general and limited), officers, directors, managers, employees, agents and representatives, and each of their heirs, executors, successors and assigns harmless from and against costs, expenses, and losses (including reasonable attorney fees and costs) incurred through claims of third parties based on a breach by Licensor of any representation and warranty made in this License Agreement, including, for clarity, any third party claims that use of the Licensed Patents infringes the rights of such third party.

Exhibit B – Page 5

(c)    NEITHER LICENSOR NOR LICENSEE HAS ANY LIABILITY FOR, AND EACH PARTY HEREBY WAIVES ANY RIGHT TO RECOVER FROM THE OTHER PARTY OR ANY OF ITS OWNERS, OFFICERS OR AFFILIATES, PUNITIVE, INCIDENTAL, SPECIAL, EXEMPLARY, CONSEQUENTIAL AND OTHER INDIRECT DAMAGES (INCLUDING LOST PROFITS) ARISING IN CONNECTION WITH OR WITH RESPECT TO THIS LICENSE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY WHETHER BASED IN CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE. FOR THE AVOIDANCE OF DOUBT, THIS SECTION 11(C) SHALL NOT PREVENT ANY PARTY FROM SEEKING INDEMNIFICATION HEREUNDER FOR CLAIMS OF THIRD PARTIES FOR DAMAGES THAT ARE PUNITIVE, INCIDENTAL, SPECIAL, EXEMPLARY, CONSEQUENTIAL OR INDIRECT IN NATURE (INCLUDING LOST PROFITS).
(d)    Upon commencing operation of the Licensed System and for the remainder of the Term, and at Licensee’s sole expense, (i) Licensee shall obtain and maintain for itself customary commercial general liability insurance, covering bodily injury and property damage, written on an occurrence basis by a company or companies authorized to do business in the State of California, (ii) Licensor Parties shall be named additional insureds by endorsement on such policy, (iii) the policy and the additional insured coverage for Licensor Parties shall be endorsed to be primary and non-contributory with any insurance maintained by Licensor Parties and must provide additional insured status for Licensor Parties during the entire period, and (iv) upon the written request of Licensor, Licensee will provide Licensor with evidence of such insurance.

12.	Notice.
All communications provided for hereunder shall be in writing and shall be deemed to be given when delivered in person or by private courier with receipt, when emailed and received (if received before 5:00 p.m. Pacific time on a business day and otherwise, on the next succeeding business day), and in either case only if such emailed communication is also sent no later than the next business day by overnight delivery by private courier, or five days after being deposited in the United States mail, first-class, registered or certified, return receipt requested, with postage paid and,
If to Licensor:
NW Natural
220 NW 2nd Avenue
Portland, Oregon 97209
Attention: MardiLyn Saathoff
Email:

Exhibit B – Page 6

If to Licensee, C/O:
SENSA Holdings LLC
10000 Memorial Drive, Suite 200
Houston, TX 77024
Attention: Jack Bellinger, General Counsel
Email:
and
SENSA Holdings LLC
667 Madison Ave # 5
New York, NY 10065
Attn: John Rigas
Email:

or to such other address as any such party shall designate by written notice to the other party hereto.

13.	Governing Law; Consent to Jurisdiction.
This License Agreement and the rights and duties of the parties hereunder shall be governed by, and construed in accordance with, the laws of the State of Oregon without giving effect to any conflict of law provision. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the United States District Court for the District of Oregon and the courts of the State of Oregon sitting in Multnomah County, Oregon and, and the appropriate appeals courts therefrom, for the purposes of any suit, action or other proceeding arising out of this License Agreement or any transaction contemplated hereby. Each of the parties hereto further agrees that service of any process, summons, notice or document by United States registered mail to such party’s respective address set forth under Section 12 above shall be effective service of process for any action, suit or proceeding in Oregon with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this License Agreement or the transactions contemplated hereby in (a) the courts of the State of Oregon sitting in Multnomah County, Oregon, or (b) the United States District Court for the District of Oregon and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

14.	Non-Assignability.
This License Agreement shall inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns. This License Agreement shall not be assigned by Licensee without the express prior written consent of Licensor, in its sole discretion; provided, however, that Licensee shall be entitled to assign this License Agreement to any purchaser of Licensee’s interest in the Licensed Facility if (i) Licensee obtains Licensor’s prior written consent,

Exhibit B – Page 7

which consent shall not be unreasonably withheld, and (ii) the purchaser assumes in writing Licensee’s obligations under this License Agreement. Any attempted assignment in violation of this Section 14 shall be null and void, and in no event shall any assignment or transfer hereunder serve to release or discharge Licensee from any of its duties and obligations hereunder, unless expressly released, in writing, by Licensor.

15.	Waiver.
No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this License Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein, and in any documents delivered or to be delivered pursuant to this License Agreement. The waiver by any party hereto of a breach of any provision of this License Agreement shall not operate or be construed as a waiver of any subsequent breach.

16.	Severability.
If any provision of this License Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this License Agreement shall not be affected and shall remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby is not affected in any adverse manner to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this License Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

17.	Counterparts.
This License Agreement may be executed in any number of counterparts (including by means of electronic transmission in portable document format (pdf)), each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

18.	Entire Agreement.
This License Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. This License Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by each of the parties hereto. This License Agreement shall take precedence over any previous agreements between the parties hereto which may conflict with this License Agreement.

[SIGNATURE PAGE FOLLOWS]

Exhibit B – Page 8

The parties have executed this License Agreement to be duly executed as of the Effective Date.
NORTHWEST NATURAL GAS COMPANY

By:
Name:
Title:

GILL RANCH STORAGE, LLC

By:
Name:
Title:

EXHIBIT C

ASSIGNMENT OF LLC INTERESTS
IN GILL RANCH STORAGE, LLC

This Assignment of LLC Interests (this “Assignment”) is made as of [_______], by NW Natural Gas Storage, LLC, an Oregon limited liability company (“Assignor”), in favor of SENSA Holdings LLC, a Delaware limited liability company (“Assignee”).

RECITALS

WHEREAS, Assignor owns all of the issued and outstanding limited liability company interests (the “Assigned LLC Interests”) of Gill Ranch Storage, LLC, an Oregon limited liability company (the “Company”);

WHEREAS, Assignor and Assignee have entered into a Purchase and Sale Agreement, dated June 20, 2018, (the “Purchase Agreement”) whereby Assignor has agreed to sell to Assignee and Assignee has agreed to purchase all of the issued outstanding limited liability company interests in Company; and

WHEREAS, Assignor is the sole member of the Company and has agreed to sell and assign the Assigned LLC Interests to Assignee pursuant to the terms of the Purchase Agreement.

AGREEMENTS

Section 1.    Definitions. Capitalized terms used but not defined in this Assignment shall have the respective meanings assigned to such terms in the Purchase Agreement.
Section 2.    Assignment and Assumption. Subject to the Purchase Agreement and effective immediately, Assignor does hereby irrevocably SELL, ASSIGN, CONVEY, TRANSFER AND DELIVER to Assignee all right, title and interest in, to, of and under the Assigned LLC Interests, and Assignee hereby accepts such assignment and assumes all right, title and interest in, to, of and under the Assigned LLC Interests.
Section 3.    Terms of the Purchase Agreement. This Assignment is delivered pursuant to, and is hereby made subject to, the terms and conditions of the Purchase Agreement. The Parties acknowledge and agree that the representations, warranties, covenants, agreements and indemnities contained in the Purchase Agreement shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein and in accordance with the terms thereof. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

Section 4.    Governing Law; Consent to Jurisdiction.
(a)    Governing Law. This Assignment and the rights and duties of the parties hereunder shall be governed by, and construed in accordance with, the laws of the State of California without giving effect to any conflict of law provision.
(b)    Consent to Jurisdiction. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the United States District Court for the District of Oregon, the courts of the State of Oregon sitting in Multnomah County, Oregon, the United States District Court for the Southern District of Texas, and the courts of the State of Texas sitting in Harris County, Texas, and the appropriate appeals courts therefrom (collectively the “Approved Courts”), for the purposes of any suit, action or other proceeding arising out of this Assignment or any transaction contemplated hereby; provided, however, that (i) if Assignor desires to file any such suit, action or other proceeding against Assignee, then Assignor shall only do so in the United States District Court for the Southern District of Texas or the courts of the State of Texas sitting in Harris County, Texas, and (ii) if Assignee desires to file any such suit, action or other proceeding against Assignor, then Assignee shall only do so in the United States District Court for the District of Oregon or the courts of the State of Oregon sitting in Multnomah County, Oregon. Subject to the preceding sentence, each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Assignment or the transactions contemplated hereby in the Approved Courts and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each of the parties hereto further agrees that service of any process, summons, notice or document by United States registered mail to such party’s respective address set forth in Section 6 hereof shall be effective service of process for any action, suit or proceeding with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence.
Section 5.    Amendment. This Assignment may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of the Parties.
Section 6.    Notices. All communications provided for hereunder shall be in writing and shall be deemed to be given when delivered in person or by private courier with receipt, when emailed and received (if received before 5:00 p.m. Pacific time on a Business Day and otherwise, on the next succeeding Business Day), and in either case only if such emailed communication is also sent no later than the next Business Day by overnight delivery by private courier, or five days after being deposited in the United States mail, first-class, registered or certified, return receipt requested, with postage paid and,

If to Assignor:
NW Natural Gas Storage, LLC
220 NW 2nd Avenue
Portland, Oregon 97209
Attention: MardiLyn Saathoff
Email:

with a copy (which shall not itself constitute notice) to:

Stoel Rives LLP
760 SW Ninth Avenue, Suite 3000
Portland, Oregon 97205
Attention: James M. Kearney and Eric L. Martin
Email:
If to Assignee:
SENSA Holdings LLC
10000 Memorial Drive, Suite 200
Houston, TX, 77024
Attention: Jack Bellinger, General Counsel
Email:

and
SENSA Holdings LLC
667 Madison Ave # 5
New York, NY 10065
Attn: John Rigas
Email:

with a copy (which shall not itself constitute notice) to:
Orrick, Herrington & Sutcliffe LLP
51 West 52nd Street
New York, New York 10019
Attn: R. King Milling
Email:
or to such other address as any such party shall designate by written notice to the other party hereto.
Section 7.    Counterparts. This Assignment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Assignment delivered by electronic mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Assignment.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have caused this Assignment to be signed as of the date first set forth above.

ASSIGNOR:

NW NATURAL GAS STORAGE, LLC

By:
	Name:	David Weber
	Title:	President

EXHIBIT D

TRANSITION SERVICES AGREEMENT
This Transition Services Agreement (this “Agreement”), dated as of [●] (the “Effective Date”), is entered into by and between NW Natural Gas Storage, LLC, an Oregon limited liability company, on behalf of itself and its Affiliates (“Seller”), and SENSA Holdings LLC, a Delaware limited liability company (“Buyer”) and its subsidiary Gill Ranch Storage, LLC, an Oregon limited liability company (the “Company”). Seller, Buyer and the Company are referred to herein as the “Parties” and each as a “Party”.
WHEREAS, Buyer and Seller have entered into that certain Purchase and Sale Agreement, dated as of June 20, 2018 (the “Purchase Agreement”), pursuant to which Buyer is purchasing one hundred percent (100%) of the limited liability company interests in the Company;
WHEREAS, in connection with the Purchase Agreement, and pursuant to the terms and subject to the conditions of this Agreement, Buyer desires for Seller to provide (or cause to be provided), and Seller is willing to provide (or cause to be provided) to the Company, certain transition services as described herein; and
WHEREAS, capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Purchase Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements in this Agreement and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:
ARTICLE 1
TRANSITION SERVICES
1.1    Provision of Services. Pursuant to the terms and subject to the conditions of this Agreement, Seller shall provide, or cause to be provided, to the Company, the transition services described in attached Schedule A (collectively, the “Transition Services”).
1.2    Adjustments to Services. From time to time during the term of this Agreement, Buyer and the Company may request in writing that Seller terminate, no sooner than thirty (30) days after receipt of such notice (unless sooner as agreed to by Seller), any portion of the Transition Services, in which event the Fees payable under Section 2.1 shall be reduced accordingly to account for such terminated portion of the Transition Services. Seller shall not subsequently be required to increase or reinstate Transition Services that have been so terminated.
1.3    Third Party Service Providers. Buyer and the Company understand that some of the Transition Services may be provided to the Company by third party service providers and licensors (collectively, “Third Party Service Providers”) under contracts between such Third Party Service Providers, on the one hand, and Seller, on the other hand, or consist of Third Party Services Providers

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permitting Seller to continue to use software licensed from such Third Party Service Providers that Seller used prior to the Effective Date; provided, however, that Seller shall obtain the prior written consent of Buyer to hire any Third Party Service Providers (but excluding software from Third Party Service Providers in use by Seller on the Effective Date). The Parties shall each cooperate in good faith to obtain on favorable terms any consents, licenses or approvals of Third Party Service Providers that are necessary for Seller to provide the Transition Services, or for the Company to receive such services. In the event any fees or other costs are required by a Third Party Service Provider to be paid in connection with such consents, licenses or approvals, Buyer shall either (x) pay, or cause the Company after the Closing to pay, the fee or (y) terminate the affected service in lieu of paying the fee.
1.4    Performance Standards. Seller shall provide the Transition Services, with no less than the degree of care, skill, quality and timeliness, in all material respects, as Seller has historically provided to the Business during the twelve (12) months prior to the Closing. Except as specified in this Agreement, Seller makes no warranties, representations or conditions of any kind, express or implied, with respect to any Transition Services provided under this Agreement and Seller hereby disclaims all such warranties. Seller Indemnified Parties shall not be liable to Buyer or the Company for any error of judgment or mistake of fact or for any losses incurred by Buyer or the Company in connection with matters to which this Agreement relates, except that, as provided in Section 3.1, Seller shall be liable for losses resulting from its breach of this Agreement, gross negligence, intentional misconduct or fraud in the provision of Transition Services under this Agreement.
1.5    Buyer Obligations. In addition to Buyer’s and the Company’s responsibilities contained elsewhere in this Agreement, Buyer and the Company shall (i) reasonably cooperate with Seller, (ii) provide such reasonable assistance, access to systems and facilities, and information, as well as timely approvals, as Seller may reasonably request in connection with the performance of Seller’s obligations hereunder, and (iii) use commercially reasonable efforts to cause other service providers or contractors retained by Buyer or the Company to cooperate with Seller in connection with the performance of Seller’s obligations hereunder.
1.6    Status of Parties. Nothing contained herein shall be deemed to create a partnership or agency relationship between (i) Seller and (ii) Buyer and/or the Company. Seller (and any Third Party Service Providers) shall act as independent contractors in the performance of the Transition Services. Buyer and the Company shall not be considered an employer or joint employer of any of Seller’s or its Affiliates’ personnel performing any of the Transition Services, and neither Seller nor its service providers shall be considered an employer or joint employer of any of Buyer’s or the Company’s personnel performing or otherwise involved in the Transition Services. Each of (i) Buyer and the Company and (ii) Seller (and their respective service providers) shall be solely responsible for and assume all liability for the safety and supervision of their respective employees, agents, representatives and subcontractors in connection with the provision of the Transition Services; provided, however, that Buyer and the Company shall be responsible for ensuring the that Facility is maintained in accordance in all material respects with all applicable safety Laws. Neither Party shall have the authority or power to bind the other or to contract in the name of, or create a liability against, the other Party in any way or for any purpose. Neither Party shall have any obligation to

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provide workers compensation insurance, unemployment insurance, or any employee benefits of any nature for the other Party or any of the other Party’s employees or contractors.
1.7    Relationship Managers.
(a)    Seller shall appoint one or more relationship managers reasonably acceptable to Buyer to manage the relationship established by this Agreement (the “Seller Relationship Manager(s)”) who will (i) have overall managerial responsibility for acting, coordinating and facilitating the performance of the Transition Services in accordance with the terms of this Agreement; and (ii) serve as Seller’s primary liaison with the Buyer Relationship Manager. The Seller Relationship Manager(s) shall initially be the individual(s) set forth on attached Schedule B.
(b)    Buyer shall appoint a relationship manager reasonably acceptable to Seller to manage the relationship established by this Agreement (the “Buyer Relationship Manager” and together with the Seller Relationship Manager(s), the “Relationship Managers” and each a “Relationship Manager”) who will (i) have overall managerial responsibility for acting, coordinating and facilitating Buyer’s receipt of the Transition Services and the performance of Buyer’s obligations under this Agreement in accordance with the terms of this Agreement; and (ii) serve as Buyer’s primary liaison with the Seller Relationship Manager(s) (but, for purposes of clarification, not the sole liaison of Buyer, the Company or their respective employees with Seller or its employees or subcontractors). The Buyer Relationship Manager shall initially be as set forth on attached Schedule C.
(c)    The Relationship Managers shall generally be available as reasonably necessary to coordinate the provision of Transition Services. The Relationship Managers will make themselves available to meet at such times as determined by the Relationship Managers to discuss the Transition Services being provided, any problems with the Transition Services or charges and any proposed modifications or of this Agreement, but in no event less often than once per month (unless otherwise agreed by the Relationship Managers). Each Party may from time to time replace its Relationship Manager with another Relationship Manager reasonably acceptable to the other Party.
1.8    Force Majeure. In the event Seller is wholly or partially prevented from providing all or any portion of the Transition Services, or if the provision of Transition Services is interrupted, restricted or suspended, in each case by reason of any cause beyond its reasonable control, including (to the extent meeting the foregoing requirements) riots, epidemics, severe weather, fire, flood, war, acts of terrorism, acts of God, embargoes, work stoppages, labor disputes, strikes, boycott, shortage or unavailability of supplies, or Law (each a “Force Majeure Event”), Seller shall not be in default for any delay in performance or non-performance caused by such Force Majeure Event, and Seller’s obligation with respect to such performance shall be postponed or cancelled, as the case may be, for such time as its performance is prevented, restricted, interrupted or suspended as a result of such Force Majeure Event; provided that, in the event the Transition Services are not wholly and permanently prevented, Seller shall use commercially reasonable efforts to avoid or remove such causes of non-performance and shall resume performance hereunder promptly following the removal of such causes. As soon as reasonably practicable, Seller will give notice to Buyer upon learning of any Force Majeure Event affecting its obligations under this Agreement and its reasonable

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estimate of the expected duration of the associated delay. Buyer and the Company shall not be required to pay Fees for Transition Services that are not provided by Seller during the pendency of any Force Majeure Event; provided, however, that Buyer and the Company shall be required to pay Fees for Seller’s commercially reasonable efforts to avoid or remove such causes of non-performance.
ARTICLE 2
COMPENSATION; POST-CLOSING TRUE-UP PAYMENTS
2.1    Fees; Billing. Buyer and the Company shall pay to Seller the applicable fees for the Transition Services set forth in attached Schedule A (the “Fees”) plus any applicable sales and use Taxes thereon. In addition, Buyer or the Company shall reimburse Seller for all reasonable out-of-pocket costs and expenses incurred by Seller’s employees, including travel or lodging expenses, required in connection with the performance of the Transition Services (“Seller Expenses”), so long as Seller delivers to Buyer and the Company reasonable documentation (i.e., receipts) in support of such Seller Expenses. Except as otherwise set forth in attached Schedule A, the Fees and Seller Expenses shall be invoiced by Seller in arrears on a monthly basis, which invoices shall include reasonable documentation of Seller Expenses. Fees are due within thirty (30) days of the date of receipt of such invoice. Subject to the terms of this ARTICLE 2, any portion of an undisputed invoice not paid within such thirty (30) day period shall accrue interest at the rate of one percent (1%) per month or, with respect to Third Party Service Providers, such interest rate as provided in Seller’s agreement with the applicable Third Party Service Provider (the “Applicable Rate”).
2.2    Billing Disputes. If (a) Buyer and the Company believe that all or any portion of an invoice is not payable under this Agreement, or (b) Buyer and the Company otherwise determine that Buyer and the Company have been charged Fees or Seller Expenses not due under or otherwise in breach of the terms of this Agreement, Buyer and the Company shall, within thirty (30) days following receipt of such invoice or discovery of such failure or breach, as applicable, pay the portion of such invoice that Buyer and the Company do not dispute and give written notice to Seller of the disputed amount (a “Disputed Amount”) and the basis on which Buyer disputes such Disputed Amount. If all or any portion of the Disputed Amount is determined to have been due to Seller, then Buyer and the Company shall pay to Seller the amount so due together with interest thereon at the Applicable Rate. If all or any portion of amounts paid by Seller are determined to have been overpaid by Buyer, then Seller shall refund to Buyer and the Company the amount overpaid by Buyer and the Company, together with interest on such amount at the Applicable Rate. Each Party shall bear its own costs and expenses associated with the resolution of any dispute.
ARTICLE 3
INDEMNIFICATION
3.1    Indemnification.
(a)    Buyer and the Company shall indemnify, defend and hold Seller Indemnified Parties harmless from and against any and all Damages incurred or suffered by any of them relating to or arising out of any Action or other legal proceeding made or brought by any Person who is not a Party to this Agreement or an Affiliate of a Party to this Agreement or a Representative of the

4

foregoing (each, a “Third Party Claim”) in connection with or relating to (i) Buyer’s or the Company’s breach of any of its obligations under this Agreement, (ii) Buyer’s or the Company’s gross negligence, intentional misconduct or fraud, or (iii) arising from or in connection with the Transition Services, except in each case to the extent such Damages arise out of a Third Party Claim for which Buyer Indemnified Parties are entitled to indemnity under Section 3.1(b).
(b)    Seller shall indemnify, defend and hold Buyer Indemnified Parties harmless from and against any and all Damages incurred or suffered by any of them relating to or arising out of any Third Party Claim in connection with or relating to (i) Seller’s breach of any of its obligations under this Agreement or (ii) Seller’s gross negligence, intentional misconduct or fraud, except in each case to the extent such Damages arise out of a Third Party Claim for which Seller Indemnified Parties is entitled to indemnity under Section 3.1(a).
(c)    Indemnification hereunder for any Third Party Claim shall be governed by the procedures described in Section 9.2(e) and (f), Section 9.3(e) and (f), and Section 9.4(a) of the Purchase Agreement, which are incorporated herein by reference mutatis mutandis.
(d)    The Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all Third Party Claims shall be pursuant to the indemnification provisions set forth in this Section 3.1.
3.2    Limitation of Liability and Warranties. Notwithstanding anything to the contrary contained in this Agreement or the Purchase Agreement, Seller’s maximum cumulative liability to Buyer and the Company for breach of this Agreement or otherwise with respect to the Transition Services (including Section 3.1) shall be an amount equal to the amount of Fees paid during the Service Period, except to the extent liability arises out of Seller’s gross negligence, intentional fraud or willful misconduct. Moreover, neither Party shall be liable to the other Party for punitive, consequential, special, indirect or incidental damages (including damages for loss of business reputation or opportunity or business interruption) arising from or relating to any claim made under this Agreement or regarding the provision of or the failure to provide the Transition Services, other than to the extent the liability arises out of a Party’s gross negligence, intentional fraud or willful misconduct.
ARTICLE 4
TERM
4.1    Term. Unless this Agreement is earlier terminated pursuant to Section 4.2, Seller shall cause the Transition Services to be provided commencing on the Closing Date and continuing for a period of eighteen (18) months, subject to earlier termination pursuant to Section 1.2 (the “Service Period”). This Agreement shall expire at the end of the Service Period or such earlier date upon which all Transition Services are terminated pursuant to Section 1.2 or this Agreement is terminated pursuant to Section 4.2 (the “Expiration Date”). Buyer and the Company shall use commercially reasonable efforts to end its need for Transition Services, in whole and in part, as soon as reasonably practicable.

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4.2    Early Termination.
(a)    Buyer Right of Termination. Buyer may terminate this Agreement for any reason and at any time prior to the Expiration Date on not less than thirty (30) days’ prior written notice to Seller (or such longer period as required under any applicable Third Party Service Provider Contract). Buyer and the Company shall be solely responsible for any termination fee payable by Seller or its Affiliates under any Third Party Service Provider Contract due to such early termination and shall promptly pay or reimburse Seller, as applicable, for any such fee following receipt of written notice thereof.
(b)    Seller Right of Termination. Seller may terminate this Agreement prior to the Expiration Date upon Buyer’s or the Company’s breach in any material respect of any of its obligations under this Agreement, which (i) breach of a payment obligation is not cured within ten (10) days after Buyer’s and the Company’s receipt of written notice of non-payment by Seller and (ii) breach of a non-payment obligation (if curable) is not cured within thirty (30) days of Buyer’s and the Company’s receipt of written notice by Seller, setting forth in reasonable detail the breach in question; provided, however, that for the avoidance of doubt, Buyer’s and the Company’s failure to pay any amount due hereunder that is subject to a good faith dispute by Buyer and the Company pursuant to Section 2.2 shall not be deemed to be a breach of Buyer’s and the Company’s obligations hereunder.
(c)    Termination Notices. Any termination notice delivered hereunder shall specify the effective date of such termination.
(d)    Effect of Termination. Upon termination or expiration of this Agreement: (i) Seller shall have no further obligation to provide the Transition Services; and (ii) Buyer and the Company shall have no further obligation to make payments in respect of any period following such expiration or termination except for amounts due and owing for Fees and Seller Expenses relating to any Transition Services rendered prior to such expiration or termination; provided that, for the avoidance of doubt, the provisions of ARTICLE 3 and ARTICLE 5 shall survive the expiration or termination of this Agreement.
ARTICLE 5
MISCELLANEOUS
5.1    Notices. Formal legal notices under this Agreement between the Parties shall be in writing and shall be given in accordance with Section 11.1 of the Purchase Agreement with notices to the Company being sent to the Buyer’s address under Section 11.1 of the Purchase Agreement.
5.2    Assignment. No Party shall assign this Agreement, or any rights, interests or obligations hereunder, without the prior written consent of the other Party, in its sole discretion, and any attempted assignment without such consent shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

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5.3    Rights of Third Parties. Except for the provisions of ARTICLE 3, which are intended to be enforceable by the Persons respectively referred to therein, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement.
5.4    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any facsimile or electronic copies hereof or signature hereon shall, for all purposes, be deemed originals.
5.5    Entire Agreement. This Agreement (together with all schedules attached hereto) and the Purchase Agreement constitute the entire agreement among the Parties and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the provision of Transition Services. This Agreement shall be interpreted in accordance with Section 1.2 of the Purchase Agreement, which is incorporated herein by reference mutatis mutandis.
5.6    Amendments. This Agreement may be amended or modified in whole or in part, and terms and conditions may be waived, and actions consented to, only by a duly authorized agreement in writing which makes reference to this Agreement and is executed by each Party.
5.7    Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby is not affected in any adverse manner to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
5.8    Governing Law. This Agreement and the rights and duties of the Parties hereunder shall be governed by, and construed in accordance with, the laws of the State of California without giving effect to any conflict of law provision.
5.9    Consent to Jurisdiction. Each of the Parties irrevocably submits to the exclusive jurisdiction of the United States District Court for the District of Oregon, the courts of the State of Oregon sitting in Multnomah County, Oregon, the United States District Court for the Southern District of Texas, and the courts of the State of Texas sitting in Harris County, Texas, and the appropriate appeals courts therefrom (collectively the “Approved Courts”), for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby; provided, however, that (i) if Seller desires to file any such suit, action or other proceeding against Buyer or the Company, then Seller shall only do so in the United States District Court for the Southern District of Texas or the courts of the State of Texas sitting in Harris County, Texas, and (ii) if Buyer or the Company desires to file any such suit, action or other proceeding against Seller, then Buyer and the Company shall only do so in the United States District Court for the District of Oregon or the courts of the State of Oregon sitting in Multnomah County, Oregon. Subject to the preceding sentence, each of the Parties irrevocably and unconditionally waives any objection

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to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Approved Courts and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each of the Parties further agrees that service of any process, summons, notice or document by United States registered mail to such Party’s respective address pursuant to Section 5.1 shall be effective service of process for any action, suit or proceeding with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence.
5.10    Jury Trial Waiver. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT BETWEEN THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
[Signature pages follow]

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IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date first set forth above.

BUYER:

SENSA HOLDINGS LLC

By:
	Name:	John F. Thrash
	Title:	Director

By:
	Name:	John P. Rigas
	Title:	Director

COMPANY:

GILL RANCH STORAGE, LLC

By:
Name:
Title:

SELLER:

NW NATURAL GAS STORAGE, LLC

By:
	Name:	David Weber
	Title:	President

[Signature Page to Transition Services Agreement (U.S.)]

Schedule A

DESCRIPTION OF TRANSITION SERVICES

During the Service Period, and in addition to the services to be provided by Seller Relationship Manager(s) in accordance with Section 1.7, Buyer will require all services presently provided to the Company by the following employees of Seller or its Affiliates (each a “Listed Employee”):
[At Closing, the aforementioned list of employees shall be modified to reflect those employees of Seller and its Affiliates then providing the services to the Company that are being provided by the aforementioned employees as of the date of the Purchase Agreement.]
Upon the end of any Listed Employee’s employment by Seller or its Affiliates, the Transition Services provided to the Company under this Agreement by such Listed Employee (excluding the services to be provided by Seller Relationship Manager(s) in accordance with Section 1.7) shall automatically terminate and Seller and its Affiliates shall have no further obligation to provide such services to the Company; provided, however, that Seller and its Affiliates (i) shall not terminate a Listed Employee during the Service Period except for cause prior to Buyer terminating the services provided by such Listed Employee pursuant to Section 1.2 or the expiration of the Service Period, whichever occurs first, (ii) shall give Buyer reasonable advance notice of any termination of a Listed Employee’s employment by Seller or its Affiliates, and (iii) shall give Buyer prompt notice if a Listed Employee elects to terminate its employment. If Seller terminates a Listed Employee prior to Buyer terminating the Transition Services provided by such employee, and Seller hires a new employee to assume substantially the same duties as the terminated employee, then the new employee shall be added as a Listed Employee under this Agreement. For the avoidance of doubt, Transition Services shall not include any services provided by Site Employees.
FEES
Fees for Transition Services rendered by employees of Seller or its Affiliates shall be billed for the hours that each Listed Employee provides services to the Company at an hourly rate based on their pro rata respective fully loaded cost (e.g., including benefits, incentives, taxes, administrative and overhead, etc.) or as otherwise required by the Oregon Public Utility Commission. The hourly rate based on the respective fully loaded cost for each Listed Employee as of the date of the Purchase Agreement is set forth below:

Name	Title	Hourly Rate

Fees for Transition Services rendered by Third Party Service Providers shall be equivalent to the amount Seller pays such Third Party Service Providers for rendering such services.

Schedule B

SELLER RELATIONSHIP MANAGER(S)

David Weber

Schedule C

BUYER RELATIONSHIP MANAGERS

[To be provided by Buyer.]